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As filed with the Securities and Exchange Commission on January 18, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GeoLogistics Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4731 (Primary standard industrial classification code number)	22-3438013 (I.R.S. employer identification number)

1251 East Dyer Road, Suite 200 Santa Ana, California 92705 (714) 513-3000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Ronald Jackson
Vice President and General Counsel
GeoLogistics Corporation
1251 East Dyer Road, Suite 200
Santa Ana, California 92705
(714) 513-3000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
F. Douglas Raymond, III Robert C. Juelke Drinker Biddle & Reath LLP One Logan Square 18th & Cherry Streets Philadelphia, Pennsylvania 19103-6996 (215) 988-2700	W. Clayton Johnson Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019 (212) 474-1000
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $0.001 par value per share	$175,000,000	$20,598

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 18, 2005

PROSPECTUS

                      Shares

Common Stock

        We are selling            shares of our common stock and the selling stockholders are selling            shares. We will not receive any proceeds from the sale of the shares by the selling stockholders. The selling stockholders have granted the underwriters an option to purchase up to            additional shares of common stock to cover over-allotments.

        This is the initial public offering of our common stock. We currently expect the initial public offering price to be between $                              and $                               per share. We intend to apply to have the common stock included for quotation on The Nasdaq National Market under the symbol "GEOL."

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 10.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to GeoLogistics	$	$
Proceeds to Selling Stockholders	$	$

        Delivery of the shares will be made on or about                        , 2005.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Bear, Stearns & Co. Inc.	Citigroup

The date of this prospectus is                        , 2005.

GeoLogistics Corporation
Map of Locations

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

Through and including                    , 2005 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Industry and market data used throughout this prospectus was obtained through company research, surveys and studies conducted by third parties and industry and general publications. While we believe these materials are reliable, they have not been verified by any independent source.

i

PROSPECTUS SUMMARY

        This summary highlights some of the material information contained in this prospectus, but may not contain all of the information that is important to you. You should read carefully the entire prospectus, including the risk factors and the financial statements and accompanying notes, before deciding whether to invest in our common stock. All references in this prospectus to "GeoLogistics Corporation," "GeoLogistics," the "company," "our," "us" and "we" refer to GeoLogistics Corporation and its subsidiaries, except where the context otherwise requires or as otherwise indicated.

Overview

        We are a leading non-asset based international freight forwarder that provides services through a global network of 254 company-owned branches in 26 countries and 146 independent agent-owned branches in 66 countries. We provide air and ocean freight forwarding and logistics and customs brokerage services to our customers on a global basis and overland freight forwarding services to our customers primarily in Europe. Our logistics services include inventory management, order fulfillment, warehousing, pick-and-pack services, light assembly and other supply chain management services. We have a strong presence in the major trans-Pacific, trans-Atlantic and Asia-Europe trade lanes, as well as most major intra-Asia trade lanes. Our company-owned branches generated approximately 95% of our revenue during the first nine months of 2004 and are located in countries that together account for approximately 85% of the world's international trade flows.

        We utilize our global network, proprietary information technology system, relationships with transportation providers and complementary logistics services to assist our customers with the management of their global supply chains. We serve a large and diverse base of global and local customers, many of which operate in industries that we believe will experience above-average growth rates. As a non-asset based freight forwarder, we do not own or lease aircraft, ships or heavy-duty trucks. We generally purchase transportation capacity from independent air, ocean and overland transportation providers and resell that capacity to our customers. This approach allows us to provide our customers with broad access to global transportation capacity across a wide range of transportation options, while giving us increased flexibility and the opportunity to achieve a higher return on invested capital.

        Over the last three years, we have implemented a broad based operational turnaround that refocused our business on our core international freight forwarding operations. We also have improved our productivity and reduced our costs by lowering our headcount and overhead expenses and by consolidating underperforming offices as more fully described below. While the primary focus of these initiatives to date has been to improve our operating performance and margins, we believe that these initiatives and the investments we have made in our sales capabilities will enable us to increase our revenue.

Our Recent Restructuring

        Beginning in 2002, we assembled a new management team led by our President and Chief Executive Officer, William J. Flynn, and undertook a comprehensive restructuring of our company through a "back-to-basics" strategy. The specific components of our restructuring included:

  •
  Focusing on Our Core International Freight Forwarding Business. We concentrated on developing our core business of international freight forwarding and scaled back or eliminated non-core businesses, including many of our stand-alone warehousing logistics operations. We also terminated or repriced business generated from unprofitable customer relationships and concentrated our expansion efforts in targeted trade lanes and selected industries.

  •
  Improving Productivity. We launched a significant business process re-engineering initiative to improve productivity. As part of this effort, we streamlined order processing, cross-trained personnel and redesigned workflows at some of our large branches and warehouses.

  •
  Reducing Costs. We implemented a series of cost reduction initiatives. Specifically, we reduced headcount, lowered overhead expenses, consolidated unprofitable branches and eliminated excess facilities. We also reduced information technology costs by outsourcing certain non-strategic technology activities, and we reduced our transportation costs by achieving more efficient consolidation of shipments destined for a common location.

  •
  Investing in Our Sales Capabilities. We strengthened the quality and effectiveness of our sales force and invested in other sales and marketing activities.

        We believe these strategic initiatives have been primarily responsible for the improvements in our operations and financial results since 2001 and have enhanced our productivity and service quality.

Our Industry

        The international freight forwarding industry, which is part of the larger global third-party logistics industry, is estimated to be $92.0 billion. We believe the freight forwarding industry will grow over the next several years due to expected growth in the world's economy, increasing global sourcing of goods and services, increasing demand for just-in-time and other time definite inventory management services and an increasing trend among companies to outsource transportation management and related logistics services to third-party logistics providers.

        Freight forwarders generally serve as intermediaries between their customers and transportation carriers by consolidating shipments from multiple customers and delivering a larger, single consignment to the transportation carrier. In the case of international forwarders, the freight forwarder usually arranges for the transport of shipments by air and ocean carriers, although some international freight forwarders do provide overland freight forwarding services for inter-country shipments. As intermediaries, freight forwarders generally do not own or lease the underlying transportation assets but act as service providers. The "asset light" nature of forwarding affords freight forwarders flexibility in providing various transportation options to their customers. Also, freight forwarders generally do not bear the expense of owning, operating and maintaining transportation assets and are able to match their purchases of transportation capacity with the demand for such capacity, which can translate into more predictable operating results and the opportunity to achieve a higher return on invested capital.

Our Competitive Strengths

        We believe our competitive strengths are:

  •
  Global Network and Local Market Expertise. We combine the benefits of a global network with the local market knowledge of our branch-level employees, the vast majority of whom are citizens of the countries in which they operate. The combination of our scale, our global network and our local market knowledge allows us to meet our customers' specific needs and serve them globally on a cost-effective basis.

  •
  Substantial Asian Presence. We are one of the ten largest international freight forwarders in substantially all of the Asian markets we believe to be commercially important. We believe that we are one of the three largest international freight forwarders on the intra-Asian trade lanes, which are among the largest and fastest growing in the world.

  •
  Strong Negotiating Leverage on Major Trade Lanes. We have a strong presence on the major trans-Pacific, trans-Atlantic, Asia-Europe and intra-Asia trade lanes. We also have a balanced demand for both import and export volumes and strong relationships with our carriers. As a result, we are able to obtain favorable pricing throughout the year and access to capacity during seasonal peaks, both of which are important factors in attracting and retaining customers.

  •
  Well-Balanced Product Offerings. We have well-balanced product capabilities on a global basis across air and ocean freight forwarding, logistics and customs brokerage services and, in the case of Europe, overland freight forwarding. Our broad range of product offerings, together with our global network, provides us with an advantage in competing for business because many customers are seeking to simplify their transportation management by consolidating their volume with one or a few freight forwarders.

  •
  Highly Experienced Senior Management Team with Proven Execution Capabilities. Members of our senior management team have an average of over 20 years of experience in the transportation, logistics and freight forwarding industries. Our senior management team has demonstrated its execution capabilities by successfully implementing an operational and financial turnaround of our business and by creating a foundation for profitable growth.

  •
  Integrated Global Information Technology Platform. We use a single, fully integrated global information technology platform that provides us with service and cost advantages by standardizing operating procedures and allowing for seamless execution and communication with our customers and among our branch offices worldwide.

Our Strategy

        Our strategy is to grow our revenue and profits by:

  •
  Leveraging Our Strong Market Position in Asia. We plan to continue to use our expertise, relationships and purchasing leverage in Asia to further develop our operations in that region and, in particular, to increase volume in the outbound Asia Pacific trade lanes. We believe these efforts will create additional business opportunities to provide inbound freight management services in other regions, including within Asia and in Europe and the Americas.

  •
  Building on Recent New Business Wins in the Americas. Our strengthened sales force secured new business in the trans-Pacific, trans-Atlantic and Latin American trade lanes in 2004, and we believe our increased sales effort will yield additional new business wins.

  •
  Pursuing Select Middle-Market Customers. We believe middle-market customers tend to value service quality more highly than price. We believe we are well positioned to target this segment because our branches are predominately managed and staffed by citizens of the countries in which they are located, giving us the local market knowledge and contacts to identify potential customers.

  •
  Building on Our Position in Targeted High-Growth Industries. We plan to build on our existing strength in selected industries, such as the technology and retail industries, which we believe will experience above-average growth rates. We also intend to target select industries where we have competitive strengths on a regional basis, such as the automotive industry in Europe and the Americas and logistics support for major infrastructure projects in the Americas and Asia.

  •
  Leveraging Our Scale and Strength on Major Trade Lanes. Our significant freight volumes on high traffic international trade lanes provide us with the purchasing power to negotiate attractive rates and secure capacity during seasonal peaks. We plan to continue to focus on high traffic international lanes, with an emphasis on freight consolidation at gateway cities to drive even higher volumes, and we plan to utilize our overland capabilities in Europe to capture increased volumes to and from Eastern Europe.

  •
  Continuing to Improve Our Productivity and Service Quality and Realizing Operating Efficiencies. We plan to use the rigorous productivity improvement techniques that we used over the last three years to drive continued cost reductions and increased service quality. Because our network infrastructure is largely in place, we believe additional growth will result in greater overhead absorption and increased operating efficiency and will strengthen our ability to offer attractive rates to existing and potential customers.

Risks Relating to an Investment in Our Common Stock

        Before deciding whether to invest in our common stock, you should carefully consider the risks related to such an investment, including the following:

  •
  We have experienced operating losses in the past and may fail to attain profitability, particularly if we fail to execute our strategies effectively or if we do not continue to improve our results of operations.

  •
  We conduct business throughout the world, and our results of operations are directly affected by international trade volumes.

  •
  Our international operations expose us to difficulties associated with managing distant operations and other risks.

  •
  Our industry is intensely competitive and is consolidating. If we cannot maintain sufficient market presence, we may not be able to compete successfully against larger competitors.

  •
  We may need additional financing to fund our operations and finance our growth, but we may be unable to obtain financing on terms acceptable to us or at all.

  •
  We depend on our senior management team, and the loss of any of our executives could materially and adversely affect our business.

  •
  Because our business depends on commercial air carriers, air charter operators, ocean freight carriers and other transportation companies, changes in available cargo capacity or other changes affecting such carriers, including interruptions in service and increases in operating costs, may hurt our business.

        For more information on these and other risks that we face, see "Risk Factors" beginning on page 10 of this prospectus. You should carefully consider those risks, together with the other information in this prospectus, before deciding whether to invest in our common stock.

Recent Developments

        In December 2004, we simplified our capital structure in a series of transactions that included (i) a combination of our existing common stock on a ten-for-one basis, (ii) the issuance of warrants covering 6,534,956 shares of our common stock to holders of our then existing Series A and Series B Preferred Stock (the "Recapitalization Warrants"), (iii) the conversion of our existing Series A, Series C and Series D Preferred Stock into an aggregate of 9,900,346 shares of common stock, (iv) the cancellation of our Series B Preferred Stock, and (v) the issuance of 26,491.635 shares of new Series A Preferred Stock, which have an aggregate liquidation preference of approximately $26.5 million and which were issued to Questor Partners Fund II, L.P. and certain of its affiliated investment funds (collectively, "Questor Partners") in exchange for approximately $26.5 million of debt and accrued interest owed by us to them (collectively, the "Recapitalization Transactions").

        Immediately before completion of this offering, assuming the Recapitalization Warrants are in-the-money, they will be exercised on a cashless basis. In addition, we will terminate our 2002 Equity Appreciation Rights Plan (the "2002 Plan") and will issue to each of its participants holding equity appreciation units ("EAUs"), each of whom is a current or former employee of ours, a combination of restricted and unrestricted shares of our common stock and options to acquire our common stock at an exercise price equal to the initial public offering price per share in this offering. As a result of these transactions and a stock dividend we intend to declare on our shares of common stock,            shares of our common stock will be outstanding immediately before the completion of this offering. While the initial public offering price per share in this offering will affect how the outstanding shares of our common stock will be allocated among holders of the Recapitalization Warrants, holders of EAUs and our other stockholders, it will not affect the aggregate number of our shares that will be outstanding immediately before the completion of this offering.

        Also in December 2004, we entered into secured term loans totaling $10.0 million. See "Recent Developments."

The Offering

Common stock we are offering	shares
Common stock the selling stockholders are offering
shares, of which will be offered by Questor Partners Fund II, L.P. and certain affiliated investment funds. See "Principal and Selling Stockholders." Following this offering, Questor Partners and its affiliated investment funds will own % of our outstanding common stock.
Total common stock to be outstanding after this offering	shares
Use of proceeds	We intend that the net proceeds from this offering will be used as follows:
• approximately $ million will be used to redeem our Series A Preferred Stock and to pay the accrued and unpaid dividends thereon,
• approximately $ million will be used to repay the outstanding principal and accrued interest under our secured term loans,
• approximately $ million will be used to pay fees owed to certain stockholders under management agreements that will be terminated upon completion of this offering, and
• the balance, which we expect to be approximately $ million, will be used to repay amounts outstanding under our senior credit facilities.
We will not receive any proceeds from the sale of shares by the selling stockholders. See "Use of Proceeds."
Dividend policy	We do not anticipate paying any cash dividends on our common stock for the foreseeable future. See "Dividend Policy."
Risk factors
See "Risk Factors" beginning on page 10 and other information contained elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.
Proposed Nasdaq National Market symbol	"GEOL"

The total number of shares of our common stock expected to be outstanding immediately after this offering includes 10,000,310 shares outstanding as of December 31, 2004, plus:

  •
  shares of common stock to be issued immediately before this offering in connection with the termination of the 2002 Plan, the cashless exercise of the Recapitalization Warrants and a stock dividend (collectively, the "Additional Pre-Offering Shares"), and

  •
  shares of common stock to be issued in connection with this offering.

The total number of shares of our common stock expected to be outstanding after this offering excludes:

  •
  shares of common stock that will be issuable upon the exercise of stock options to be awarded immediately before the completion of this offering under our 2005 Equity Incentive Plan (the "2005 Plan") that will have an exercise price equal to the initial public offering price per share in this offering, and

  •
  shares of common stock that will be reserved for issuance in connection with future equity awards under the 2005 Plan upon completion of this offering.

Unless we specifically state otherwise, all information in this prospectus assumes:

  •
  no exercise of the underwriters' over-allotment option, and

  •
  that the initial public offering price of our shares of common stock will be the midpoint of the price range set forth on the front cover of this prospectus.

Corporate Information

        We were incorporated in Delaware in 1996. Our principal executive offices are located at 1251 East Dyer Road, Suite 200, Santa Ana, California 92705, and our telephone number at that address is (714) 513-3000. Our website address is www.geo-logistics.com. The information on, or accessible through, our website is not part of this prospectus.

Summary Consolidated Financial Data

        The table below provides a summary of our historical consolidated financial data for each of the three years in the period ended December 31, 2003 and for the nine month periods ended September 30, 2003 and 2004. We derived the statement of operations data and other data for the years ended December 31, 2001, 2002 and 2003 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the statement of operations data and other data for the nine month periods ended September 30, 2003 and 2004 and the balance sheet data as of September 30, 2004 from our unaudited consolidated financial statements included elsewhere in this prospectus.

        The table below also includes our pro forma as adjusted consolidated financial data for the year ended December 31, 2003 and the nine months ended September 30, 2004 and our pro forma and pro forma as adjusted consolidated financial data as of September 30, 2004. The balance sheet data presented in the "Pro Forma" column of the table below reflects the following events as if they had occurred as of September 30, 2004:

  •
  the Recapitalization Transactions, and

  •
  our receipt of the $10.0 million secured term loans.

        The statement of operations data and other data presented in the "Pro Forma As Adjusted" columns of the table below reflect the above events and the following events as if they had occurred on January 1, 2003, and the balance sheet data presented in the "Pro Forma As Adjusted" column of the table below reflects the above events and the following events as if they had occurred on September 30, 2004:

  •
  the issuance of            Additional Pre-Offering Shares,

  •
  the issuance of options to purchase            shares of our common stock immediately before completion of this offering that will have an exercise price equal to the initial public offering price per share in this offering,

  •
  the termination of management agreements between us and certain stockholders that will occur upon completion of this offering, and

  •
  the sale of            shares of our common stock in this offering and the use of the net proceeds from this offering as described in "Use of Proceeds."

        Our unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in our opinion, reflect all adjustments necessary for a fair presentation of this data in all material respects. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. The unaudited pro forma and pro forma as adjusted financial data do not purport to present our actual financial position or results if the events described above had occurred as of the dates indicated.

        You should read this summary consolidated financial data together with "Recent Developments," "Use of Proceeds," "Capitalization," "Selected Historical Consolidated Financial Data," "Unaudited Pro Forma Condensed Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

							Pro Forma As Adjusted Nine Months Ended September 30, 2004
				Pro Forma As Adjusted Year Ended December 31, 2003	Nine Months Ended September 30,
	Year Ended December 31,
	2001	2002	2003		2003	2004
				(in thousands)
Statement of Operations Data:
Revenues	$1,191,822	$1,226,831	$1,375,361	$	$991,091	$1,135,510	$
Transportation and other direct costs	918,400	925,822	1,054,784		758,408	879,800

Net revenues	273,422	301,009	320,577		232,683	255,710
Selling, general and administrative expenses (1)	295,567	305,616	314,526		232,392	241,028
Restructuring charges	1,519	8,626	10,702		6,901	2,348
Depreciation and amortization	13,044	11,542	9,962		7,660	7,054

Operating (loss) income	(36,708)	(24,775)	(14,613)		(14,270)	5,280
Interest expense, net	9,557	4,124	5,921		3,721	7,528
Other expense (income), net	859	(1,036)	74		41	(1,863)

Loss from continuing operations before income taxes and minority interests	(47,124)	(27,863)	(20,608)		(18,032)	(385)
Provision for income taxes	4,764	5,431	5,214		3,918	3,869
Minority interests	2,375	3,331	3,708		2,975	2,172

Loss from continuing operations	(54,263)	(36,625)	(29,530)		(24,925)	(6,426)
Discontinued operations:
Loss from operations of discontinued business segment, net of taxes	4,531	—	—		—	—
Loss on sale of discontinued business segment, net of taxes	9,714	—	—		—	—
Extraordinary item—gain on debt restructuring	(77,505)	—	—		—	—

Net income (loss)	8,997	(36,625)	(29,530)		(24,925)	(6,426)
Preferred stock dividends/accretion	49,113	30,837	47,410		39,674	30,833

Net loss applicable to common shares	$(40,116)	$(67,462)	$(76,940)	$	$(64,599)	$(37,259)	$

Other Data:
EBITDA (2)	$(26,898)	$(15,528)	$(8,433)	$	$(9,626)	$12,025	$
Adjusted EBITDA (2)	(22,145)	1,523	17,780		6,540	18,561
Capital expenditures	7,182	8,471	11,772		7,502	4,450
	As of September 30, 2004
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$24,732	$34,732	$
Working capital	9,764	20,475
Restricted cash	8,806	8,806
Total assets	440,896	450,896
Total debt	101,494	85,713
Stockholders' equity (deficit)	(321,885)	(2,162)

(1)
Includes costs for external consulting services and for our employees dedicated to our organizational restructuring and business process re-engineering activities, recruiting and other costs associated with building a new management team and other related charges. These costs were $0, $3,730, $9,329, $4,449 and $2,079 for the years ended December 31, 2001, 2002 and 2003, and the nine month periods ended September 30, 2003 and 2004, respectively.

        (2)   "EBITDA" represents earnings before losses from discontinued operations, extraordinary items, interest, taxes and depreciation and amortization. "Adjusted EBITDA" represents EBITDA before other expense (income), minority interests, restructuring charges and other related charges classified as selling, general and administrative expenses (see Note 1) and management fees paid to certain related parties. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined under U.S. generally accepted accounting principles, or GAAP. We use EBITDA and Adjusted EBITDA to facilitate operating performance comparisons from period to period. In addition, we believe EBITDA facilitates company to company operating performance comparisons by backing out potential differences caused by variations due to discontinued operations and extraordinary items, as well as variations in capital structures (affecting interest expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present EBITDA when reporting their results. We use Adjusted EBITDA as a supplemental measure to assess our performance, because it excludes management fees we currently pay to certain related parties, which fees will not continue following completion of this offering, restructuring charges and other related charges (see Note 1), other expense (income) and minority interests, none of which our management views as indicative of our ongoing operating performance. We also use Adjusted EBITDA as a performance measure in setting our executive compensation and in making performance-based bonus determinations. We present EBITDA and Adjusted EBITDA because we believe that it is useful for investors to analyze disclosures of our operating results on the same basis as that used by our management.

        EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider either in isolation, or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

  •
  EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments,

  •
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs,

  •
  EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt,

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements,

  •
  the restructuring charges that we exclude from our calculation of Adjusted EBITDA have been incurred in each of the periods presented, and the other related charges classified as selling, general and administrative expenses that we exclude from our calculation of Adjusted EBITDA have been incurred in 2002, 2003 and 2004, and

  •
  other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

        Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as the primary measures of our operating performance or as measures of discretionary cash available to us to invest in the growth of our business. See the consolidated statements of operations and cash flows included in our financial statements included elsewhere in this prospectus. The following is a reconciliation of EBITDA and Adjusted EBITDA to net income (loss):

							Pro Forma As Adjusted Nine Months Ended September 30, 2004
				Pro Forma As Adjusted Year Ended December 31, 2003	Nine Months Ended September 30,
	Year Ended December 31,
	2001	2002	2003		2003	2004
				(in thousands)
Adjusted EBITDA	$(22,145)	$1,523	$17,780	$	$6,540	$18,561	$
Add (subtract):
Other (expense) income, net	(859)	1,036	(74)		(41)	1,863
Minority interests	(2,375)	(3,331)	(3,708)		(2,975)	(2,172)
Restructuring charges	(1,519)	(8,626)	(10,702)		(6,901)	(2,348)
Other related charges (see Note 1)	—	(3,730)	(9,329)		(4,449)	(2,079)
Management fees	—	(2,400)	(2,400)		(1,800)	(1,800)

EBITDA	(26,898)	(15,528)	(8,433)		(9,626)	12,025
Add (subtract):
Losses from discontinued operations	(14,245)	—	—		—	—
Extraordinary item—gain on debt restructuring	77,505	—	—		—	—
Depreciation and amortization	(13,044)	(11,542)	(9,962)		(7,660)	(7,054)
Interest expense, net	(9,557)	(4,124)	(5,921)		(3,721)	(7,528)
Provision for income taxes	(4,764)	(5,431)	(5,214)		(3,918)	(3,869)

Net income (loss)	$8,997	$(36,625)	$(29,530)	$	$(24,925)	$(6,426)	$

RISK FACTORS

        Investing in our common stock involves risks. You should carefully consider the risks described below and all other information in this prospectus, including our consolidated financial statements and accompanying notes, before deciding whether to invest in our common stock. The risks and uncertainties described below are those we believe to be material, but they are not the only ones we face. If any of the following risks, or other risks and uncertainties that we have not yet identified or that we currently consider not to be material, occur, our business, prospects, financial condition, results of operations or cash flows could be materially and adversely affected. In that event, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business and Industry

We have experienced operating losses in the past and may fail to attain profitability, particularly if we fail to execute our strategies effectively or if we do not continue to improve our results of operations.

        We experienced operating losses in each of the last three years and in the nine months ended September 30, 2004, and there is no assurance that we will attain profitability. We reported losses from continuing operations of $54.3 million, $36.6 million and $29.5 million for the years ended December 31, 2001, 2002 and 2003, respectively, and of $6.4 million for the nine months ended September 30, 2004. Over the past three years, we have undertaken a series of significant strategic initiatives designed to improve our results of operations and position us for future growth. The key elements of this strategy include concentrating on our core international freight forwarding business, improving productivity, reducing costs and investing in our sales capabilities. However, we may be unable to achieve, or sustain over the long-term, the desired effects of this strategy. Accordingly, there is no assurance that we will not experience operating losses in the future.

We conduct business throughout the world, and our results of operations are directly affected by international trade volumes.

        Our business is directly affected by the volume of international trade. Trade volumes are influenced by many economic, political and other factors that are beyond our control, including:

  •
  recessionary economic cycles, downturns in particular industries and other general economic factors,

  •
  interest rate and currency fluctuations,

  •
  U.S. and foreign laws relating to tariffs, trade restrictions, foreign investments and taxation,

  •
  episodic events that affect the international shipment of goods, such as the outbreak of Severe Acute Respiratory Syndrome (SARS) in 2003, which limited the availability of air freight capacity from the Asia Pacific region for several months, and

  •
  natural disasters, wars, civil unrest, acts of terrorism and other armed conflicts.

These factors may adversely affect our customers' demand for and ability to pay for our services, and, in some cases, may adversely affect our ability to supply our services. These factors are difficult, and in some cases impossible, to predict, so we may not be able to foresee events that could have an adverse effect on our business.

Our international operations expose us to difficulties associated with managing distant operations and other risks.

        We conduct the majority of our business outside of the United States, and we anticipate that revenue from our international operations, particularly from the Asia Pacific region and Europe, will continue to account for a significant amount of our future revenue. There are risks inherent in conducting our business internationally, including:

  •
  difficulties in staffing and managing dispersed international operations,

  •
  general political and economic instability in international markets,

  •
  limitations on the repatriation of our assets, including cash,

  •
  expropriation of our international assets,

  •
  different liability standards and less developed legal systems that may be less predictable than those in the United States, and

  •
  intellectual property laws of countries that do not protect our intellectual property rights to the same extent as the laws of the United States.

These factors may have an adverse effect on our operations in certain international markets resulting in harm to our business.

Our industry is intensely competitive and is consolidating. If we cannot maintain sufficient market presence, we may not be able to compete successfully against larger competitors.

        The freight forwarding industry is intensely competitive, and we expect it to remain so for the foreseeable future. We face competition from other freight forwarders, integrated carriers, logistics companies and third-party freight brokers. We also compete with associations of shippers organized for the purpose of consolidating their members' shipments to obtain lower freight rates from carriers and with carriers' internal sales forces and shippers' transportation departments, which perform functions similar to the services we offer. Much of our competition comes from major U.S. and foreign-owned firms that have networks of offices and offer a wide variety of services, many of which are more extensive than ours. Many of our competitors also have significantly greater financial, technical and marketing resources than we do. The intense competition in our industry may result in reduced revenues, reduced margins or loss of market share, any of which could adversely affect our business and our results of operations.

        There currently is a trend within our industry toward consolidation of niche players into larger companies that are attempting to increase their global presence through the acquisition of freight forwarders and logistics companies. If we cannot maintain sufficient market presence in our industry through internal expansion or acquisitions, we may not be able to compete successfully against larger companies in our industry.

We may need additional financing to fund our operations and finance our growth, but we may be unable to obtain financing on terms acceptable to us or at all.

        During each of the three years in the period ended December 31, 2003 and the nine months ended September 30, 2004, we incurred debt and/or issued redeemable preferred stock to finance negative cash flows from our operations. We may require additional financing to fund our operations and to implement our current or future strategies. Some of our credit facilities limit our ability to use proceeds outside of a particular country or group of countries. As a result, we may require additional financing to fund our operations in countries in which we do not have existing credit facilities. In addition, when our existing credit facilities expire, we may need to obtain replacement financing. There can be no assurance that additional or replacement financing will be available to us on commercially reasonable terms or at all. If we incur additional debt, our interest expense would increase. If we raise capital through the sale of equity securities, the percentage ownership of our existing stockholders would be diluted. In addition, any new equity securities may have rights, preferences or privileges senior to those of our common stock. If we are unable to obtain additional or replacement financing, our ability to fund our operations and meet our plans for expansion would be adversely affected.

We depend on our senior management team, and the loss of any of our executives could materially and adversely affect our business.

        Over the last three years, we have assembled a strong senior management team to implement our strategic initiatives. The success of these initiatives and our future performance depend, in significant part, upon the continued service of our senior management team. We have entered into employment agreements with some of our senior executives, but these agreements cannot assure us of their continued services. The unplanned loss of the services of one or more of our executives could have an adverse effect on our business and operating results. We must continue to develop and retain a strong core group of senior executives if we are to realize our goal of growing our business and attaining profitability. We cannot assure you that we will be successful in our efforts. We do not maintain key person life insurance for any of our employees.

Our ability to operate in some countries is restricted by foreign regulations and controls on investments.

        Many countries restrict or control foreign investments to varying degrees. These restrictions and controls have limited, and may continue to restrict or preclude, our investment in joint ventures or business acquisitions outside of the United States or may increase the costs to us of entering into such transactions. Various governments, particularly in the Asia Pacific region, require governmental approval before foreign persons may make investments in domestic businesses and also limit the extent of any such investments. Furthermore, various governments may require governmental approval for the repatriation of capital and income by foreign investors. There can be no assurance that we will be able to secure such approvals when we seek them. There also can be no assurance that additional or different restrictions or policies adverse to us will not be imposed in the future or, if imposed, as to their duration or effect.

We are dependent on our relationships with our agents and key employees in some countries.

        We conduct business in some countries using a local agent who can provide knowledge of the local market conditions and facilitate the acquisition of necessary licenses and permits. We rely in part upon the services of these agents, as well as our country-level chief executive officers, branch managers and other key employees, to market our services, to act as intermediaries with customers and to provide other services on our behalf. There can be no assurance that we will continue to be successful in maintaining our relationships with our agents or key employees, or that we will find qualified replacements for agents and key employees who terminate their relationships with us. Because our agents and employees occasionally have the primary relationship with our customers, we likely would lose some customers if a particular agent or employee were to terminate his or her relationship with us. The loss of or failure to obtain qualified agents or employees in a particular country or region could result in the temporary or permanent cessation of our operations and/or the failure to develop our business in that country or region.

If we cannot maintain adequate levels of utilization in our warehouses, our results of operations may be adversely effected.

        To support some of the logistics and ancillary services that we provide to our customers, we have entered into long-term commitments for certain of our warehouse and distribution facilities. These leases generally have terms longer than our related customer contracts. We must pay rent under these leases even if our customers decide not to renew or otherwise terminate their agreements with us. If some of our customers terminate their relationship with us and we are unable to obtain new customers to fill the excess warehouse capacity created by the loss of the customers' business, our results of operations could be adversely affected.

Because our business depends on commercial air carriers, air charter operators, ocean freight carriers and other transportation companies, changes in available cargo capacity or other changes affecting such carriers, including interruptions in service and increases in operating costs, may hurt our business.

        We use third-party commercial air carriers, air charter operators, ocean freight carriers, trucking companies, railroads and other transportation companies to transport our customers' goods. Consequently, our ability to transport freight for our customers may be adversely affected by shortages in available cargo capacity and other factors not within our control, including changes by carriers and other transportation companies in their scheduling, pricing, payment terms and service policies and practices. Reductions in air freight, ocean freight or overland freight capacity could hurt our revenues and results of operations. Material interruptions in service or stoppages in transportation, whether caused by bad weather, strike, work stoppage, lock-out, slowdown or otherwise, could also adversely affect our business and results of operations.

        Our operating results are also vulnerable to price increases from our carriers, including those caused by increases in their operating costs for items such as fuel, taxes and labor. Because freight costs represent a significant portion of our costs, even relatively small increases in freight rates, if we are unable to pass them through to our customers, are likely to adversely affect our results of operations.

If we are not able to sell capacity that we charter from our air carriers and container space that we purchase from ocean shipping lines, we will not be able to recover our out-of-pocket costs and our results of operations may suffer.

        We charter capacity from air carriers and purchase container space from ocean shipping lines in advance for a portion of our shipments. We then solicit freight from our customers to fill this capacity. If we are not successful in selling all of our purchased air charter capacity or ocean container space, we may not be able to recover our costs for such purchases.

Our business is subject to seasonal trends and factors affecting our customers.

        Historically, our operating results have been subject to seasonal trends. Our first fiscal quarter is traditionally weaker than our other fiscal quarters, and our third and fourth fiscal quarters have generally been our strongest. This seasonality is due to many factors, including holiday seasons, consumer demand, climate and economic conditions. Any decrease in our revenues or margins during the third and fourth quarters could have a disproportionate impact on our results of operations or financial condition. There can be no assurance that our historic operating patterns will continue in future periods, as we cannot influence or forecast many of these factors.

        A substantial portion of our revenues is derived from customers in industries whose shipping patterns are tied closely to consumer demand or are based on just-in-time production schedules. Therefore, our revenue is, to a large degree, affected by factors that are outside of our control, including shifting consumer and manufacturing demands and economic cyclicality. Additionally, because many customers ship a significant portion of their goods at or near the end of a calendar quarter, we may not learn of a shortfall in revenues until late in a given quarter.

If we fail to maintain and upgrade our information technology systems to meet the demands of our customers and protect our information technology systems against risks that we cannot control, our business may be adversely affected.

        We compete for customers based in part on the flexibility and sophistication of our information technology systems. The failure of the hardware or software that supports these systems, the loss of data contained in the systems or the inability to access or interact with our website or connect with our customers electronically, could significantly disrupt our operations, prevent customers from placing orders or cause us to lose freight, orders or customers. If our information technology systems are unable to handle additional volume as our business and scope of services grow, our service levels and operating efficiency will likely decline. In addition, we expect that our customers will continue to demand increasingly sophisticated information technology systems from their freight forwarders. If we fail to hire or retain qualified persons to implement, maintain and protect our information technology systems, or if we fail to upgrade or replace our information technology systems to handle increased volumes and levels of complexity and meet the increased demands of our customers, our business may be adversely affected.

        Our information technology systems are dependent upon global communications providers, web browsers, telephone systems and other aspects of the Internet infrastructure that have experienced significant system failures and electrical outages in the past. Our systems are also susceptible to outages due to fire, floods, power loss, telecommunications failures and similar events. Although we have implemented network security measures, our servers are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering. The occurrence of any of these events could disrupt or damage our information technology systems and adversely affect our internal operations, our ability to provide services to our customers and the ability of our customers to access our information technology systems.

We conduct our business in many countries and, consequently, foreign currency fluctuations could result in currency translation exchange gains or losses or could increase or decrease the book value of our assets.

        Although our reporting currency is the U.S. dollar, we derive a substantial portion of our gross revenues and incur a substantial portion of our expenses in currencies other than the U.S. dollar. Because our operations are global, we expect this to continue. Appreciation or depreciation in the value of other currencies as compared to the U.S. dollar will result in currency translation exchange gains or losses that may be material and may obscure certain operating trends or adversely affect our reported earnings. Additionally, the assets and liabilities of our international operations are denominated in the currencies of the countries where those assets are located. As such, when the value of those assets is translated into U.S. dollars, foreign currency exchange rates may adversely affect their reported book value. While the effects of exchange rate fluctuations are uncertain, they will directly affect our reported operating results and financial condition.

If we are not reimbursed for amounts that we advance for our customers, we may experience losses or bad debt expenses.

        We make significant disbursements on behalf of our customers in connection with our business, including contracting for freight transportation services and the payment of customs duties. A significant portion of our billings to our customers are for the reimbursement of these disbursements. The credit analysis we conduct on our customers may not accurately predict the collectibility of our disbursements. If we are unable to recover these disbursements in a timely manner, our results of operations would be adversely affected.

We are financially dependent on receiving distributions from our subsidiaries, and we could be harmed if such distributions are not made in the future.

        All of our operations are conducted through our subsidiaries. Consequently, we rely on dividends or advances from our subsidiaries to meet our financial obligations. The ability of our subsidiaries to pay dividends and to make loans and advances to us is subject to applicable local laws and other restrictions including, but not limited to, tax and currency exchange laws, as well as limitations under our credit facilities. These laws and restrictions therefore could adversely affect our ability to finance our operations.

The failure to implement effective policies and procedures to prevent the unlawful transportation or storage of hazardous, explosive or illegal materials could subject us to large fines, penalties or lawsuits.

        We are subject to a broad range of environmental and workplace health and safety laws and regulations, including those governing the storage, handling and disposal of solid and hazardous waste and the shipment of explosive or illegal substances. If we are found to be in violation of applicable environmental or workplace health and safety laws and regulations, or if there is a finding that our policies and procedures fail to satisfy requisite minimum safeguards or otherwise do not comply with applicable laws or regulations, we could be subject to large fines, penalties or lawsuits, and we may face bans on making future shipments in particular geographic areas. In addition, if a release of hazardous substances occurs on or from our facilities or from a carrier we use, we may be required to participate in the remedy of, or otherwise bear liability for, such release. In such case, we also may be subject to claims for personal injury, property damage and natural resource damages. In 2003, the United States Environmental Protection Agency ("EPA") filed a civil complaint against us alleging the improper storage of hazardous waste at our Laredo, Texas facility. The complaint sought a penalty of $374,500. We recently settled the matter with the EPA for a civil penalty of $45,000 and agreed to undertake a supplemental environmental project costing $100,000. A supplemental environmental project is a mechanism used by the EPA by which we agreed voluntarily to undertake an environmentally beneficial project in exchange for a reduction in penalty.

If we fail to comply with applicable governmental regulations, including new security measures resulting from recent terrorist attacks, we could be subject to substantial fines, penalties, revocation of our permits and licenses or criminal liability.

        We are subject to various laws, rules and regulations and are required to obtain and maintain various licenses and permits in each of the countries in which we conduct business, some of which are difficult to obtain. Further, we are subject to highly complex and detailed customs laws and regulations and export and import controls. In addition, under some countries' applicable export laws and regulations (including those of the United States), we have an obligation to exercise reasonable care to ensure that each of our customers is in compliance with such laws and regulations, including laws and regulations requiring that the customer obtain appropriate licenses for shipments and accurately declare the contents of shipments for customs purposes. Our business also is affected by regulatory and legislative changes, such as the new security measures resulting from recent terrorist attacks, that can affect the economics of the global transportation services industry by requiring changes in our operating practices or influencing the demand for, or the costs of providing, services to our customers. For example, while under current regulations, the contents of our customers' shipments are not required to independently be verified by us when they are delivered to us sealed, we nonetheless may be subject to inquiries or investigations if those shipments contain illegal goods, which could interfere with our operations and increase our operating costs. If we experience an increase in operating costs as a result of such regulatory and legislative changes, we may be unable to pass these increased costs on to our customers.

        We have adopted compliance programs and procedures designed to help us comply with applicable laws, rules and regulations. While we believe these programs generally are effective, because of the complexity of these laws, rules and regulations and the global scope of our business, we may not in all cases be in compliance. Our own internal audits of our compliance programs and procedures have identified certain instances where our employees failed to follow our internal procedures. If we fail to comply with applicable laws, rules or regulations, to exercise reasonable care with respect to our customers' shipments or to maintain required licenses or permits, we could be subject to substantial fines, criminal liability and/or suspension or revocation of our operating permits or authorities.

If we are unable to limit our liability for customers' claims through contract terms and the purchase of insurance, we could be required to pay large amounts to our customers as compensation for their claims and our results of operations could be materially adversely affected.

        In general, we seek to limit by contract our liability to our customers for loss or damage to their goods, and we seek to maintain insurance against such claims. However, we have from time to time made payments to our customers for claims related to our services. If we experience an increase in the number of such claims or an increase in liability for such claims, our business and results of operations could be adversely affected. There can be no assurance that our insurance coverage will provide us with adequate coverage for such claims or that the maximum amounts for which we are liable in connection with our services will not change in the future. In addition, significant increases in insurance costs could adversely affect our results of operations.

There are substantial limitations on our ability to use our existing net operating loss carryforwards, and these limitations may increase by reason of future changes of ownership in our stock.

        We had U.S. federal net operating loss carryforwards, or "NOLs," of approximately $94.1 million as of December 31, 2003, which are due to expire in the years 2011 through 2023, and we expect to generate substantial additional U.S. federal NOLs in the current taxable year, which may be used to offset future taxable income through 2024. Internal Revenue Code section 382 imposes certain limitations on a corporation's ability to use its NOLs in the event of an "ownership change." In general, the limitation under section 382 consists of an annual limitation on the amount of pre-ownership change NOLs that may be used to offset post-ownership change taxable income. This annual limitation amount is calculated by multiplying the value of a corporation's stock immediately before the ownership change by the then "long-term tax-exempt rate" (which is a rate published monthly by the Internal Revenue Service, based on average after-tax yields on long-term Treasury securities). Generally, an "ownership change" occurs if the aggregate increase in the percentage of stock ownership, by value, of the corporation by one or more 5% or greater stockholders (including specified groups of stockholders who in the aggregate own at least 5% of that corporation's stock) exceeds 50 percentage points over a three-year testing period. We believe that we experienced such an ownership change in November 2001, which substantially limits our ability to use our pre-November 2001 loss carryforwards, which total approximately $69.0 million. Future changes in ownership of our shares could result in a further ownership change for purposes of section 382, which would further limit our ability to use our U.S. NOLs.

        As of December 31, 2003, we also had foreign NOLs, a portion of which have an indefinite life and the remainder of which are due to expire in the years 2004 through 2012. We expect to generate additional foreign NOLs this year. Our ability to use our foreign NOLs to shelter our foreign income is subject to various limitations that depend on the tax laws of the relevant jurisdictions.

Risks Related to this Offering and Ownership of Our Common Stock

The shares you purchase in this offering will experience immediate and substantial dilution.

        The initial public offering price of our common stock will be substantially higher than its book value per share. Purchasers of our common stock will incur dilution of $                  per share in the net book value of their purchased shares, assuming an initial public offering price of $                  per share, the midpoint of the price range set forth on the front cover of this prospectus. The shares of our common stock owned by existing stockholders will receive a material increase in the net book value per share. You may experience additional dilution if we issue more common stock in the future. As a result of this dilution, you may receive significantly less than the full purchase price you paid for the shares in the event of our liquidation.

We are a "controlled company," controlled by a single stockholder who can control or substantially influence the outcome of all matters voted upon by our stockholders and prevent actions that other stockholders may view favorably.

        At December 31, 2004, Questor Partners owned approximately 91% of our outstanding common stock, and will own approximately            % of our outstanding common stock immediately after giving effect to this offering (or approximately            % if the underwriters' over-allotment option is exercised in full). In addition, five of our seven directors are affiliates of Questor Partners. As a result, Questor Partners is able to control or substantially influence all matters requiring stockholder approval, including the election of directors, the adoption of amendments to our certificate of incorporation, the approval of significant corporate transactions, such as a merger with another company, and any other matter requiring a majority vote of stockholders. This concentration of ownership could delay or prevent a change in control of our company or impede a merger, consolidation, takeover or other business combination that you, as a stockholder, may view favorably. It is possible that the interests of Questor Partners may in some circumstances conflict with our interests and the interests of our other stockholders.

        Because Questor Partners will own more than 50% of the voting power of our company after giving effect to this offering, we are considered a "controlled company" for the purposes of The Nasdaq National Market listing requirements. As a result, we are exempt from certain of the Nasdaq's corporate governance requirements, including requirements that (1) a majority of our board of directors consist of independent directors, (2) compensation of our officers be determined or recommended to the board of directors by a majority of independent directors or by a compensation committee composed of independent directors and (3) our director nominees be selected or recommended for selection by a majority of independent directors or by a nominating committee consisting of independent directors. Following this offering, we intend to utilize these exemptions, so our board of directors will not have a majority of independent directors, and our compensation and nominating and corporate governance committees will not consist entirely of independent directors. Accordingly, you may not have certain protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of The Nasdaq National Market, and the approval of certain significant corporate decisions could be determined by directors who are not independent.

Because our common stock has never been publicly traded, a trading market may not develop and you may not be able to sell your stock.

        Before this offering, there has been no public market for our common stock. We cannot predict the extent to which investor interest will lead to the development of an active or liquid trading market in our common stock. The initial public offering price for the shares was determined by negotiations among us, the selling stockholders and the representatives of the underwriters and may not be indicative of the market price of our common stock that will prevail in the trading market. Investors may incur substantial losses as a result of decreases in the market price of our common stock, including decreases unrelated to our financial condition, operating performance or prospects.

The price of our common stock may be volatile, which could cause investors to incur trading losses and fail to realize a return on their investments.

        The market price of our common stock could fluctuate widely and decline as a result of a number of factors, including:

  •
  our short- and long-term operating performance and the operating performance of other companies in the global transportation services industry,

  •
  changes in our net revenue or net income or in earnings estimates of or recommendations by securities analysts,

  •
  publication of research reports about us or our industry by securities analysts,

  •
  speculation in the media or investment community,

  •
  political, monetary, social and economic events and conditions in the markets we serve,

  •
  currency fluctuations and devaluations,

  •
  hostilities and terrorist acts, and

  •
  general financial and economic conditions, including factors not directly related to our performance, as well as other factors identified in this prospectus as potential risks for us.

        Some companies that have had volatile market prices for their securities have been subject to securities class action suits filed against them. If such a suit were to be filed against us, regardless of the outcome, it could result in substantial costs and a diversion of our management's attention and resources, which could have an adverse effect on our business and results of operations.

Future sales of our common stock may affect the trading price of our common stock.

        We cannot predict what effect, if any, future sales of shares of our common stock, or the availability of shares of our common stock for future sale, will have on the trading price of our common stock. Sales of substantial amounts of our common stock in the public market following this offering, or the perception that such sales could occur, could adversely affect the trading price of our common stock and may make it more difficult for you to sell your shares of common stock at a time and price that you deem appropriate. Upon completion of this offering, we will have            shares of common stock outstanding and an additional            shares of common stock will be issuable upon the exercise of outstanding options and warrants. The shares of common stock to be sold in this offering will be freely transferable, except that shares sold to our "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933, as amended, will be "restricted securities" subject to the volume limitations and the other restrictions on resale under Rule 144.

        Our executive officers, directors and all of the selling stockholders, who collectively will own substantially all of our common stock outstanding immediately before this offering, and we have agreed for a period of            days after the date of this prospectus, that with limited exceptions they and we will not, without the prior written consent of Bear, Stearns & Co. Inc. and Citigroup Global Markets Inc. on behalf of the underwriters, directly or indirectly, offer to sell, pledge or otherwise dispose of or hedge any shares of our common stock. As these lock-up agreements expire, the market price of our common stock could drop significantly if the holders of the shares subject to these agreements sell, or are perceived by the market as intending to sell, their shares.

        After the expiration of the            day lock-up period, the holders of approximately            shares of our common stock will have rights, subject to some conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. By exercising their registration rights and selling a large number of shares, these holders could cause the price of our common stock to decline. In addition, immediately following this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register    shares of our common stock issued or reserved for issuance under the 2005 Plan.

        See "Shares Eligible for Future Sale" for further information regarding circumstances under which additional shares of our common stock may be sold.

We do not expect to pay cash dividends on our common stock.

        We do not expect to pay cash dividends on our common stock in the foreseeable future. In addition, many of the agreements governing our indebtedness restrict our ability to pay cash dividends. Accordingly, if you purchase shares in this offering, the price of our common stock must appreciate in order to realize a gain on your investment, which may not occur.

We will incur increased costs as a result of being a public company.

        As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as related rules adopted by the Securities and Exchange Commission and The Nasdaq National Market, have imposed substantial requirements on public companies, including requiring changes in corporate governance practices and requirements relating to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly.

Failure to achieve and maintain effective internal controls could have a material adverse effect on our business, operating results and stock price.

        Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important in helping prevent financial fraud. If we are unable to achieve and maintain adequate internal controls, our business and operating results could be harmed. We are also beginning to evaluate how to document and test our internal control procedures to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules of the SEC, which require, among other things, our management to assess annually the effectiveness of our internal control over financial reporting and our registered public accounting firm to issue a report on that assessment beginning with our Form 10-K for the year ended December 31, 2005. During the course of this documentation and testing, we may identify deficiencies that we may be unable to remediate before the requisite deadline for those reports. If our management or our registered public accounting firm were to conclude in their reports that our internal control over financial reporting was inadequate, investors could lose confidence in our reported financial information and the trading price of our stock could drop significantly.

Our charter documents and Delaware law may deter potential acquirers of our business and may thus depress our stock price.

        Upon completion of this offering, our certificate of incorporation and our bylaws will contain provisions that could delay, deter or prevent a change of control of our company that our stockholders might consider favorable. In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may discourage, delay, deter or prevent certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These and other provisions in our charter documents may make it more difficult for stockholders or potential acquirers to initiate actions that are opposed by the then-current board of directors, which may delay or impede a merger, tender offer, proxy contest or other change of control transaction involving our company. Any delay, deterrence or prevention of a change of control transaction could cause stockholders to lose a substantial premium over the then-current market price of their shares.

FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements" that are based on our current expectations, estimates, forecasts and projections about our company and our industry. These forward-looking statements reflect our current views about future events and can be identified by terms such as "estimate," "expect," "anticipate," "project," "plan," "intend," "believe," "will," "should," "could" or "may," and variations of such words and similar expressions of a forward-looking nature. These statements are not guarantees of future events and involve risks and uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in such statements.

        Important factors that could cause actual outcomes and results to differ materially from the forward-looking statements we make include those discussed under "Risk Factors." We undertake no obligation to revise the forward-looking statements included in this prospectus to reflect any future events or circumstances, except as required by the federal securities laws.

RECENT DEVELOPMENTS

Recapitalization Transactions

        In December 2004, we entered into the Recapitalization Transactions to simplify our capital structure. In these transactions:

  •
  Our existing common stock was combined on a ten-for-one basis.

  •
  Recapitalization Warrants covering 6,534,956 shares of our common stock were issued to holders of our then existing Series A and Series B Preferred Stock.

  •
  All of our issued and outstanding shares of our then existing Series A, Series C and Series D Preferred Stock (and all accrued and unpaid dividends on these shares) were converted into an aggregate of 9,900,346 shares of our common stock.

  •
  Our Series B Preferred Stock was cancelled.

  •
  26,491.635 shares of new Series A Preferred Stock were issued to Questor Partners. The new Series A Preferred Stock, which has an initial aggregate liquidation preference of approximately $26.5 million, was issued in exchange for approximately $26.5 million of debt and accrued interest owed by us to Questor Partners.

        The Recapitalization Warrants may be exercised only on a cashless basis and only if they are in-the-money upon the closing of an initial public offering of our common stock or upon the sale of all or substantially all of the equity or assets of our company. The Recapitalization Warrants will be cancelled if they are out-of-the-money upon the closing of any such transaction. We expect the Recapitalization Warrants will be in-the-money and therefore will be exercised immediately before the completion of this offering. In addition, immediately before completion of this offering, we will terminate the 2002 Plan as discussed below and will issue to each of its participants holding EAUs, each of whom is a current or former employee of ours, a combination of restricted and unrestricted shares of our common stock and options to acquire our common stock at an exercise price equal to the initial public offering price per share in this offering. As a result of these transactions and a stock dividend we intend to declare on our shares of common stock,             shares of our common stock will be outstanding immediately before the completion of this offering. In this prospectus, we refer to the shares of our common stock to be issued upon the cashless exercise of the Recapitalization Warrants, upon the termination of the 2002 Plan and through the stock dividend as the "Additional Pre-Offering Shares." While the initial public offering price per share in this offering will affect how the outstanding shares of our common stock will be allocated among holders of the Recapitalization Warrants, holders of EAUs and our other stockholders, it will not affect the aggregate number of our shares that will be outstanding immediately before the completion of this offering.

        The new Series A Preferred Stock has a cumulative cash dividend at the rate of 16% per annum of the liquidation preference through January 14, 2005, 18% per annum of the liquidation preference from January 15, 2005 through January 14, 2006 and 20% per annum of the liquidation preference thereafter. In each case, a dividend at a rate of 12% per annum of the liquidation preference will be payable quarterly in cash. The remaining portion of the dividend is payable only upon the occurrence of certain specified liquidation events or a redemption of the new Series A Preferred Stock, and it will bear interest in arrears at the current dividend rate, compounding on each dividend payment date. We have the right to, and Questor Partners, as the holders of the new Series A Preferred Stock, have the right to cause us to, redeem the stock at the earlier to occur of January 15, 2007, the closing of an initial public offering of our common stock or the sale of all or substantially all of the equity or assets or our company. We intend to use a portion of the net proceeds from this offering to redeem the new Series A Preferred Stock and to pay the accrued and unpaid dividends thereon.

Equity Appreciation Rights Plan

        The participants in the 2002 Plan have agreed that, immediately before completion of this offering, the 2002 Plan will be terminated and each participant's EAUs will be exchanged for a combination of the following: (i) restricted shares of our common stock, (ii) unrestricted shares of our common stock, and (iii) options to acquire shares of our common stock at an exercise price equal to the initial offering price per share in this offering. Assuming the initial public offering price of our shares of common stock will be the midpoint of the price range set forth on the front cover of this prospectus, we expect to issue an aggregate            shares of restricted common stock,             shares of unrestricted common stock and options to acquire            shares of our common stock in connection with the termination of the 2002 Plan. The shares of restricted stock and stock options will vest over a           year period, subject to acceleration for certain events.

        If the initial public offering price of our shares of common stock does not equal the midpoint of the price range set forth on the front cover of this prospectus, the number of restricted and unrestricted shares of our common stock issued to the holders of the EAUs will change, but the number of options to be issued will not. For example, if the intial public offering price of our shares of common stock equals the high end of the price range set forth on the front cover of this prospectus,              restricted shares of our common stock and               unrestricted shares of our common stock will be issued to the holders of the EAUs. If the initial public offering price of our shares of common stock equals the low end of the price range set forth on the front cover of this prospectus,              restricted shares of our common stock and              unrestricted shares of our common stock will be issued to the holders of the EAUs. These changes will not affect the aggregate number of our shares of common stock that will be outstanding immediately before the completion of this offering.

Secured Term Loans

        On December 28, 2004, we and certain of our U.S. and U.K. subsidiaries entered into secured term loans totaling $10.0 million with Citicorp North America, Inc., Bear Stearns Corporate Lending Inc. and their respective U.K. affiliates. Citicorp North America is an affiliate of Citigroup Global Markets Inc., and Bear Stearns Corporate Lending is an affiliate of Bear, Stearns & Co. Inc. Bear, Stearns & Co. Inc. and Citigroup Global Markets Inc. are acting as joint book-running managers of this offering. The loans are secured by second liens on the collateral pledged under our senior credit facilities, as well as certain other assets. Interest rates on the loans are variable and increase the longer the loans are outstanding. The initial interest rate on the U.K. loan is the adjusted U.S. dollar LIBOR rate plus a margin of 650 basis points. The initial interest rate on the U.S. loan is at our option either the base rate plus a margin of 550 basis points or the adjusted U.S. dollar LIBOR rate plus a margin of 650 basis points. At December 31, 2004, the weighted-average interest rate on these loans was 9.05%. Net proceeds from the loans were used for working capital and general corporate purposes. We intend to use a portion of the net proceeds from this offering to repay these new loans.

USE OF PROCEEDS

        We expect that we will receive approximately $                      million in net proceeds from this offering after deducting estimated offering expenses and estimated underwriting discounts and commissions. We will not receive any proceeds from shares of our common stock sold by the selling stockholders.

        We intend that the net proceeds will be used as follows:

  •
  Approximately $               million will be used to redeem the outstanding shares of our new Series A Preferred Stock and to pay the accrued and unpaid dividends thereon. The new Series A Preferred Stock, which has an initial aggregate liquidation preference of approximately $26.5 million, has a cumulative cash dividend at the rate of 16% per annum of the liquidation preference through January 14, 2005, 18% per annum of the liquidation preference from January 15, 2005 through January 14, 2006 and 20% per annum of the liquidation preference thereafter. In each case, a dividend at a rate of 12% per annum of the liquidation preference will be payable quarterly in cash. The remaining portion of the dividend is payable only upon the occurrence of certain specified liquidation events or a redemption of the new Series A Preferred Stock, and it will bear interest in arrears at the current dividend rate, compounding on each dividend payment date. The redemption price of the Series A Preferred Stock includes a premium of $250,000 above the liquidation preference. The holders of new Series A Preferred Stock, Questor Partners, received the Series A Preferred Stock in December 2004 in exchange for the cancellation of indebtedness (including accrued interest) that we owed them of approximately $26.5 million.

  •
  Approximately $              million will be used to repay all of the outstanding principal and accrued interest under our $10.0 million secured term loans that mature on the earlier of the maturity date of our senior credit facilities (currently, April 30, 2006) or June 28, 2006. The interest rates on the loans are variable and increase the longer the loans are outstanding. The initial interest rate on the U.K. loan is the adjusted U.S. dollar LIBOR rate plus a margin of 650 basis points. The initial interest rate on the U.S. loan is at our option either the base rate plus a margin of 550 basis points or the adjusted U.S. dollar LIBOR rate plus a margin of 650 basis points. At December 31, 2004, the weighted-average interest rate on these loans was 9.05%. Net proceeds from these loans were used for working capital and general corporate purposes.

  •
  Approximately $            million will be used to pay fees owed to certain stockholders under management agreements that will be terminated upon completion of this offering.

  •
  The balance of the net proceeds, which we expect to be approximately $                              million, will be used to repay amounts outstanding under our senior credit facilities in the United States and United Kingdom, which mature April 30, 2006. The interest rate on the U.S. facility is variable and is calculated by applying a margin of 50 basis points above the prime rate of the parent of the lender or 300 basis points above the eurodollar rate. The interest rate on the U.K. facility is variable and is calculated using a margin of 300 basis points above British pound LIBOR. At December 31, 2004, the weighted-average interest rates on the U.S. and U.K. facilities were 5.50% and 7.84%, respectively.

DIVIDEND POLICY

        We have not declared or paid any cash dividends on our common stock in the last five years. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Our ability to pay cash dividends on our common stock is limited by the terms of our current credit facilities and may be further restricted by the terms of any of our future debt. Any future determination as to the declaration and payment of cash dividends will be at the discretion of our board of directors and will depend upon our financial condition, operating results, capital requirements, restrictions contained in our agreements, legal requirements and other factors considered relevant by our board of directors at that time.

        We are a holding company and have no direct operations. Our ability to pay cash dividends depends, in part, on the ability of our subsidiaries to pay cash dividends. Our subsidiaries are subject to legal restrictions under the laws of the jurisdictions in which they operate, and in some cases, restrictions under credit facilities, that limit their ability to declare and pay cash dividends. We are financially dependent on receiving distributions from our subsidiaries, and we could be harmed if such distributions are not made in the future. See "Risk Factors."

CAPITALIZATION

        The table below sets forth our unaudited cash and cash equivalents, restricted cash and capitalization as of September 30, 2004:

  •
  on an actual basis,

  •
  on a pro forma basis to give effect to the Recapitalization Transactions that occurred in December 2004 and our receipt of the $10.0 million secured term loans in December 2004, and

  •
  on a pro forma as adjusted basis to give effect to (i) the Recapitalization Transactions, (ii) our receipt of the $10.0 million secured term loans, (iii) the issuance of            Additional Pre-Offering Shares immediately before the completion of this offering, and (iv) the completion of this offering and our receipt and application of the estimated net proceeds.

        See "Recent Developments" and "Use of Proceeds."

        You should read this table together with our consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

	As of September 30, 2004
	Actual	Pro Forma	Pro Forma as Adjusted
	(in thousands, except share data)
Cash and cash equivalents	$24,732	$34,732	$
Restricted cash	8,806	8,806

Total cash, cash equivalents and restricted cash	$33,538	$43,538	$

Current portion of long-term debt	$24,900	$24,900
Stockholder notes	25,781	—
Other long-term debt, less current portion	50,813	50,813
Secured term loans	—	10,000

Total debt	101,494	85,713
Redeemable Preferred Stock:
Series A Preferred Stock, liquidation preference of $1,000 per share, 36,107 shares authorized and 36,100 shares issued and outstanding at September 30, 2004, no shares authorized, issued and outstanding following the recapitalization or upon completion of this offering	48,734	—
Series B Preferred Stock, liquidation preference of $1,000 per share, 24,000 shares authorized, issued and outstanding at September 30, 2004, no shares authorized, issued and outstanding following the recapitalization or upon completion of this offering	34,080	—
Series C Preferred Stock, initial liquidation preference of $1,000 per share, 35,000 shares authorized, issued and outstanding at September 30, 2004, no shares authorized, issued and outstanding following the recapitalization or upon completion of this offering	83,951	—
Series D Preferred Stock, initial liquidation preference of $1,000 per share, 88,000 shares authorized and 73,000 shares issued and outstanding at September 30, 2004, no shares authorized, issued and outstanding following the recapitalization or upon completion of this offering	152,958	—
New Series A Preferred Stock, liquidation preference of $1,000 per share, no shares authorized, issued and outstanding at September 30, 2004, 30,000 shares authorized and 26,492 shares issued and outstanding following the recapitalization, and 30,000 shares authorized and no shares issued and outstanding upon completion of this offering	—	26,492

Total redeemable preferred stock	319,723	26,492
Stockholders' Equity (Deficit):
Common stock, $0.001 par value, 5,000,000 shares authorized and 99,964 shares issued and outstanding at September 30, 2004, 50,000,000 shares authorized and 10,000,310 shares issued and outstanding following the recapitalization, 150,000,000 shares authorized and shares issued and outstanding upon completion of this offering	—	10
Additional paid-in capital	—	319,713
Accumulated deficit	(315,461)	(315,461)
Accumulated other comprehensive loss	(6,424)	(6,424)

Total stockholders' equity (deficit)	(321,885)	(2,162)

Total capitalization	$99,332	$110,043	$

The number of shares of common stock issued and outstanding on a pro forma and pro forma as adjusted basis above excludes:

  •
  shares of common stock that will be issuable upon the exercise of stock options to be awarded under the 2005 Plan to holders of EAUs immediately before completion of this offering that will have an exercise price equal to the initial public offering price per share in this offering, and

  •
  shares of common stock that will be reserved for issuance in connection with future equity awards under the 2005 Plan upon completion of this offering.

DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share and the net book value per share of our common stock after this offering. Our pro forma net book value at September 30, 2004 was approximately $                              million or $             per share of common stock. We determined pro forma net book value per share at September 30, 2004 by dividing our pro forma net book value (total book value of our assets less total liabilities and total redemption value of the outstanding shares of our new Series A Preferred Stock) by            , which is the pro forma number of shares of our common stock outstanding at September 30, 2004. These pro forma amounts reflect the effects of:

  •
  the Recapitalization Transactions,

  •
  our receipt of the $10.0 million secured term loans, and

  •
  the issuance of            Additional Pre-Offering Shares immediately before the completion of this offering.

        After giving effect to the sale of            shares of our common stock at an assumed initial public offering price of $                  per share, the midpoint of the price range set forth on the front cover of this prospectus, deducting estimated offering expenses and estimated underwriting discounts and commissions and giving effect to the use of the net proceeds of the offering set forth in "Use of Proceeds," our pro forma as adjusted net book value at September 30, 2004 would have been approximately $                   million or approximately $                  per share of common stock. This represents an immediate increase in pro forma net book value of $                  per share to existing stockholders and an immediate dilution in pro forma net book value of $                  per share to new investors in this offering. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share	$
Pro forma net book value per share at September 30, 2004	$
Net increase in pro forma book value per share attributable to this offering

Pro forma as adjusted net book value per share after this offering	$

Dilution per share to new investors	$

        The following table sets forth on an as adjusted basis as of September 30, 2004, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average prices per share paid by existing stockholders and by new investors, before deducting estimated offering expenses and estimated underwriting discounts and commissions, at an assumed initial public offering price of $                  per share, the midpoint of the price range set forth on the front cover of this prospectus.

	Shares Purchased		Total Consideration
Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders		%	$	%	$
New investors			$

Total		%	$	%	$

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The table below presents our selected historical consolidated financial data for each of the five years in the period ended December 31, 2003 and for the nine month periods ended September 30, 2003 and 2004. We derived the statement of operations data and other data for the years ended December 31, 1999 and 2000 and the balance sheet data as of December 31, 1999, 2000 and 2001 from our audited financial statements for those years, which are not included in this prospectus. We derived the statement of operations data and other data for the years ended December 31, 2001, 2002 and 2003 and the balance sheet data as of December 31, 2002 and 2003 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the statement of operations data and other data for the nine month periods ended September 30, 2003 and 2004 and the balance sheet data as of September 30, 2004 from our unaudited consolidated financial statements included elsewhere in this prospectus.

        Our unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in our opinion, reflect all adjustments necessary for a fair presentation of this data in all material respects. The results for any interim period are not necessarily indicative of the results that may be expected for a full year.

        You should read this selected historical consolidated financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

	Year Ended December 31,					Nine Months Ended September 30,
	1999	2000	2001	2002	2003	2003	2004
	(in thousands)
Statement of Operations Data:
Revenues	$1,345,155	$1,293,063	$1,191,822	$1,226,831	$1,375,361	$991,091	$1,135,510
Transportation and other direct costs	1,020,393	992,427	918,400	925,822	1,054,784	758,408	879,800

Net revenues	324,762	300,636	273,422	301,009	320,577	232,683	255,710
Selling, general and administrative expenses (1)	350,623	301,560	295,567	305,616	314,526	232,392	241,028
Restructuring charges	15,299	609	1,519	8,626	10,702	6,901	2,348
Asset impairment charges	11,888	—	—	—	—	—	—
Depreciation and amortization	14,898	13,306	13,044	11,542	9,962	7,660	7,054

Operating (loss) income	(67,946)	(14,839)	(36,708)	(24,775)	(14,613)	(14,270)	5,280
Interest expense, net	20,400	21,639	9,557	4,124	5,921	3,721	7,528
Gain on sale of business	(68,920)	—	—	—	—	—	—
Other expense (income), net	809	130	859	(1,036)	74	41	(1,863)

Loss from continuing operations before income taxes and minority interests	(20,235)	(36,608)	(47,124)	(27,863)	(20,608)	(18,032)	(385)
Provision for income taxes	24,106	3,296	4,764	5,431	5,214	3,918	3,869

Loss from continuing operations before minority interests	(44,341)	(39,904)	(51,888)	(33,294)	(25,822)	(21,950)	(4,254)
Minority interests	1,478	1,966	2,375	3,331	3,708	2,975	2,172

Loss from continuing operations	(45,819)	(41,870)	(54,263)	(36,625)	(29,530)	(24,925)	(6,426)
Discontinued operations:
Loss from operations of discontinued business segment, net of taxes	3,892	5,377	4,531	—	—	—	—
Loss on sale of discontinued business segment, net of taxes	—	—	9,714	—	—	—	—

Net loss before extraordinary item	(49,711)	(47,247)	(68,508)	(36,625)	(29,530)	(24,925)	(6,426)
Extraordinary item—gain on debt restructuring	—	—	(77,505)	—	—	—	—

Net (loss) income	(49,711)	(47,247)	8,997	(36,625)	(29,530)	(24,925)	(6,426)
Preferred stock dividends/accretion	2,100	2,100	49,113	30,837	47,410	39,674	30,833

Net loss applicable to common shares	$(51,811)	$(49,347)	$(40,116)	$(67,462)	$(76,940)	$(64,599)	$(37,259)

Other Data:
EBITDA (2)	$13,585	$(3,629)	$(26,898)	$(15,528)	$(8,433)	$(9,626)	$12,025
Adjusted EBITDA (2)	34,869	266	(22,145)	1,523	17,780	6,540	18,561
Capital expenditures	5,583	7,148	7,182	8,471	11,772	7,502	4,450
	As of December 31,
						As of September 30, 2004
	1999	2000	2001	2002	2003
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$2,617	$22,383	$20,183	$17,229	$18,821	$24,732
Working capital	5,740	(92,995)	(7,972)	(9,419)	(4,822)	9,764
Restricted cash	4,407	4,162	4,115	7,023	10,702	8,806
Total assets	395,052	415,542	346,486	366,656	429,470	440,896
Total debt	165,036	198,564	32,716	50,299	76,467	101,494
Stockholders' equity (deficit)	(60,930)	(116,665)	(135,815)	(204,771)	(284,115)	(321,885)

        (1)   Includes costs for external consulting services and for our employees dedicated to our organizational restructuring and business process re-engineering activities, recruiting and other costs associated with building a new management team and other related charges. These costs were $3,698, $1,190, $0, $3,730, $9,329, $4,449 and $2,079 for the years ended December 31, 1999, 2000, 2001, 2002 and 2003, and the nine month periods ended September 30, 2003 and 2004, respectively.

        (2)   "EBITDA" represents earnings before losses from discontinued operations, extraordinary items, interest, taxes and depreciation and amortization. "Adjusted EBITDA" represents EBITDA before other expense (income), minority interests, restructuring charges and other related charges classified as selling, general and administrative expenses (see Note 1) and management fees paid to certain related parties. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined under GAAP. We use EBITDA and Adjusted EBITDA to facilitate operating performance comparisons from period to period. In addition, we believe EBITDA facilitates company to company operating performance comparisons by backing out potential differences caused by variations due to discontinued operations and extraordinary items, as well as variations in capital structures (affecting interest expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present EBITDA when reporting their results. We use Adjusted EBITDA as a supplemental measure to assess our performance, because it excludes management fees we currently pay to certain related parties, which fees will not continue following completion of this offering, restructuring charges and other related charges (see Note 1), other expense (income) and minority interests, none of which our management views as indicative of our ongoing operating performance. We also use Adjusted EBITDA as a performance measure in setting our executive compensation and in making performance-based bonus determinations. We present EBITDA and Adjusted EBITDA because we believe that it is useful for investors to analyze disclosures of our operating results on the same basis as that used by our management.

        EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider either in isolation, or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

  •
  EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments,

  •
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs,

  •
  EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt,

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements,

  •
  the restructuring charges that we exclude from our calculation of Adjusted EBITDA have been incurred in each period presented, and the other related charges classified as selling, general and administrative expenses that we exclude from our calculation of Adjusted EBITDA have been incurred in 2002, 2003 and 2004, and

  •
  other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

        Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as the primary measures of our operating performance or as measures of discretionary cash available to us to invest in the growth of our business. See the consolidated statements of operations and cash flows included in our financial statements included elsewhere in this prospectus. The following is a reconciliation of EBITDA and Adjusted EBITDA to net (loss) income:

	Year Ended December 31,					Nine Months Ended September 30,
	1999	2000	2001	2002	2003	2003	2004
	(in thousands)
Adjusted EBITDA	$34,869	$266	$(22,145)	$1,523	$17,780	$6,540	$18,561
Add (subtract):
Other (expense) income, net	(809)	(130)	(859)	1,036	(74)	(41)	1,863
Minority interests	(1,478)	(1,966)	(2,375)	(3,331)	(3,708)	(2,975)	(2,172)
Restructuring charges	(15,299)	(609)	(1,519)	(8,626)	(10,702)	(6,901)	(2,348)
Other related charges (see Note 1)	(3,698)	(1,190)	—	(3,730)	(9,329)	(4,449)	(2,079)
Management fees	—	—	—	(2,400)	(2,400)	(1,800)	(1,800)

EBITDA	13,585	(3,629)	(26,898)	(15,528)	(8,433)	(9,626)	12,025
Add (subtract):
Losses from discontinued operations	(3,892)	(5,377)	(14,245)	—	—	—	—
Extraordinary item—gain on debt restructuring	—	—	77,505	—	—	—	—
Depreciation and amortization	(14,898)	(13,306)	(13,044)	(11,542)	(9,962)	(7,660)	(7,054)
Interest expense, net	(20,400)	(21,639)	(9,557)	(4,124)	(5,921)	(3,721)	(7,528)
Provision for income taxes	(24,106)	(3,296)	(4,764)	(5,431)	(5,214)	(3,918)	(3,869)

Net (loss) income	$(49,711)	$(47,247)	$8,997	$(36,625)	$(29,530)	$(24,925)	$(6,426)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

        The following unaudited pro forma condensed consolidated financial statements have been prepared by management and are based on our historical financial statements included elsewhere in this prospectus.

        The information included in the "Pro Forma" columns of the unaudited consolidated financial statements below has been adjusted to give effect to the following:

  •
  the Recapitalization Transactions, and

  •
  the $10.0 million secured term loans that we entered into in December 2004.

        In addition to reflecting the above events, the information presented in the "Pro Forma As Adjusted" columns of the unaudited consolidated financial statements below has been adjusted to give effect to the following events that will occur in connection with this offering:

  •
  the issuance of        Additional Pre-Offering Shares,

  •
  the issuance of options to purchase            shares of our common stock immediately before completion of this offering that will have an exercise price equal to the public offering price per share in this offering,

  •
  the termination of management agreements between us and certain stockholders that will occur upon completion of this offering, and

  •
  the sale of        shares of our common stock in this offering and the use of the net proceeds from this offering as described in "Use of Proceeds."

        The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2003, and the nine months ended September 30, 2004 give effect to the items described above as if the transactions had occurred as of January 1, 2003. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2004 gives effect to the items described above as if the transactions had occurred on September 30, 2004. The pro forma adjustments and offering adjustments are based upon available information, estimates and certain assumptions that we believe are reasonable, and in our opinion, all adjustments have been made that are necessary to present fairly the pro forma and pro forma as adjusted data in all material respects. However, the unaudited pro forma condensed consolidated financial statements are provided for informational purposes only and do not purport to represent what our financial condition or results of operations would actually have been had these transactions in fact occurred as of the dates indicated above, nor does the information purport to project our financial condition or results of operations at any future date or for any future period. For example, the unaudited pro forma condensed consolidated financial statements do not reflect the incremental costs we may incur as a public company or the effects of the following charges that we expect to incur during 2005:

  •
  a $        million charge as a result of terminating the 2002 Plan,

  •
  a $        million charge in connection with the termination of management agreements with certain stockholders, and

  •
  a $        million charge in connection with the repayment of amounts outstanding under our $10.0 million secured term loans.

We also expect to incur additional charges of $            in each of the next            years related to the vesting of restricted shares of our common stock issued in connection with terminating the 2002 Plan. In addition, we will issue options to purchase shares of our common stock in connection with the termination of the 2002 Plan, which may cause us to incur charges based upon the terms of their issuance and accounting methods in effect at the time of issuance.

        The accompanying unaudited pro forma financial information should be read in conjunction with "Use of Proceeds," "Capitalization," "Dilution," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our historical consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of September 30, 2004
(in thousands, except share data)

	Actual	Pro Forma Adjustments		Pro Forma	Offering Adjustments	Pro Forma As Adjusted
ASSETS
Current Assets:
Cash and cash equivalents	$24,732	$10,000	(a)	$34,732
Accounts receivable:
Trade, net	280,314			280,314
Other	4,166			4,166
Deferred income taxes	507			507
Prepaid expenses	12,248			12,248
Other current assets	8,060			8,060

Total current assets	330,027	10,000		340,027
Net property and equipment, at cost	44,817			44,817
Deferred income taxes	470			470
Goodwill and indefinite lived intangible assets	28,209			28,209
Restricted cash	8,806			8,806
Other assets	28,567			28,567

	$440,896	$10,000		$450,896

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$221,642			$221,642
Accrued employee related expenses	27,407			27,407
Income taxes payable	6,523			6,523
Other current liabilities	39,791	(711)	(b)	39,080
Current portion of long-term debt	24,900			24,900

Total current liabilities	320,263	(711)		319,552

Stockholder notes	25,781	(25,781)	(b)	0
Other long-term debt, less current portion	50,813	10,000	(a)	60,813
Employee benefit liabilities	32,054			32,054
Other noncurrent liabilities	8,437			8,437
Minority interests	5,710			5,710

Total liabilities	443,058	(16,492)		426,566
Commitments and contingencies
Redeemable Preferred Stock:
Series A Preferred Stock, liquidation preference of $1,000 per share, 36,107 shares authorized and 36,100 shares issued and outstanding at September 30, 2004, no pro forma or pro forma as adjusted shares authorized, issued and outstanding	48,734	(48,734)	(c)	—
Series B Preferred Stock, liquidation preference of $1,000 per share, 24,000 shares authorized, issued and outstanding at September 30, 2004, no pro forma or pro forma as adjusted shares authorized, issued and outstanding	34,080	(34,080)	(c)	—
Series C Preferred Stock, initial liquidation preference of $1,000 per share, 35,000 shares authorized, issued and outstanding at September 30, 2004, no pro forma or pro forma as adjusted shares authorized, issued and outstanding	83,951	(83,951)	(c)	—
Series D Preferred Stock, initial liquidation preference of $1,000 per share, 88,000 shares authorized and 73,000 shares issued and outstanding at September 30, 2004, no pro forma or pro forma as adjusted shares authorized, issued and outstanding	152,958	(152,958)	(c)	—
New Series A Preferred Stock, liquidation preference of $1,000 per share, no shares authorized, issued and outstanding at September 30, 2004, 30,000 pro forma shares authorized and 26,492 pro forma shares issued and outstanding, 30,000 pro forma as adjusted shares authorized and no pro forma as adjusted shares issued and outstanding	—	26,492	(b)	26,492

Total redeemable preferred stock	319,723	(293,231)		26,492
Stockholders' Equity (Deficit):
Common stock, $0.001 par value, 5,000,000 shares authorized and 99,964 shares issued and outstanding at September 30, 2004, 50,000,000 pro forma shares authorized and 10,000,310 pro forma shares issued and outstanding, 150,000,000 pro forma as adjusted shares authorized and pro forma as adjusted shares issued and outstanding	—	10	(c)	10
Additional paid-in capital	—	319,713	(c)	319,713
Accumulated deficit	(315,461)			(315,461)
Accumulated other comprehensive loss	(6,424)			(6,424)

Total stockholders' equity (deficit)	(321,885)	319,723		(2,162)

	$440,896	$10,000		$450,896	$	$

(a)
Reflects cash proceeds from the funding of the secured term loans and the related incremental indebtedness.

(b)
Reflects elimination of principal and accrued interest due to Questor Partners in connection with the cancellation of the stockholder notes held by them and the issuance of the new Series A Preferred Stock as consideration for that cancellation.

(c)
Reflects conversion of Series A, Series C and Series D Preferred Stock to common stock and cancellation of Series B Preferred Stock.

Unaudited Pro Forma Condensed Consolidated
Statement of Operations
Year Ended December 31, 2003
(in thousands, except share data)

	Actual	Pro Forma Adjustments			Pro Forma	Offering Adjustments	Pro Forma As Adjusted
Revenues	$1,375,361	$			$1,375,361	$	$
Transportation and other direct costs	1,054,784				1,054,784

Net revenues	320,577				320,577
Selling, general and administrative expenses	314,526				314,526
Restructuring charges	10,702				10,702
Depreciation and amortization	9,962				9,962

Operating loss	(14,613)				(14,613)
Interest expense, net	5,921		893	(a)	6,814
Other expense, net	74				74

Loss before income taxes and minority interests	(20,608)		(893)		(21,501)
Provision for income taxes	5,214				5,214
Minority interests	3,708				3,708

Net loss	(29,530)		(893)		(30,423)
Preferred stock dividends/accretion	47,410		(43,171)	(b)	4,239

Net loss applicable to common shares	$(76,940)		$42,278		$(34,662)	$	$

(a)
Reflects $905 of additional interest expense on the $10,000 secured term loans, which had a weighted-average interest rate as of December 31, 2004 of 9.05%, net of $12 of interest eliminated in connection with the exchange of the stockholder notes held by Questor Partners for new Series A Preferred Stock.

(b)
Reflects $47,410 of eliminated preferred stock dividend accretion on Series A, B, C and D Preferred Stock, net of additional preferred stock accretion of $4,239 on the new Series A Preferred Stock, which bears an initial cumulative dividend rate of 16.0% and has an initial liquidation preference of $26,492.

Unaudited Pro Forma Condensed Consolidated
Statement of Operations
Nine Months Ended September 30, 2004
(in thousands, except share data)

	Actual	Pro Forma Adjustments			Pro Forma	Offering Adjustments	Pro Forma As Adjusted
Revenues	$1,135,510	$			$1,135,510	$	$
Transportation and other direct costs	879,800				879,800

Net revenues	255,710				255,710
Selling, general and administrative expenses	241,028				241,028
Restructuring charges	2,348				2,348
Depreciation and amortization	7,054				7,054

Operating income	5,280				5,280
Interest expense, net	7,528		(2,263)	(a)	5,265
Other (income), net	(1,863)				(1,863)

(Loss) income before income taxes and minority interests	(385)		2,263		1,878
Provision for income taxes	3,869				3,869
Minority interests	2,172				2,172

Net loss	(6,426)		2,263		(4,163)
Preferred stock dividends/accretion	30,833		(27,654	)(b)	3,179

Net loss applicable to common shares	$(37,259)		$29,917		$(7,342)	$	$

(a)
Reflects three quarters, or $679, of additional interest on the $10,000 secured term loans, which had a weighted-average interest rate as of December 31, 2004 of 9.05%, net of three quarters, or $2,942, of interest eliminated in connection with the exchange of the stockholder notes held by Questor Partners for new Series A Preferred Stock.

(b)
Reflects $30,833 of eliminated preferred stock dividend accretion on Series A, B, C and D Preferred Stock, net of additional preferred stock accretion of $3,179 on the new Series A Preferred Stock, which bears an initial cumulative dividend rate of 16.0% and has an initial liquidation preference of $26,492.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read together with our consolidated financial statements and accompanying notes that are included elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" or in other parts of this prospectus. We disclaim any obligation to update information contained in any forward-looking statement. Our consolidated financial statements included elsewhere in this prospectus, and which we discuss below, have been prepared in U.S. dollars and in accordance with United States GAAP.

Overview

        We are a leading non-asset based international freight forwarder that provides services through a global network of 254 company-owned branches in 26 countries and 146 independent agent-owned branches in 66 countries. We provide air and ocean freight forwarding and logistics and customs brokerage services to our customers on a global basis and overland freight forwarding services to our customers primarily in Europe. Our logistics services include inventory management, order fulfillment, warehousing, pick-and-pack services, light assembly and other supply chain management services. We have a strong presence in the major trans-Pacific, trans-Atlantic and Asia-Europe trade lanes, as well as most major intra-Asia trade lanes. Our company-owned branches generated approximately 95% of our revenue during the first nine months of 2004 and are located in countries that together account for approximately 85% of the world's international trade flows.

        We utilize our global network, proprietary information technology system, relationships with transportation providers and complementary logistics services to assist our customers with the management of their global supply chains. We serve a large and diverse base of global and local customers, many of which operate in industries that we believe will experience above-average growth rates. As a non-asset based freight forwarder, we do not own or lease aircraft, ships or heavy-duty trucks. We generally purchase transportation capacity from independent air, ocean and overland transportation providers and resell that capacity to our customers. This approach allows us to provide our customers with broad access to global transportation capacity across a wide range of transportation options, while giving us increased flexibility and the opportunity to achieve a higher return on invested capital.

        Over the last three years, we have implemented a broad based operational turnaround that refocused our business on our core international freight forwarding operations. We also have improved our productivity and reduced our costs by lowering our headcount and overhead expenses and by consolidating underperforming offices as more fully described below. While the primary focus of these initiatives to date has been to improve our operating performance and margins, we believe that these initiatives and the investments we have made in our sales capabilities will enable us to increase our revenue.

        We operate in three geographic areas comprised of the Asia Pacific region, the Europe/Middle East/Africa ("EMEA") region, and the Americas region. Our principal sources of revenue are from air, ocean and overland freight forwarding, warehousing and logistics services and customs brokerage services. Freight costs represent the most significant portion of our expenses and vary with the level of our business activity. Other than freight costs, payroll expenses are our single largest category of expense.

Recent Restructuring

        Beginning in 2002, we implemented a series of significant strategic initiatives intended to improve our operating results, reduce the levels of cash used by our operating activities and position us for future growth. As part of this process, we implemented a series of cost reduction initiatives to streamline our operations and increase operational effectiveness, primarily in the Americas and EMEA. These cost reduction initiatives included reducing headcount, lowering overhead expenses, consolidating unprofitable branches and eliminating excess facilities. We also reduced information technology costs by outsourcing certain non-strategic technology activities and reduced our transportation costs by achieving more efficient consolidation of shipments destined for a common location. In addition, we streamlined order processing, cross-trained personnel and redesigned workflows at some of our large branches and warehouses.

        Although these initiatives were intended to reduce costs and improve our operating results, we have incurred significant restructuring charges to implement them. In addition, we have incurred other related charges in connection with implementing these strategic initiatives that are included in selling, general and administrative expenses. These other related charges included costs for external consulting services and for our employees dedicated to our organizational restructuring and business process reengineering activities, recruiting and other costs associated with building a new management team to effect our restructuring and other charges to support these efforts.

        The following table presents a summary of the restructuring and other related charges during each of the three years in the period ended December 31, 2003 and the nine month periods ended September 30, 2003 and 2004.

	Year Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
	(in thousands)
Severance	$1,519	$7,559	$7,066	$5,640	$2,279
Facility exit costs	—	1,067	3,636	1,261	69

Total restructuring charges	1,519	8,626	10,702	6,901	2,348
Other related charges	—	3,730	9,329	4,449	2,079

Total	$1,519	$12,356	$20,031	$11,350	$4,427

        During the nine months ended September 30, 2004, we recorded restructuring and other related charges of $4.4 million. These restructuring and other related charges consisted of severance of $2.3 million relating to the termination of 122 administrative and operational employees; costs related to the termination of certain leases of $0.1 million; and other related charges of $2.1 million. These other related charges included consulting costs of $1.7 million, of which $0.6 million were for services provided by AlixPartners, LLC, a related party, as well as other charges of $0.4 million to support our organizational restructuring and business process reengineering activities.

        During the year ended December 31, 2003, we recorded restructuring and other related charges of $20.0 million. These restructuring and other related charges consisted of severance of $7.1 million relating to the termination of 344 administrative and operational employees; costs related to the termination of certain leases of $3.6 million; and other related charges of $9.3 million. These other related charges included consulting costs of $6.9 million, of which $2.9 million were for services provided by AlixPartners, LLC, as well as other charges of $2.4 million to support our organizational restructuring and business process reengineering activities.

        During the year ended December 31, 2002, we recorded restructuring and other related charges of $12.4 million. These restructuring and other related charges consisted of severance of $7.6 million relating to the termination of 262 administrative and operational employees; costs related to the termination of certain leases of $1.1 million; and other related charges of $3.7 million. These other related charges included consulting costs of $2.0 million, as well as other costs of $1.5 million to build a new management team to effect our restructuring and charges of $0.2 million to support our organizational restructuring and business process reengineering activities.

        During the year ended December 31, 2001, we recorded total restructuring charges of $1.5 million. These charges consisted of severance relating to the termination of 85 administrative and operational employees.

        Although we believe our restructuring efforts are largely complete, we expect to incur additional costs in the fourth quarter of 2004 and in 2005 primarily related to the termination of certain leases and other restructuring activities.

Charges Relating to this Offering

        We expect to incur charges of approximately $             million upon completion of this offering as a result of exchanging unrestricted shares of our common stock for EAUs outstanding under the 2002 Plan. We also expect to incur charges of approximately $             million and $             million upon completion of this offering in connection with the termination of management agreements with certain stockholders and with the repayment of amounts outstanding under our $10.0 million secured term loans, respectively. We also expect to incur an additional charge of $            in each of the next             years related to the vesting of restricted shares of our common stock issued in connection with the termination of the 2002 Plan. In addition, we will issue options to purchase shares of our common stock in connection with the termination of the 2002 Plan, which may cause us to incur charges based upon the terms of their issuance and accounting methods in effect at the time of issuance.

Results of Operations

        We believe that net revenue is a better measure of our operations than gross revenue because our gross revenue for air, ocean and overland freight forwarding services includes amounts we charge our customers in respect of the underlying direct transportation costs to us. When we act as a freight forwarder, our net revenue is determined by the difference between the rates charged to us by the carrier and the rates we charge our customers. Net revenue derived from freight forwarding generally is allocated among our operating subsidiaries handling the shipment as the point of origin or point of destination based on industry practice. Our gross revenue from warehousing and logistics services and customs brokerage services includes only commissions and fees earned by us and is substantially the same as our net revenue for those services. Our gross revenue from these services is generally allocated to the region where the services are performed.

  Nine Months Ended September 30, 2004 Compared with Nine Months Ended September 30, 2003

        Net revenue for the nine months ended September 30, 2004 was $255.7 million compared with $232.7 million for the comparable period in 2003, an increase of $23.0 million or 9.9%. Foreign currency translation had a $15.4 million positive impact on net revenue, primarily due to foreign exchange rate changes in the euro and the British pound. After adjusting for the change in foreign exchange rates, net revenue increased $7.6 million or 3.3%, primarily due to an increase in net revenue in Asia Pacific of $7.5 million and in EMEA of $1.0 million, partially offset by a decrease of net revenue in the Americas of $0.9 million. The increase primarily was a result of a higher number of shipments, mainly in Asia Pacific air and ocean shipments and Europe overland shipments, as well as a higher net revenue per shipment.

        Ocean freight net revenue for the nine months ended September 30, 2004 was $62.1 million compared with $56.6 million for the comparable period in 2003, an increase of $5.5 million or 9.6%, primarily due to the favorable effect of foreign exchange rate changes during the period of $3.3 million and a higher number of shipments, mainly in Asia Pacific. Air freight net revenue for the nine months ended September 30, 2004 was $90.2 million compared with $80.1 million for the comparable period in

2003, an increase of $10.1 million or 12.6%, primarily due to the favorable effect of foreign exchange rate changes during the period of $4.4 million, a higher number of shipments in Asia Pacific and a higher net revenue per shipment across all regions. Overland freight net revenue for the nine months ended September 30, 2004 was $45.3 million compared with $39.7 million for the comparable period in 2003, an increase of $5.6 million or 14.2%, primarily due to favorable foreign exchange rate changes during the period of $4.3 million, a higher number of shipments and a higher net revenue per shipment in EMEA. Warehousing and logistics services and customs brokerage services net revenue for the nine months ended September 30, 2004 was $58.1 million compared with $56.3 million for the comparable period in 2003, an increase of $1.9 million or 3.3%, primarily due to the favorable effect of foreign exchange rate changes during the period of $3.4 million and higher warehousing and logistics services and customs brokerage services net revenue in Asia Pacific of $2.8 million, offset by lower logistics and warehousing net revenue in the Americas and EMEA.

        Selling, general and administrative, or SG&A, expenses for the nine months ended September 30, 2004 were $241.0 million compared with $232.4 million for the comparable period in 2003, an increase of $8.6 million or 3.7%. The increase in SG&A expenses was primarily due to the adverse effect of foreign currency translation changes of $14.9 million, partly offset by $6.3 million in cost savings. These cost savings mainly resulted from cost reduction initiatives implemented in the Americas and EMEA of $8.8 million, offset in part by higher SG&A expenses in Asia Pacific of $2.5 million to support net revenue growth in that region. SG&A expenses as a percentage of our net revenue were 94.3% for the nine months ended September 30, 2004 compared to 99.9% for the comparable period in 2003.

        Restructuring charges for the nine months ended September 30, 2004 were $2.3 million compared with $6.9 million for the comparable period in 2003, a decrease of $4.6 million or 66.0%.

        Depreciation and amortization expense for the nine months ended September 30, 2004 was $7.1 million compared with $7.7 million for the comparable period in 2003, a decrease of $0.6 million or 7.9%. This decrease primarily reflected the effect of property and equipment disposals in 2003.

        Interest expense, net for the nine months ended September 30, 2004 was $7.5 million compared with $3.7 million for the comparable period in 2003, an increase of $3.8 million or 102.3%. Our interest expense for the nine months ended September 30, 2004 consisted primarily of interest on our credit facilities and promissory notes held by Questor Partners. The increase in interest expense, net primarily reflected higher average debt balances of $31.3 million due to increased borrowings under existing facilities and new borrowings used primarily to finance negative cash flows from operations and to implement restructuring initiatives. Higher prevailing interest rates also contributed to the increase.

        Other (income) expense, net for the nine months ended September 30, 2004 was income of $1.9 million compared with an expense of $41 thousand for the comparable period in 2003. This increase in other income for the nine months ended September 30, 2004 primarily reflected net gains of $1.6 million on the sale of two properties and a branch business in Europe.

        Although we reported a pre-tax loss on a consolidated basis in the nine month periods ended September 30, 2004 and 2003, we recognized a total provision for income taxes for each of the nine month periods ended September 30, 2004 and 2003 of $3.9 million, primarily for our profitable foreign subsidiaries. For further information, see "Net Operating Loss Carryforwards."

        Net loss for the nine months ended September 30, 2004 was $6.4 million compared with $24.9 million during the comparable period in 2003, an improvement of $18.5 million or 74.2%. The net impact of foreign exchange rate changes had an unfavorable effect of approximately $0.5 million on net loss for the nine months ended September 30, 2004.

  2003 Compared with 2002

        Net revenue for 2003 was $320.6 million compared with $301.0 million for the comparable period in 2002, an increase of $19.6 million or 6.5%. Foreign currency translation had a $26.8 million positive impact on net revenue, primarily due to foreign exchange rate changes in the euro and the British pound. After adjusting for the change in foreign exchange rates, net revenue in 2003 declined $7.2 million, or 2.4% from 2002, primarily due to declines in revenue of $5.7 million and $2.6 million in the Americas and Europe, respectively, which were partially offset by an increase of $1.1 million in net revenue in Asia Pacific. These declines resulted mainly from a lower net revenue per shipment and a lower number of shipments in the Americas, which were only partially offset by a higher number of air and ocean freight shipments in Asia. Net revenue per shipment decreased due to a year-over-year change in our product mix, principally due to the 2002 West Coast port strike in the United States, when we and our customers moved freight from ocean shipments to air shipments, which at that time yielded higher margins than normal. This situation was not repeated in 2003.

        Ocean freight net revenue for 2003 was $77.0 million compared with $73.7 million for 2002, an increase of $3.3 million or 4.5%, primarily due to the favorable effect of foreign exchange rate changes during 2003 of $5.7 million and a higher number of shipments in Asia Pacific. These positive factors were offset in part by a lower ocean freight net revenue per shipment in 2003 and a lower number of shipments in EMEA and the Americas. Air freight net revenue for 2003 was $111.2 million compared with $108.1 million for 2002, an increase of $3.1 million or 2.9%, primarily due to the favorable effect of foreign exchange rate changes during 2003 of $6.9 million and net revenue growth in Asia Pacific. These positive factors were offset by a decline in air freight net revenue in the Americas of $5.3 million resulting from a lower number of shipments and a lower net revenue per shipment. Overland freight net revenue for 2003 was $54.4 million compared with $47.8 million for 2002, an increase of $6.5 million or 13.7%, primarily due to the favorable effect of foreign exchange rate changes during 2003 of $8.1 million and a higher number of shipments in EMEA. These positive factors were offset by a lower net revenue per shipment in EMEA. Warehousing and logistics services and customs brokerage services net revenue for 2003 was $78.0 million compared with $71.4 million for 2002, an increase of $6.6 million or 9.3%, primarily due to the favorable effect of foreign exchange rate changes during 2003 of $6.1 million.

        SG&A expenses for 2003 were $314.5 million compared with $305.6 million for 2002, an increase of $8.9 million or 2.9%. The increase in SG&A expenses was primarily due to the adverse effect of foreign currency translation changes of $25.4 million, partly offset by $16.5 million in cost savings. The cost savings mainly resulted from cost reduction initiatives implemented primarily in the Americas and EMEA of $23.4 million, which were offset in part by an increase of $5.6 million for other restructuring related expenses, as well as higher SG&A expenses in Asia Pacific of $1.3 million to support net revenue growth in that region. SG&A expenses as a percentage of our net revenue were 98.1% for 2003 compared to 101.5% for 2002.

        Restructuring charges for 2003 were $10.7 million compared with $8.6 million for 2002, an increase of $2.1 million or 24.1%.

        Depreciation and amortization expense for 2003 was $10.0 million compared with $11.5 million for 2002, a decrease of $1.6 million or 13.7%. This decline was primarily the result of property and equipment disposals in 2002.

        Interest expense, net for 2003 was $5.9 million compared with $4.1 million for 2002, an increase of $1.8 million or 43.6%. This increase primarily reflected higher average debt balances of $21.2 million used primarily to finance negative cash flows from operations.

        Other (income) expense, net for 2003 was an expense of $0.1 million compared to income of $1.0 million for 2002. The change primarily reflected net losses recorded in 2003 and net gains recorded in 2002 related to disposals of property and equipment.

        Although we reported a pre-tax loss on a consolidated basis in 2003 and 2002, we recognized a total provision for income taxes of $5.2 million and $5.4 million, respectively, primarily for our profitable foreign subsidiaries. For further information, see "Net Operating Loss Carryforwards."

        Net loss for 2003 was $29.5 million compared with $36.6 million for 2002, an improvement of $7.1 million or 19.4%. The net impact of foreign exchange rate changes had an unfavorable effect on net loss of approximately $1.2 million for 2003.

  2002 Compared with 2001

        Net revenue for 2002 was $301.0 million compared with $273.4 million for 2001, an increase of $27.6 million or 10.1%. Foreign currency translation had a $7.3 million positive impact on net revenue, primarily due to foreign exchange rate changes in the euro and the British pound. After adjusting for the change in foreign exchange rates, net revenue in 2002 increased $20.2 million, or 7.4%, from 2001, primarily due to increases in revenue of $10.1 million in Asia Pacific, $9.7 million in the Americas and $0.4 million in EMEA. These increases mainly resulted from a higher net revenue per shipment in the Americas and a higher number of shipments in Asia Pacific. In 2002, we benefited from an increase in air charter activity resulting from the West Coast port strike in the United States, when we and our customers moved freight from ocean shipments to air shipments, which at that time yielded higher margins than normal.

        SG&A expenses for 2002 were $305.6 million compared with $295.6 million for 2001, an increase of $10.0 million or 3.4%. The increase in SG&A expenses was primarily due to the effect of adverse foreign currency translation changes of $7.7 million and higher expenses of $2.3 million, primarily due to an increase in other restructuring related expenses. SG&A expenses as a percentage of our net revenue were 101.5% for 2002 compared to 108.1% for 2001.

        Restructuring charges for 2002 were $8.6 million compared with $1.5 million for 2001, an increase of $7.1 million or 467.9%.

        Depreciation and amortization expense for 2002 was $11.5 million compared with $13.0 million for 2001, a decrease of $1.5 million or 11.5%. This decrease was primarily attributable to discontinuing the amortization of goodwill in January 2002 when we adopted Statement of Financial Accounting Standards ("SFAS") No. 142, Goodwill and Other Intangible Assets.

        Interest expense, net for 2002 was $4.1 million compared with $9.6 million in 2001, a decrease of $5.4 million or 56.8%. In March 2001, we exchanged our 9.75% Senior Notes, in aggregate principal amount of $110.0 million, for shares of our common stock and old Series A Preferred Stock. We accounted for this transaction as a "troubled debt restructuring," and the carrying value of the Senior Notes, plus accumulated interest, was discharged and included as part of an extraordinary gain on debt restructuring of $77.5 million. Accrued interest on the Senior Notes for the first quarter of 2001 was approximately $2.7 million, which accounted for half of the decline in our interest expense from 2001 to 2002. The remaining decrease can be attributed to lower average debt balances and lower interest rates during 2002.

        Other (income) expense, net for 2002 was income of $1.0 million compared with a loss of $0.9 million in 2001. A large part of the change relates to net gains of $1.0 million recorded in 2002 and net losses of $2.6 million recorded in 2001 resulting from disposals of property and equipment.

        Although we reported a pre-tax loss on a consolidated basis in 2002, we recognized a total provision for income taxes for 2002 of $5.4 million compared with a provision of $4.8 million for 2001, primarily for our profitable foreign subsidiaries. For further information, see "Net Operating Loss Carryforwards."

        In 2001, we disposed of the operations of The Bekins Company, a business segment consisting of Bekins Worldwide Solutions, Inc. and Bekins Van Lines Co., and we recorded charges of $14.2 million for losses associated with a discontinued business segment.

        Net loss for 2002 was $36.6 million compared with net income of $9.0 million for 2001, an unfavorable change of $45.6 million. As stated above, 2001 had included an extraordinary gain of $77.5 million related to debt restructuring and $14.2 million of charges associated with discontinued operations. The impact of the foreign exchange rate changes had an unfavorable effect of approximately $1.1 million on net loss for 2002.

Liquidity and Capital Resources

        As of September 30, 2004, our cash and cash equivalents totaled $24.7 million, representing an increase of $5.9 million from December 31, 2003. As of September 30, 2004, our restricted cash, which reflects cash on deposit as collateral for outstanding letters of credit, bank guarantees and surety bonds, totaled $8.8 million compared to $10.7 million as of December 31, 2003. Cash provided by financing activities of $23.0 million during the first nine months of 2004 was used to finance negative cash flows from operations, which employed cash of $15.5 million, and our investing activities, which employed cash of $1.3 million. Cash provided by financing activities included $21.0 million from stockholder loans, $3.9 million from revolving lines of credit and a $1.9 million decrease in restricted cash, offset in part by dividend payments of $2.8 million to minority interests in certain of our operating subsidiaries and repayments of other long-term debt of $1.0 million. Cash used in operating activities principally reflected cash needed with respect to our net loss for the nine months ended September 30, 2004 and a net increase in working capital of approximately $15.7 million. The increase in working capital was primarily due to an increase in account receivables of $12.6 million at September 30, 2004, which reflects the seasonal nature of our business and net revenue growth in Asia Pacific, where our customers typically have longer payment terms than customers in other regions. Cash was used in investing activities to purchase property and equipment totaling $4.5 million, offset in part by proceeds from the sale of two properties and a branch business in Europe.

        As of December 31, 2003, cash and cash equivalents totaled $18.8 million, representing an increase of $1.6 million from December 31, 2002. As of December 31, 2003, our restricted cash totaled $10.7 million compared to $7.0 million as of December 31, 2002. Cash provided by financing activities during 2003 of $36.8 million was used to finance negative cash flows from operations, which employed cash of $28.4 million, and our investing activities, which employed cash of $9.2 million. Cash provided by financing activities included $20.5 million from the issuance of Series D Preferred Stock, $20.6 million from revolving lines of credit, $4.0 million from stockholder loans, offset in part by a $3.7 million increase in restricted cash, repayments of other long-term debt of $3.6 million, debt issuance costs of $0.5 million and dividend payments of $0.4 million to minority interests. Cash used in operating activities principally reflected cash needed with respect to our net loss in 2003 and a net increase in working capital of approximately $13.6 million. The principal reason for the increase in working capital was an increase in accounts receivable of $24.3 million, primarily reflecting net revenue growth in Asia Pacific, where the accounts receivable increased by $16.5 million over the prior year-end. Our customers in Asia Pacific typically have longer payment terms than our customers in other regions. The increase in working capital was partially offset by increases in accounts payable and accrued expenses of $11.4 million, which reflected business growth in Asia Pacific and our efforts to manage cash flows by matching the timing of cash outflows for payments to vendors with cash inflows from collection of accounts receivable. Cash was used in investing activities in 2003 to purchase property and equipment totaling of $11.8 million, offset in part by proceeds received from the sale of net assets.

        Our largest use of cash in investing activities is for capital expenditures. As a non-asset based provider of freight forwarding services, we do not own or lease significant physical transportation assets

(for example, airplanes, ships and heavy-duty trucks). However, on occasion, we do purchase or lease buildings to house staff and to facilitate the staging of customers' freight. We routinely invest in technology, office furniture and equipment and leasehold improvements. We made capital expenditures of $4.5 million during the nine months ended September 30, 2004, more than half of which related to expenditures for computer hardware and other technological developments and the remainder of which related to purchases of plant, equipment, furniture, fixtures and other miscellaneous charges. During 2003, we made capital expenditures of $11.8 million, including approximately $4.0 million to build a new warehousing and logistics facility in Singapore. Our ability to make capital expenditures and investments to fund additional growth historically has been constrained by limitations in available financial resources. Our capital expenditures in 2005 are expected to be approximately $8.0 million.

        Our business is subject to seasonal fluctuations, with more revenue generated in our third and fourth fiscal quarters. Our cash flow fluctuates as a result of this seasonality. Historically, the first quarter shows an excess of customer collections over customer billings, as receivables are paid down. The increased activity associated with our peak season (typically commencing in the third quarter) causes an excess of customer billings over customer collections. This cyclicality in customer receivables creates the need for additional capital in the third and fourth quarters. In the past, we have utilized additional borrowings to satisfy normal operating expenditures during those quarters.

        In some cases, our ability to repatriate funds from foreign operations may be subject to foreign exchange controls. At September 30, 2004, cash and cash equivalents and restricted cash balances of $21.7 million were held by our non-U.S. subsidiaries, of which approximately $4.3 million was subject to restrictions on repatriation.

  Credit Facilities

        Our primary credit facilities are maintained by certain of our U.S. and U.K. subsidiaries. Certain of our U.S. subsidiaries, GeoLogistics Americas Inc., Matrix International Logistics, Inc. and GeoLogistics Expo Services, LLC, are parties to a $30.0 million credit facility with Congress Financial Corporation (Western). Our principal U.K. subsidiary, GeoLogistics Limited, has a £17.0 million (approximately $31.0 million) credit facility with Burdale Financial Limited. These credit facilities mature on April 30, 2006. At September 30, 2004, our U.S. and U.K subsidiaries were directly liable for $47.8 million drawn on these credit facilities, and we were contingently liable for an additional $3.5 million of standby letters of credit issued under the facilities.

        Availability under our U.S. and U.K. credit facilities is calculated using a borrowing base of 85% of eligible billed receivables and 65% of eligible unbilled or accrued receivables. Letters of credit issued under the facilities reduce amounts available to borrow by their face amount. The interest rate on the U.S. facility is variable and is calculated by applying a margin of 50 basis points above the prime rate of the parent of the lender or 300 basis points above the eurodollar rate. The interest rate on the U.K. facility is variable and is calculated using a margin of 300 basis points above British pound LIBOR. At December 31, 2004, the weighted-average interest rates on the U.S. and U.K. facilities were 5.50% and 7.84%, respectively.

        The credit facilities are secured by liens on accounts receivable and certain other assets. The credit facilities require us to meet certain financial covenants and also place specific restrictions on us and our subsidiaries, including but not limited to restrictions on asset sales, additional liens, incurrence of additional indebtedness, payment of dividends and limitations on affiliate transactions. As of September 30, 2004, we were not in compliance with the tangible net worth covenant required under our credit facility with Congress Financial Corporation (Western) for the nine months ended September 30, 2004. At the time of the reported breach, we and Congress had already agreed to modify the financial covenants required under the loan agreement, but those modifications did not become effective before the required compliance certificate was due and, as a result, we reported the breach and simultaneously obtained a waiver of the default. At September 30, 2004, we were in compliance with all covenants associated with our other credit facilities.

        On December 28, 2004, we and certain of our U.S. and U.K. subsidiaries entered into secured term loans totaling $10.0 million with Citicorp North America, Inc. and Bear Stearns Corporate Lending Inc. and their respective U.K. affiliates. Citicorp North America, Inc. is an affiliate of Citigroup Global Markets Inc., and Bear Stearns Corporate Lending Inc. is an affiliate of Bear, Stearns & Co. Inc. Bear, Stearns & Co. Inc. and Citigroup Global Markets Inc. are acting as joint book-running managers of this offering. The loans are secured by second liens on the collateral pledged under our senior credit facilities, as well as certain other assets. The interest rates on the loans are variable and increase the longer the loans are outstanding. The initial interest rate on the U.K. loan is the adjusted U.S. dollar LIBOR rate plus a margin of 650 basis points. The initial interest rate on the U.S. loan is at our option either the base rate plus a margin of 550 basis points or the adjusted U.S. dollar LIBOR rate plus a margin of 650 basis points. At December 31, 2004, the weighted average interest rate on these loans was 9.05%. The loans mature on the earlier of the maturity date of our U.S. and U.K. credit facilities (currently, April 30, 2006) or June 28, 2006. Net proceeds from the loans were used for working capital and general corporate purposes.

        Several of our foreign subsidiaries have entered into separate credit facilities with availability based on eligible accounts receivable. At September 30, 2004, the aggregate principal amount of debt outstanding under the subsidiary credit facilities was $17.1 million. Several of our foreign subsidiaries also have entered into factoring agreements for the sale of their accounts receivable. The receivables relating to these factoring agreements are generally assigned on a pre-approved basis. During the nine months ended September 30, 2004, the factoring charges were, on average, 1.7% of the receivables assigned. Under these credit facilities and factoring agreements, our foreign subsidiaries are required to meet certain financial covenants, such as maintaining specified levels of working capital and tangible net worth. In addition, our foreign subsidiaries maintain other credit and overdraft facilities with $15.6 million of borrowing capacity, of which $10.0 million of debt was outstanding as of September 30, 2004.

        On December 20, 2004, as part of the Recapitalization Transactions, we issued a new series of Series A Preferred Stock to Questor Partners. The new Series A Preferred Stock, which has an initial aggregate liquidation preference of approximately $26.5 million, was issued in exchange for approximately $26.5 million of debt and accrued interest owed by us to Questor Partners. The new Series A Preferred Stock has a cumulative cash dividend at the rate of 16% per annum of the liquidation preference through January 14, 2005, 18% per annum of the liquidation preference from January 15, 2005 through January 14, 2006 and 20% per annum of the liquidation preference thereafter. In each case, a dividend at a rate of 12% per annum of the liquidation preference will be payable quarterly in cash. The remaining portion of the dividend is payable only upon the occurrence of certain specified liquidation events or a redemption of the new Series A Preferred Stock, and it will bear interest in arrears at the current dividend rate, compounding on each dividend payment date. The redemption price of the Series A Preferred Stock includes a premium of $250,000 above the liquidation preference. We have the right to, and Questor Partners, as the holders of the new Series A Preferred Stock, have the right to cause us to, redeem the stock at the earlier to occur of January 15, 2007, the closing of an initial public offering of our common stock or the sale of all or substantially all of the equity or assets of our company. We intend to use a portion of the net proceeds from this offering to redeem the new Series A Preferred Stock and to pay the accrued and unpaid dividends thereon.

        We also intend to use a portion of the net proceeds received from this offering to repay approximately $                  million of the balance of amounts outstanding under our U.S. and U.K. credit facilities and to repay the outstanding principal and accrued interest under the $10.0 million secured term loans.

        If we are unable to generate sufficient cash flow to finance our operations, we may need to borrow additional amounts under our existing credit facilities to finance cash used in our operations. If our cash and credit facilities are not sufficient to fund ongoing operations, we could be required to adopt one or more alternatives, such as reducing or delaying planned expansion or capital expenditures, selling or leasing assets or obtaining additional debt or equity financing. We will also continue to investigate strategic alternatives to improve our financial position, including the sale of non-core assets. There can be no assurance that any of these alternatives could be effected at all or that they could be effected on satisfactory terms.

        Following the completion of this offering, we believe that our cash position, operating cash flow and borrowings available under our senior credit facilities will be sufficient to meet our working capital and liquidity requirements for at least the next 12 months.

  Contractual Commitments

        At September 30, 2004, our contractual obligations and other commitments were as follows:

		Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1—3 Years	3—5 Years	More than 5 Years
	(in thousands)
Long-term obligations	$75,828	$17,927	$57,894	$6	$1
Capital lease obligations	731	370	286	69	6
Operating lease obligations	132,490	31,620	38,636	21,280	40,954
Employee agreements	6,240	2,333	3,907	—	—
Other long-term liabilities(1)	36,861	1,488	4,726	3,106	27,541

Total	$252,150	$53,738	$105,449	$24,461	$68,502

(1)
Includes liabilities related to expected future payments under our pension plans.

        We enter into short-term agreements with carriers reserving space on a guaranteed basis. The pricing of these obligations varies to some degree with market conditions. We only enter into agreements that management believes we can fulfill. In general, we have been able to resell this guaranteed space and have not had to pay for space that we were unable to resell to our customers. Management believes, in line with historical experience, that committed purchase obligations outstanding as of September 30, 2004 will be fulfilled before year-end 2005 in the ordinary course of business, and those obligations have been excluded from the contractual obligations table above. We have included obligations under employment agreements with our executive officers in the table, but we also enter into employment agreements in the ordinary course with employees in the various geographic regions in which we operate, and we have excluded obligations under those agreements from the table above.

        We also have certain contingent obligations that have been excluded from this table. For example, under the 2002 Plan, participants are granted EAUs that automatically vest if the participant is still employed by us upon the sale, merger or liquidation of our company. We have excluded our obligations under the 2002 Plan from the table above because immediately before completion of this offering, the 2002 Plan will be terminated and the participants' EAUs will be exchanged for restricted and unrestricted shares of our common stock and options to acquire shares of our common stock at an exercise price equal to the initial public offering price per share in this offering.

Net Operating Loss Carryforwards

        We account for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which those temporary differences are expected to be recovered or settled. A deferred tax asset is established for the expected future benefit of net operating loss and credit carryforwards. We have established a valuation allowance against the domestic and foreign deferred tax assets related principally to tax loss carryforwards because we believe it is more likely than not that we will be unable to realize such deferred tax assets. As of December 31, 2003, we had U.S. federal net operating loss carryforwards of approximately $94.1 million, which are due to expire in the years 2011 through 2023. Our net operating loss carryforwards are subject to limitations due to change of ownership rules that may be affected by this offering and subsequent transfers of our shares under United States Internal Revenue Code section 382 or the tax rules of a particular country restricting the amount of the net operating loss carryforward that can be used to offset taxable income. We also have foreign net operating loss carryforwards that are subject to certain limitations.

Critical Accounting Policies and Use of Estimates

        Our discussion of our operating and financial review and prospects is based on our consolidated financial statements which we prepare in accordance with U. S. generally accepted accounting principles, or GAAP, and are included in this prospectus. Certain amounts included in, or affecting our, financial statements and related disclosure must be estimated, which requires us to make assumptions with respect to values or conditions that cannot be known with certainty at the time the financial statements are prepared. Therefore, the reported amounts of our assets and liabilities, revenues and expenses, and associated disclosures with respect to contingent obligations are necessarily affected by these estimates. Accounts affected by significant estimates include accounts receivable and accruals for transportation and other direct costs, tax contingencies, insurance claims, cargo loss and damage claims. We evaluate these estimates on an ongoing basis.

        Our significant accounting policies are included in Note 2 to our consolidated financial statements included elsewhere in this prospectus. However, we believe that the following accounting policies are particularly critical to our financial statement preparation process:

        Revenue Recognition.    We recognize revenues and freight consolidation costs at the time the freight departs the terminal of origin, one of the methods authorized by Emerging Issues Task Force (EITF) Issue No. 91-9, Revenue and Expense Recognition for Freight Services in Process. This method generally results in recognition of revenues and gross profit earlier than methods that do not recognize revenues until a proof of delivery is received. Revenues related to customs brokerage and other services are recognized upon completion of the services. Revenues recognized as an indirect air carrier or an ocean freight consolidator include the direct carriers' charges to us for carrying the shipment. Revenues recognized in other capacities include only the commissions and fees received. In January 2002, EITF Issue No. 01-14, Income Statement Characterization of Reimbursements Received for "Out of Pocket" Expenses Incurred, was effective for us. This issue clarified certain provisions of EITF Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, and among other things established when reimbursements are required to be shown gross as opposed to net. We report the costs of certain reimbursed incidental activities on a gross basis in revenues and cost of transportation.

        We derive our revenues from international freight forwarding services using a wide range of transportation modes, including air, ocean, trucks and rail. We also provide supply chain management services, such as warehousing, inventory management, order fulfillment, pick-and-pack services, light assembly and customs brokerage services. As a non-asset based carrier, we do not own or lease aircraft, ships or heavy-duty trucks. Rather, we generate the major portion of our air and ocean freight forwarding revenues by purchasing transportation capacity from independent air, ocean and overland transportation providers and reselling that capacity to our customers.

        Customs brokerage and other services involve providing services at destination, such as helping customers clear shipments through customs by preparing required documentation, calculating and providing for payment of duties and other taxes on behalf of the customers, as well as arranging for any required inspections by governmental agencies and arranging for delivery.

        Arranging international shipments is a complex task. Each actual movement can require multiple services. In some instances, we are asked to perform only one of these services. Each of these services has an associated fee, which we recognize as revenue upon completion of the service. Typically, the fees for each of these services are quoted as separate components. However, customers on occasion will request an all-inclusive rate for a set of services. This means that the customer is billed a single rate for all services from pickup at origin to delivery at destination. In these instances, the revenue for origin and destination services, as well as revenue that will be characterized as freight charges, is allocated to our branches as set by our preexisting policy, supplemented in some instances by customer specific negotiations between the offices involved. Each of our branches is an independent profit center and is evaluated on an individual basis. When services are provided under an all-inclusive rate, they are quoted and billed in an objective manner on a fair value basis.

        Accounts Receivable.    Accounts receivable are presented in our financial statements at the amount that we expect to collect. In addition to billings related to transportation costs, accounts receivable include disbursements made on behalf of customers for value added taxes, customs duties and freight insurance. The billings to customers for these disbursements are not recorded as gross revenue or transportation and other costs in our statements of operations. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. Management considers the following factors when determining the collectibility of specific customer accounts: customer credit worthiness, past transaction history with the customer, current economic and industry trends and changes in customer payment terms. If the financial condition of our customers were to deteriorate and adversely affect their ability to make payments, additional allowances may be required. Based on management's assessment, we provide for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance. Balances that remain outstanding after we have used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable.

        Goodwill and Indefinite Lived Intangible Assets.    Goodwill and indefinite lived intangible assets include goodwill and trademarks. Goodwill represents the excess of the purchase price over the fair value of net assets of acquired entities. Provision for amortization of goodwill and indefinite lived intangible assets had, before January 1, 2002, been made on the straight-line method based upon the estimated useful life of the intangible asset. In January 2002, we adopted SFAS No. 141, Business Combinations, and SFAS No. 142 ("FAS-142"), Goodwill and Other Intangible Assets. Under these rules, goodwill is no longer amortized, but is subject to impairment tests on an annual basis or more frequently if impairment indicators exist. During 2003 and 2002, we performed our required annual impairment tests, and no impairment was identified. The estimated fair value calculated and referred to above is an estimate based upon a number of assumptions. The actual fair value of each reporting unit may vary significantly from its estimated fair value.

        Income Taxes.    Deferred income taxes are provided for temporary differences between the financial reporting basis and tax basis of assets and liabilities at current tax rates. The deferred income tax provision or benefit generally reflects the net change in deferred income tax assets and liabilities during the year. The current income tax provision reflects the tax consequences of revenues and expenses currently taxable or deductible in income tax returns for the year reported. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

        Foreign Currency Translation.    The financial statements of subsidiaries outside the United States are generally measured using the local currency as the functional currency. Assets, including intangible assets, and liabilities of these subsidiaries are translated at the rate of exchange at the balance sheet date. Income and expenses are translated at average monthly rates of exchange. Translation adjustments are included in accumulated other comprehensive income (loss) in the accompanying consolidated balance sheets. Gains and losses from foreign currency transactions are included in results of operations.

        Restructuring.    We have engaged in restructuring actions that require our management to make significant estimates, including those related to future lease obligations for duplicate facilities, expenses for severance and other employee separation costs, as well as amounts of sublease income we will recover for future lease obligations on duplicate facilities. Should the actual amounts differ from our estimates, the amount of the restructuring charges could be materially impacted.

        Pension Plans.    We have a number of defined benefit pension plans that cover a substantial number of foreign employees. Retirement benefits are provided based on compensation as defined in the plans. Our policy is to fund these plans in accordance with local practice and contributions are made in accordance with actuarial valuations. Retirement savings plans are available to substantially all North American salaried and nonunion hourly employees, which allow eligible employees to contribute a portion of their annual salaries to the plans. Matching contributions are made at the discretion of each subsidiary. Participants are immediately vested in their voluntary contributions plus actual earnings thereon.

Impact of Inflation

        To date, our business has not been adversely affected by inflation. Direct carrier rate increases could occur over the short- to medium-term period. Historically, we have been generally successful in passing carrier rate increases and surcharges on to our customers by means of price increases or surcharges. Due to the high degree of competition in the market place, these rate increases could lead to an erosion in our margins. As we are not required to purchase or maintain extensive property and equipment and have not otherwise incurred substantial interest rate-sensitive indebtedness, we currently have limited direct exposure to increased costs resulting from increases in interest rates.

Off-Balance Sheet Arrangements

        Other than operating leases, factoring facilities, letters of credit, bank guarantees, surety bonds and parent guarantees of our subsidiaries' indebtedness, we have no material off-balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to market risks in the ordinary course of our business. These risks are primarily related to foreign exchange risk and changes in short-term interest rates. The potential impact of our exposure to these risks is presented below.

  Foreign Exchange Risk

        We report our financial results in U.S. dollars. However, we conduct business in currencies other than our reporting currency. The conversion of these currencies into U.S. dollars for reporting purposes will reflect movements in these currencies against the U.S. dollar. A depreciation of these currencies against the U.S. dollar would result in lower gross and net revenue reported. The opposite effect will occur if these currencies appreciate against the U.S. dollar. While foreign currency fluctuations have had a significant impact on our revenue, this impact has been historically mitigated by corresponding foreign currency impact on our transportation and other direct costs and selling, general and administrative costs because a substantial portion of these costs are incurred in the same foreign currency as the related revenue. Because many of the Asian currencies in which we principally conduct business have historically been pegged to the U.S. dollar, our primary foreign exchange gains or losses have historically occurred because of appreciation or depreciation of the U.S. dollar against the euro and the British pound.

        Foreign exchange rate sensitivity analysis can be quantified by estimating the impact on our earnings as a result of hypothetical changes in the value of the U.S. dollar relative to the other currencies in which we conduct business. All other things being equal, a 10% weakening of the U.S. dollar, throughout the nine months ended September 30, 2004, would have had the effect of raising our operating income approximately $0.5 million. A 10% strengthening of the U.S. dollar, for the same period, would have the effect of reducing our operating income approximately $0.5 million. Foreign currencies that are pegged to the U.S. dollar are assumed to have no foreign exchange impact in this sensitivity analysis.

  Interest Rate Risk

        We are subject to changing interest rates because our debt consists primarily of working capital lines that bear interest at variable rates. We do not undertake any specific actions to cover our exposure to interest rate risk, and we are not a party to any interest rate risk management transactions. We do not purchase or hold any derivative financial instruments for trading or speculative purposes.

        At September 30, 2004, we had borrowings of $64.4 million that are subject to variable interest rates. If we had obtained our $10.0 million secured term loans at September 30, 2004, the total borrowings subject to variable interest rates would have been $74.4 million. A hypothetical change in the interest rate of 100 basis points would have had the effect of changing our annual interest expense by approximately $0.7 million.

Recent Accounting Pronouncements

        In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation ("FIN") No. 46, Consolidation of Variable Interest Entities. FIN 46 provides guidance on how to identify a variable interest entity ("VIE") and determine when the assets, liabilities, non-controlling interests and results of operations of a VIE need to be included in a company's consolidated financial statements. FIN 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. In December 2003, the FASB issued a revision to FIN 46 (FIN 46R), which provided additional guidance on the definition of a VIE and delayed the effective date for privately held companies until the beginning of the first annual reporting period beginning after December 15, 2004, except for entities created after December 31, 2003, which must be accounted for under FIN 46 or FIN 46R upon the initial involvement with the entities. We have evaluated the effects of this Interpretation's provisions on our consolidated financial position and results of operations and concluded that there was no effect.

        In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 addresses certain financial instruments that, under previous guidance, could be accounted for as equity, but now must be classified as liabilities in statements of financial position. These financial instruments include mandatory redeemable financial instruments, obligations to repurchase the issuer's equity shares by transferring assets and obligations to issue a variable number of shares. With limited exceptions, SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for us in 2004. The adoption of SFAS No. 150 did not have a material impact on our consolidated financial statements.

        In December 2003, the FASB issued SFAS No. 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits, which replaces the previously issued Statement. The revised Statement increases the existing disclosures for defined benefit pension plans and other defined benefit postretirement plans. However, it does not change the measurement or recognition of those plans as required under SFAS No. 87, Employers' Accounting for Pensions, SFAS No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. Specifically, the revised Statement requires companies to provide additional disclosures about pension plan assets, benefit obligations, cash flows and benefit costs of defined benefit pension plans and other defined benefit postretirement plans. Also, companies are required to provide a breakdown of plan assets by category, such as debt, equity and real estate and to provide certain expected rates of return and target allocation percentages for these asset categories. We have adopted the disclosure provisions of this pronouncement and have concluded that the adoption has no material impact on our consolidated financial statements.

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment. Statement 123(R) will require that the compensation cost relating to share-based payment transactions be recognized in our financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS No. 123(R) addresses share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. SFAS No. 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. FASB Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the notes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities will be required to apply SFAS No. 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. Presently, this Statement has no effect on our consolidated financial statements.

OUR INDUSTRY

Background

        The international freight forwarding industry, which is part of the larger global third-party logistics industry, is estimated to be $92.0 billion. Freight forwarders generally serve as intermediaries between their customers and transportation carriers by consolidating shipments from multiple customers and delivering a larger, single consignment to the transportation carrier. In the case of international forwarders, the freight forwarder usually arranges for the transport of shipments by air and ocean carriers, although some international freight forwarders do provide overland freight forwarding services for inter-country shipments.

        By consolidating multiple shipments into a larger consignment, the freight forwarder is able to optimize the volume and weight of the consolidated shipment and achieve a lower unit rate in the aggregate than its customers could achieve individually. The amount that the freight forwarder charges its customers is referred to as the forwarder's gross revenue, and the difference between gross revenue and the underlying direct transportation costs is the freight forwarder's net revenue.

        Freight forwarders often provide customs brokerage and ancillary logistics services to their customers. In acting as a customs broker, freight forwarders prepare and file all customs documentation, pay and collect import duties and may provide other services, including bonded warehousing and surety bonding, for their customers. Many freight forwarders also provide related services, such as inventory management, order fulfillment, warehousing, pick-and-pack services, light assembly and other supply chain management services. These logistics services can be supplied on a stand-alone basis or in conjunction with forwarding services, depending on the freight forwarder's strategy.

        As intermediaries, freight forwarders generally do not own or lease the underlying transportation assets but act as service providers. The "asset light" nature of forwarding affords freight forwarders flexibility in providing various transportation options to their customers. Also, freight forwarders generally do not bear the expense of owning, operating and maintaining transportation assets and are able to match their purchases of transportation capacity with the demand for such capacity, which can translate into more predictable operating results and the opportunity to achieve a higher return on invested capital.

Competition

        The international freight forwarding industry is highly fragmented. Competition in the freight forwarding industry is based principally on quality of service and price. We believe that these factors in turn are influenced by the size and scale of a freight forwarder's operations, the local knowledge of the freight forwarder's employees and the quality of the freight forwarder's information technology systems. Freight forwarders with size and scale are able to negotiate better rates for purchased transportation capacity, have advantages in securing capacity from carriers during seasonal peaks, are able to more efficiently consolidate shipments and can simplify a customer's supply chain management processes by allowing the customer to concentrate its shipping with one or a small group of freight forwarders. Local market knowledge is needed to effectively navigate the customs laws and other regulations of the countries from and to which customers desire to ship goods. Complex information technology systems also aid in complying with these complex regulations and are important in providing customers with seamless service and visibility into their supply chains.

Industry Growth

        We believe that the international freight forwarding industry has been growing due to a combination of factors, including:

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  World Economic Growth.    Growth in the world's economies is a key driver of global exports and international freight movements. As rapidly growing Asian markets like China and India increasingly serve as a source of manufacturing capacity for the United States, Europe and other Asian countries, the volume of exports from these countries is expected to rise significantly. At the same time, the rapidly growing middle class in these countries is driving growing levels of demand for imported goods.

  •
  Globalization of Trade.    As barriers to international trade are reduced or eliminated, companies are increasingly sourcing their parts, supplies and raw materials on a global basis. These components are often shipped into low-cost manufacturing and assembly locations and then finished goods are shipped out to their final destinations. This trend has increased the volume of world trade and placed a greater emphasis on international freight management and just-in-time delivery.

  •
  Increased Need for Time-Definite Delivery.    The need for just-in-time and other time-definite delivery services has increased as a result of the globalization of manufacturing, greater implementation of demand-driven supply chains and the shortening of product cycles. Time-definite supply chain management services can decrease overall manufacturing and distribution costs, reduce capital requirements and allow companies to manage their working capital more efficiently by reducing inventory levels and inventory loss.

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  Outsourcing of Non-Core Activities.    Companies are increasingly outsourcing transportation management and related logistics services so they can focus their efforts on their core businesses. In addition, as the complexity of managing global supply chains has increased, companies recognize that freight forwarders can often perform freight transportation and related logistics functions more efficiently and at a lower cost than the companies can themselves.

        We expect these factors to continue to drive growth over the next several years, with the fastest growth rates coming from the Asian trade lanes.

BUSINESS

Overview

        We are a leading non-asset based international freight forwarder that provides services through a global network of 254 company-owned branches in 26 countries and 146 independent agent-owned branches in 66 countries. We provide air and ocean freight forwarding and logistics and customs brokerage services to our customers on a global basis and overland freight forwarding services to our customers primarily in Europe. Our logistics services include inventory management, order fulfillment, warehousing, pick-and-pack services, light assembly and other supply chain management services. We have a strong presence in the major trans-Pacific, trans-Atlantic and Asia-Europe trade lanes, as well as most major intra-Asia trade lanes. Our company-owned branches generated approximately 95% of our revenue during the first nine months of 2004 and are located in countries that together account for approximately 85% of the world's international trade flows.

        We utilize our global network, proprietary information technology system, relationships with transportation providers and complementary logistics services to assist our customers with the management of their global supply chains. We serve a large and diverse base of global and local customers, many of which operate in industries that we believe will experience above-average growth rates. As a non-asset based freight forwarder, we do not own or lease aircraft, ships or heavy-duty trucks. We generally purchase transportation capacity from independent air, ocean and overland transportation providers and resell that capacity to our customers. This approach allows us to provide our customers with broad access to global transportation capacity across a wide range of transportation options, while giving us increased flexibility and the opportunity to achieve a higher return on invested capital.

        Over the last three years, we have implemented a broad based operational turnaround that refocused our business on our core international freight forwarding operations. We also have improved our productivity and reduced our costs by lowering our headcount and overhead expenses and by consolidating underperforming offices as more fully described below. While the primary focus of these initiatives to date has been to improve our operating performance and margins, we believe that these initiatives and the investments we have made in our sales capabilities will enable us to increase our revenue.

Our History and Recent Restructuring

        We were established in 1995 by two private equity sponsors through the acquisition of The Bekins Company, which had historically operated as a household moving company but had begun to provide third-party logistics services. Over the next two years, we acquired the various businesses of LEP International, which was one of the largest and oldest non-asset based freight forwarders in Europe, and we began pursuing a strategy of growing our contract logistics business beyond these core international freight forwarding operations. In connection with that strategy, we committed resources to acquiring warehouse space and building other infrastructure to provide contract logistics services and devoted less attention to our core international freight forwarding business. The costs associated with developing and maintaining this contract logistics business, combined with a general downturn in global trade volumes in 2000, created a significant drain on our resources and adversely affected our financial performance.

        In November 2001, Questor Partners made a substantial investment in our company. Questor Partners is a private equity firm that has significant capital resources, as well as a successful background in turning around underperforming businesses. Questor Partners' affiliate, AlixPartners, LLC, is one of the world's largest international turnaround consulting firms. With Questor Partners' help, we assembled a new management team led by our President and Chief Executive Officer, William J. Flynn, and undertook a comprehensive restructuring of our company through a "back-to-basics" strategy. This strategy emphasized improving our operations in the Americas and Europe by refocusing on our core international freight forwarding business, improving productivity, reducing costs and positioning ourselves for future growth. In addition to hiring Mr. Flynn, we have hired over the last two years a new Chief Financial Officer, a new Chief Information Officer and new regional Chief Executive Officers for our Americas and EMEA regions. We also improved the quality of our regional and local management teams and strengthened our financial controls and systems. The specific components of our restructuring included:

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  Focusing on Our Core International Freight Forwarding Business.    We concentrated on developing our core business of international freight forwarding and scaled back or eliminated non-core businesses, including many of our stand-alone warehousing logistics operations. We also terminated or repriced business generated from unprofitable customer relationships and concentrated our expansion efforts in targeted trade lanes, such as the Asia Pacific region and overland freight forwarding in certain parts of Europe and selected industries, such as the technology, retail and automotive industries.

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  Improving Productivity.    We launched a significant business process re-engineering initiative. As part of this effort, we streamlined order processing, cross-trained personnel and redesigned workflows at some of our large branches and warehouses. These initiatives reduced labor costs and increased our productivity.

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  Reducing Costs.    We implemented a series of cost reduction initiatives. Specifically, we reduced headcount, lowered overhead expenses, consolidated unprofitable branches and eliminated excess facilities. We also reduced information technology costs by outsourcing certain non-strategic technology activities, and we reduced our transportation costs by achieving more efficient consolidation of shipments destined for a common location.

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  Investing in Our Sales Capacities.    We strengthened the quality and effectiveness of our sales force and invested in other sales and marketing activities. As a result of these efforts, in 2004, we received several significant new business awards, including the single largest new business contract in the 150-year history of our company and its predecessors.

        We believe these strategic initiatives have been primarily responsible for the improvements in our operations and financial results since 2001 and have enhanced our productivity and service quality.

Our Competitive Strengths

        We believe our competitive strengths are:

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  Global Network and Local Market Expertise.    With 400 branches in 92 countries, we are a leading non-asset based freight forwarder. Each branch benefits from our global network in terms of geographic coverage, purchasing power with transportation providers, global account management and an integrated information technology system. We combine these benefits with the local market knowledge of our branch-level employees, the vast majority of whom are citizens of the countries in which they operate. The combination of our scale, our global network and our local market knowledge allows us to meet our customers' specific needs and serve them globally on a cost-effective basis.

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  Substantial Asian Presence.    We are one of the ten largest international freight forwarders in substantially all of the Asian markets we considerer to be commercially important. During the nine months ended September 30, 2004, approximately two-thirds of our air and ocean activity passed through our operations in Asia. The intra-Asian trade lanes are among the largest and fastest growing trade lanes in the world. We believe that we are among the three largest international freight forwarders on the intra-Asian trade lanes and in South Asia, which we define as India, Pakistan, Bangladesh and Sri Lanka, and that we are the only international freight forwarder in India with in-house customs brokerage operations. We further believe that we are one of the few international freight forwarders with operating licenses in most of the major markets in China, which allows us to service our customers directly rather than working through relationships with local companies.

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  Strong Negotiating Leverage on Major Trade Lanes.    We have a strong presence on the major trans-Pacific, trans-Atlantic, Asia-Europe and intra-Asia trade lanes. We also have a balanced demand for both import and export volumes and strong relationships with our carriers. As a result, we are able to obtain favorable pricing throughout the year and access to capacity during seasonal peaks, both of which are important factors in attracting and retaining customers.

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  Well-Balanced Product Offerings.    We have well-balanced product capabilities on a global basis across air and ocean freight forwarding, logistics and customs brokerage services and, in the case of Europe, overland freight forwarding. Our broad range of product offerings, together with our global network, provides us with an advantage in competing for business because many customers are seeking to simplify their transportation management by consolidating their volume with one or a few forwarders. We also are often able to sell additional services to customers that initially use our services for a particular mode or trade lane. Our ability to combine logistics services with international freight forwarding also integrates us more fully with our customers' operations.

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  Highly Experienced Senior Management Team with Proven Execution Capabilities.    Members of our senior management team have an average of over 20 years of experience in the transportation, logistics and freight forwarding industries. Our senior management team has demonstrated its execution capabilities by successfully implementing an operational and financial turnaround of our business and by creating a foundation for profitable growth.

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  Integrated Global Information Technology Platform.    We use a single, fully integrated information technology platform that provides us with service and cost advantages by standardizing operating procedures and allowing for seamless execution and communication with our customers and among our branch offices worldwide.

Our Strategy

        Our strategy is to grow our revenue and profits by leveraging our strong market position in Asia and building on recent customer wins in the Americas and our strong skills in serving certain higher growth industries. We are also focused on improving our profitability by continuing to enhance productivity and by leveraging our scale and balanced trade flows to reduce our purchased transportation costs. The key elements of our strategy include:

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  Leveraging Our Strong Market Position in Asia.    We plan to continue to use our expertise, relationships and purchasing leverage in Asia to further develop our operations in that region and, in particular, to increase volume in the outbound Asia Pacific trade lanes. We believe these efforts will create additional business opportunities to provide inbound freight management services in other regions, including within Asia and in Europe and the Americas.

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  Building on Recent New Business Wins in the Americas.    Over the past year, we have invested in our sales effort in the Americas where we have focused on selling consignee or "collect" business, which is an import business where transportation decisions are made by the recipient of the goods rather than the party originating the shipment. Our strengthened sales force secured new business in 2004 in the trans-Pacific, trans-Atlantic and Latin American trade lanes, and we believe our increased sales effort will yield additional new business wins.

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  Pursuing Select Middle-Market Customers.    We plan to continue to focus our sales efforts on customers with annual revenues of $500 million to $3 billion. We believe middle-market customers tend to value service quality more highly than price because they are more dependent on freight forwarders to effectively manage their transportation needs. Consequently, we believe that there is the opportunity to realize higher margins in this segment of the market. We believe we are well positioned to target this segment because our branches are predominately managed and staffed by citizens of the countries in which they are located, giving us the local market knowledge and contacts to identify potential customers.

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  Building on Our Position in Targeted High-Growth Industries.    We plan to build on our existing strength in selected industries, such as the technology and retail industries, which we believe will experience above-average growth rates. We also intend to target select industries where we have competitive strengths on a regional basis, such as the automotive industry in Europe and the Americas and logistics support for major infrastructure projects in the Americas and Asia.

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  Leveraging Our Scale and Strength on Major Trade Lanes.    Our significant freight volumes on high traffic international trade lanes provide us with the purchasing power to negotiate attractive rates and secure capacity during seasonal peaks. We plan to continue to focus on high traffic international lanes, with an emphasis on freight consolidation at gateway cities to drive even higher volumes. We also plan to utilize our overland capabilities in Europe to capture increased volumes to and from Eastern Europe, which we believe will grow as manufacturing is increasingly sourced through lower cost Eastern European markets.

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  Continuing to Improve Our Productivity and Service Quality and Realizing Operating Efficiencies.    We plan to use the rigorous productivity improvement techniques that we used over the last three years to drive continued cost reductions and increased service quality. Because our network infrastructure is largely in place, we believe additional growth will result in greater overhead absorption and increased operating efficiency and will strengthen our ability to offer attractive rates to existing and potential customers.

Our Services

        As a non-asset based freight forwarding and logistics services provider, we offer world-wide transportation services to our customers using a wide range of transportation modes, including air, ocean and overland. We do not own, lease or operate aircraft, ships or heavy-duty trucks. Instead, we contract with commercial carriers to arrange for the shipment of our customers' goods. We also arrange for, and in some cases provide, pickup and delivery service between the carrier and the shipper or recipient. We also provide supply chain management services to our freight forwarding customers, including warehousing, inventory management, order fulfillment, pick-and-pack services, light assembly and customs brokerage.

        When performing freight forwarding services, we typically act either as a freight consolidator or as an agent for the carrier. When acting as a freight consolidator, we purchase cargo space from carriers on a volume basis and resell that space to our customers. When moving shipments between points where the volume of business does not facilitate consolidation, we receive and forward individual shipments as the agent of the shipper. Whether acting as an agent or consolidator, we offer our customers our knowledge of optimum routing, familiarity with local business practices, knowledge of export and import documentation and procedures and assistance with space availability in periods of peak demand.

        Our net revenue by service class for the nine months ended September 30, 2004 was as follows:

Net Revenue by Service Class

        Air Freight Forwarding.    We provide air freight forwarding services in all our principal geographic regions. During the first nine months of 2004, air freight forwarding services accounted for approximately 35% of our net revenue. We run air freight consolidation operations out of most of the world's major gateway cities, such as Frankfurt, London, Chicago, New York, Los Angeles, Singapore, Hong-Kong and Shanghai. These consolidation operations provide our customers with frequent service and consistent access to capacity. To supplement regular air freight service from scheduled carriers, we routinely charter freighter aircraft to meet peak customer demand.

        We also operate a "master-loading" operation in Hong Kong, where we act as a wholesaler of freight capacity and consolidate shipments on behalf of other freight forwarders. These operations are in addition to the retail freight forwarding services we provide directly to shippers in Hong Kong. We believe that our master-loading operations provide us with favorable purchased transportation rates and preferential access to capacity, particularly during the critical peak shipping season. We are currently developing a similar master-loading structure in China.

        During the first nine months of 2004, approximately two-thirds of our air freight net revenue was derived from Asian trade lanes. Our largest single air freight trade lane is also the world's fastest growing air trade lane—the intra-Asia lane. The growth in this trade lane is being driven by changes in global supply chains, as companies are sourcing components from within Asia, completing final assembly at other locations within Asia and then distributing finished products to local Asian markets, as well as to the United States and Europe.

        Ocean Freight Forwarding.    We provide full container load ("FCL") and less than container load ("LCL") ocean freight forwarding services in all three of our principal geographic regions. During the first nine months of 2004, ocean freight forwarding services accounted for approximately 24% of our net revenue. We believe we are one of the few companies that runs a multi-country LCL consolidation service between all major points in South Asia and the United States and Europe.

        During the first nine months of 2004, approximately two-thirds of our ocean freight net revenue was derived from Asian trade lanes. Our largest single ocean freight trade lane is also the world's fastest growing ocean trade lane—the Asia to Europe lane. Growth in the Asia to Europe and Asia to North America trade lanes, is being driven by continued rapid globalization of manufacturing facilities to Asian production centers in China, Thailand, Malaysia and other south and southeast Asian countries.

        Overland Freight Forwarding.    Substantially all of our overland freight forwarding business is conducted in Europe. While the majority of this traffic is less than truckload ("LTL"), we also provide significant truckload ("TL") and rail services. During the first nine months of 2004, overland freight forwarding accounted for approximately 18% of our net revenue. We have a particularly strong overland presence in Spain, Portugal, Germany, the United Kingdom and Sweden. We believe there are opportunities for us to increase our overland business by continuing to cross-sell these services to our existing air and ocean customers and by continuing to grow our business in Germany, which has increasingly become the gateway for trade to and from Eastern Europe.

        Warehousing and Logistics Services.    We also provide warehousing and logistics services, including inventory management, order fulfillment, pick-and-pack services, light assembly and other supply chain management services. During the first nine months of 2004, warehousing and logistics services accounted for approximately 12% of our net revenue. We provide our warehousing and logistics services primarily to our freight forwarding customers rather than on a stand-alone basis. We believe these services can be profitable when offered in conjunction with freight forwarding services and can increase customer loyalty by integrating us more fully with their operations. We do provide certain logistics services on a stand-alone basis, such as our direct-to-store service, in which we coordinate the receipt of high value merchandise, such as video games, from manufacturers and deliver those shipments directly to a retailer's store shelves. Over the past two years, we have targeted this service for growth and were awarded several new contracts in the United States in 2004.

        Customs Brokerage and Other Services.    In addition to our core forwarding and logistics services, we also provide customs brokerage and certain other specialized services. During the first nine months of 2004, customs brokerage and these other specialized services accounted for approximately 11% of our net revenue. Customs brokerage involves providing services at the destination of a shipment, such as helping our customers clear shipments through customs by preparing required documentation, calculating and providing for payment of duties and other taxes on behalf of our customers and arranging for any required inspections by governmental agencies. We offer customs brokerage services in conjunction with our core international freight forwarding business in all major countries in which we operate. Our other specialized services include warehousing and specialized logistics for trade shows, fairs and major expositions; an international household moving service; and global logistics support for major infrastructure projects, which we call our project cargo business and which involves the shipment of equipment and construction materials to these projects.

Our Markets

        We have a global network with a significant presence in the major East-West trade lanes, including trans-Pacific, trans-Atlantic and Asia-Europe trade lanes, as well as most intra-Asia trade lanes. During the first nine months of 2004, company-owned branches generated approximately 95% of our gross revenue, and these branches operated in countries that together account for approximately 85% of the world's international trade flows. We typically use agent offices to handle business in lower volume secondary or tertiary markets, primarily on non-core North-South trade lanes.

Distribution of Net Revenue by Trade Lane — Air and Ocean(1)

(1)
Percentages shown above represent percentage of total air revenue and percentage of total ocean revenue for the nine months ended September 30, 2004. Other Air (15%) and Ocean (12%) consists of intra-regional flows (excluding intra-Asia) and North-South flows to and from secondary markets. Substantially all of our net revenue for overland services is derived from trade lanes within Europe.

        We combine our global network and the scale advantages it offers with local market knowledge and expertise. In the Asia Pacific region, all but two of our country-level chief executive officers are local nationals. In the EMEA region, all of our country-level chief executive officers are local nationals. We leverage the knowledge and expertise of these individuals and their relationships in their local markets to generate new and repeat business, particularly from middle-market customers, which we believe tend to purchase transportation locally.

        Our net revenue by geographic region for the nine months ended September 30, 2004 was as follows:

Net Revenue by Geographic Region

Our Locations

        As of September 30, 2004, we operated through 400 locations in 92 countries, including 254 company-owned locations in 26 countries and 146 independent agent-owned locations in 66 countries. Our customers and carriers generally do not distinguish between our owned locations and locations where we use exclusive agents, as both display, utilize and promote our trade name and trademarks and use our information systems and processes. In countries where we do not have owned operations or exclusive agents, we use non-exclusive agents. Non-exclusive agents have no contractual commitment to us and do not use our trade name, trademarks or information systems.

        Most of our contracts with our exclusive agents do not have fixed terms and are terminable upon one to three months notice. Each exclusive agent operates as an independent business and is responsible for all costs associated with its operations. An exclusive agent is compensated by sharing in a portion of the revenue generated by shipments to or from that agent, either through a sales commission or sharing a percentage of the net revenue produced. Our agents also provide services on our behalf, such as origin, destination or other transportation or logistics services for which they are compensated based on a prescribed revenue distribution formula.

        Our subsidiaries in Bangladesh, China, Hong Kong, Indonesia, Korea, Pakistan, the Philippines, Singapore and Thailand and our joint venture company in Sri Lanka have other third-party stockholders. These stockholders own from 10% to 60% of these companies. These stockholders generally have significant day-to-day involvement in our business in these countries. We believe providing these individuals with an equity interest in these companies has proven to be an effective economic incentive, although in each country other than Indonesia and Thailand, we have the right to purchase their stock on the happening of specified events and/or after the elapse of specified periods of time at a valuation determined based on a pre-set formula. We are a minority stockholder in the entities through which we conduct operations in Australia, New Zealand and Denmark.

        We conduct business in some countries using a local agent who can provide knowledge of the local market conditions and facilitate the acquisition of necessary licenses and permits. We rely in part upon the services of these agents, as well as our country-level chief executive officers, branch managers and other key employees, to market our services, to act as intermediaries with customers and to provide other services on our behalf.

Sales and Marketing

        We currently employ approximately 600 full-time sales and marketing personnel, including approximately 410 individuals in the Asia Pacific region, approximately 140 individuals in EMEA region and approximately 50 individuals in the Americas region. These sales people are typically citizens of the nations in which they operate and are responsible for generating business in their respective countries.

Our large Asia sales organization supports our strong intra-Asia business, as well as a significant Asia-controlled freight export business to Europe and North America.

        Our sales people are typically focused on either a specific industry, trade lane or local territory. Industry specialists serve our broad global accounts using a global account management structure that is designed to provide consistent, high quality customer service throughout our network. Trade lane specialists focus on specific trade lanes, which allows them to become "local experts" in certain geographies. Targeting our sales efforts on particular trade lanes also allows us to build density on targeted lanes more quickly, providing increasing scale benefits in terms of cost, service and capacity. Local sales specialists focus on the smaller local accounts and use their knowledge of the local market to generate new business. We also have sales people dedicated to further developing several specific product lines. For example, we have sales people dedicated to our direct-to-store business, our project cargo business and our fairs and exhibitions business.

Customers

        We have a large, diverse customer base that includes over 58,000 active accounts, with no customer representing more than 2.4% of our net revenue for the nine months ended September 30, 2004. We have developed particular expertise in several industries that we believe will experience above-average growth rates, such as the technology and retail industries. We believe customers in these industries benefit from our strong Asian presence, critical mass in the key East-West trade lanes and our supply chain management capabilities, such as our direct-to-store service. We believe that the diversity of our customers, together with our diversified geographic presence and well-balanced product offerings, lessens the impact of business cycles or other factors affecting any one company, geographic region or mode of transportation.

        Our net revenue by industry for the nine months ended September 30, 2004 was as follows:

Net Revenue by Industry

        We focus our marketing efforts on middle-market customers with $500 million to $3 billion in annual revenue because they represent a large pool of potential customers that require shipment of a broad range of products and services and are often more focused on service quality than price. These customers also benefit from our broad global network, local market knowledge and supply chain management services.

Suppliers

        We use a diversified group of air, ocean and overland transportation providers and are not dependent on any one carrier. In the first nine months of 2004, our largest air transportation provider represented approximately 14% of our air freight purchases and our largest ocean provider represented approximately 13% our ocean freight purchases. No overland transportation provider accounted for more than approximately 3% of our overland freight purchases during the first nine months of 2004.

        Although we are not overly dependent on any one air, ocean or overland carrier, we do manage our transportation purchases globally and regionally to maximize our purchasing leverage and to take advantage of favorable contract terms that we have with our largest providers. To this end, in the first nine months of 2004, our ten largest air carriers represented approximately 65% of our air volume and our ten largest ocean carriers represented approximately 68% of our ocean volume. We believe this concentration of volume allows us to obtain favorable pricing and access to capacity during seasonal peaks.

Information Systems

        We utilize a global, multi-modal, multi-currency and multi-lingual integrated freight forwarding and job costing system that provides international tracking, custom services, document preparation, document transmittal and electronic data interchange interfaces with customers, carriers and internal business units. This system also is directly integrated with our accounting and financial reporting systems. We believe that our ability to provide our customers with timely access to accurate information regarding the status of cargo-in-transit differentiates us from some of our competitors and is an important factor in customer retention and expansion. We also believe that the ability to monitor all purchased transportation costs and compare them to anticipated costs on a job-by-job basis is critical to improving margins. We believe that our information systems are a competitive advantage and provide an incentive for our customers and agents to continue to do business with us.

Regulation

        The freight forwarding industry is subject to regulation in each country where we have operations. Proposed or other future regulatory and legislative changes can affect the economics of the industry by requiring changes in operating practices or influencing the demand for, and the costs of providing, services to customers.

        Numerous jurisdictions in Asia prohibit or restrict foreign ownership of local logistics operations and, although we believe our ownership structure in Asia conforms to such laws, the matter is often subject to considerable regulatory discretion and there can be no assurance local authorities would agree with us. In 2004, we obtained a Class "A" operating license in China along with other necessary local licenses which we think provides us with a competitive advantage in that market.

        In our ocean freight forwarding business, we are licensed as an ocean freight forwarder by the Federal Maritime Commission ("FMC"). Our ocean freight Non-Vessel Operating Common Carrier ("NVOCC") business is subject to regulation under the FMC tariff filing and surety bond requirements and under the Shipping Act of 1984 and the Ocean Reform Shipping Act of 1988, particularly with respect to those terms proscribing rebating practices. For ocean shipments not originating or terminating in the United States, the applicable regulations and licensing requirements typically are less stringent than those that originate or terminate in the United States.

        Although certain regulations exempt air freight forwarders from most of the Federal Aviation Act's requirements, with respect to our air freight forwarding business in the United States, we are subject to certain of the Department of Transportation's regulations as an indirect air cargo carrier under the Federal Aviation Act. Our U.S. freight forwarding business is subject to regulation by the Transportation Security Administration. Our foreign air freight forwarding operations are subject to similar regulation by the regulatory authorities of the respective foreign jurisdictions.

        We are subject to a broad range of environmental and workplace health and safety laws and regulations, including those governing the storage, handling and disposal of solid and hazardous waste, the shipment of explosive or illegal substances and other national security matters. If we are found to be in violation of applicable environmental or workplace health and safety laws and regulations, or if there is a finding that our policies and procedures fail to satisfy requisite minimum safeguards or otherwise do not comply with applicable laws or regulations, we could be subject to large fines, penalties or lawsuits, and we may face bans on making future shipments in particular geographic areas. In addition, if a release of hazardous substances occurs on or from our facilities or from a carrier we use, we may be required to participate in the remedy of, or otherwise bear liability for, such release. In such case, we also may be subject to claims for personal injury, property damage and natural resource damages. In 2003, the EPA filed a civil complaint against us alleging the improper storage of hazardous waste at our Laredo, Texas facility. The complaint sought a penalty of $374,500. We recently settled the matter with the EPA for a civil penalty of $45,000 and agreed to undertake a supplemental environmental project costing $100,000. We do not anticipate making any material capital expenditures for environmental control purposes in the next 12 months.

        As a customs broker operating in the United States, we are subject to highly complex and detailed customs laws and regulations and import and export controls, including the licensing requirements of the United States Department of Homeland Security, and are regulated by the United States Customs Service. Our fees for acting as a customs broker are not regulated. All U.S. Customs brokers are required to maintain prescribed records and are subject to periodic audits by the United States. Our foreign customs brokerage operations are licensed in and subject to the regulations of their respective countries.

        As a result of the September 11, 2001 terrorist attacks, the Federal Aviation Authority issued a number of regulations in respect of security measures relating to air cargo and freight shipments. As a certified party under the self-policing Customs-Trade Partnership Against Terrorism, we are also subject to compliance with security regulations that are enforced by the United States Customs Service, and we are subject to regulations under the Container Security Initiative, which is administered by the United States Customs Service.

        We must comply with export regulations of the United States, including the Department of State (International Traffic in Arms Regulations), the Department of Commerce (the Export Administration Regulations), the Department of Treasury (the Asset Control Regulations) and the Bureau of Customs and Immigration Service, regarding what commodities are shipped to what destination, to what end-user and for what end-use. In addition, under some countries' applicable export laws and regulations (including those of the United States), we have an obligation to exercise reasonable care to ensure that each of our customers is in compliance with such laws and regulations, including laws and regulations requiring that the customer obtain appropriate licenses for shipments and accurately declare the contents of shipments for customs purposes.

        Some portions of our warehouse operations require authorizations and bonds by the United States Department of the Treasury and approvals by the United States Customs Service. Certain of our warehouse operations are licensed as container freight stations, public bonded warehouses and customs examination sites by the United States and other sovereign countries' customs services. Our foreign warehouse operations are subject to the regulations of their respective countries.

        We have adopted compliance programs and procedures designed to help us comply with applicable laws, rules and regulations. While we believe these programs generally are effective, because of the complexity of these laws, rules and regulations and the global scope of our business, we may not in all cases be in compliance. Our own internal audits of our compliance programs and procedures have identified certain instances where our employees failed to follow our internal procedures. In such instances, we took appropriate steps to address the non-compliance. If we fail to comply with applicable laws, rules or regulations, to exercise reasonable care with respect to our customers' shipments or to maintain required licenses or permits, we could be subject to substantial fines, criminal liability and/or suspension or revocation of our operating permits or authorities. While there can be no assurance as to impact on us of a failure to be in compliance with all applicable laws, rules and regulations, we have to date not been adversely affected by these laws, rules and regulations in any material respect.

Intellectual Property

        We have registered trademarks on a number of variations of the GeoLogistics name, our "G" logo and the LEP trademarks in the United States and other countries in which we operate. Depending on the jurisdiction of registration, trademarks are generally protected for ten to twenty years if they are in continuous use during that period and are renewable. These trademarks are material to us in the marketing of our services.

Seasonality

        Historically, our operating results have been subject to seasonal trends. Our first fiscal quarter is traditionally weaker than our other fiscal quarters, and our third and fourth fiscal quarters have generally been our strongest. This seasonality is due to many factors, including the markets in which we operate, holiday seasons, consumer demand, climate and economic conditions.

        A substantial portion of our revenue is derived from customers in industries whose shipping patterns are tied closely to consumer demand or are based on just-in-time production schedules. Our revenue is, to a large degree, affected by factors beyond our control, including shifting consumer and manufacturing demand and economic cyclicality. Additionally, because many customers ship a significant portion of their goods at or near the end of a calendar quarter, we may not learn of a shortfall in revenues until late in a given quarter.

Employees

        As of September 30, 2004, we and our subsidiaries had approximately 5,600 employees. Approximately 2,800 of our employees are in the Asia Pacific region, 2,000 are in EMEA and 800 are in the Americas. Management believes that the company has good relationships with its employees.

        Approximately 44 of our employees in the United States are subject to collective bargaining arrangements. In Europe, our employees are members of work councils where required by law. In Asia, all of our employees are non-unionized.

Properties

        The properties used in our operations consist principally of leased freight forwarding offices and warehouse and distribution facilities. As of September 30, 2004, we had 144 office facilities, 5 of which were owned and 139 of which were leased, and 143 warehouse facilities, 10 of which were owned and 133 of which were leased. In the aggregate, we have approximately 1.2 million square feet of office space and 4.0 million square feet of warehouse space in 25 countries.

        The following table sets forth certain information relating to our domestic and foreign properties as of September 30, 2004.

	Number of Facilities
	Owned	Leased	Total
Asia Pacific	2	106	108
Europe/Middle East/Africa	12	126	138
Americas	1	40	41

Total	15	272	287

        We believe that our office and warehouse facilities are generally well maintained, are suitable to support our business and are adequate for our present needs.

Legal Proceedings

        We are not currently subject to any material legal proceedings. From time to time we may become a party to various legal proceedings arising in the ordinary course of our business.

MANAGEMENT

Executive Officers and Directors

        Our executive officers and directors are:

Name	Age	Position
William J. Flynn	51	President, Chief Executive Officer and Director
Stephen P. Bishop	48	Executive Vice President and Chief Financial Officer
Wolfgang Hollermann	56	Chief Executive Officer of Asia Pacific Region
Charles Kirk	56	Chief Information Officer
Alex Leivici	44	Chief Executive Officer of Americas Region
Karl Nutzinger	47	Chief Executive Officer of Europe/Middle East/Africa Region
Robert D. Denious	43	Director
Malcolm T. Hopkins	76	Director
John A. Janitz	62	Director
Michael D. Madden	55	Director
Kevin Prokop	36	Director
Dominick J. Schiano	50	Director

        William J. Flynn became our President, Chief Executive Officer and director in August 2002. Before joining our company in 2002, Mr. Flynn was the Senior Vice President, Merchandise Service Group of CSX Transportation, the railroad unit of CSX Corporation, a provider of freight transportation services, from May 2000 until July 2002. Mr. Flynn was the Senior Vice President of Strategic Planning for CSX Corporation, where he was responsible for the company's e-business strategy and development, from December 1999 until April 2000. Before his employment at CSX Corporation, Mr. Flynn held various positions at Sea-Land Service, Inc., a U.S.-based ocean carrier. Mr. Flynn has over 27 years of experience in the freight forwarding and logistics industry. In March 2003, Mr. Flynn was awarded the Marco Polo award by the government of China, the highest award given to a private person for support of humanitarian activities and business development in China.

        Stephen P. Bishop became our Executive Vice President and Chief Financial Officer in July 2004. Before joining our company in 2004, Mr. Bishop was the Executive Vice President and Chief Financial Officer of NetJets, Inc., a fractional aircraft ownership program, where he was responsible for building finance and information technology teams and for implementing refinancing initiatives from July 1998 until May 2004. NetJets Inc. is a subsidiary of Berkshire Hathaway. Mr. Bishop served as the Corporate Vice President and Treasurer and then Managing Director of Finance and Operations of Telcordia Technologies, a telecommunications software and consulting company, from February 1995 until June 1998. Mr. Bishop has over 25 years of experience in finance and operations management.

        Wolfgang Hollermann joined our company in September 1997 as result of our acquisition of LEP International Worldwide Ltd., a transportation services company, where he had been serving as the Chief Executive Officer of its Asia Pacific Region since September 1990. Mr. Hollermann has continued to serve as our Chief Executive Officer of Asia Pacific Region since that acquisition. Before joining LEP International in 1990, Mr. Hollermann was the joint Chief Executive of the merged group Herman Ludwig and Calberson Group, a freight forwarding company, from January 1987 until December 1989. Before serving as the joint Chief Executive, Mr. Hollermann was President of Hermann Ludwig Inc., where he headed that company's North American operations from January 1985 until January 1987. Mr. Hollermann has over 25 years of experience in the freight forwarding and logistics industry.

        Charles Kirk became our Chief Information Officer in April 2004. Before joining our company in 2004, Mr. Kirk was the Senior Vice President, Information Technology at C&S Wholesale Grocers, a

provider of warehousing and distribution services, where he was responsible for due diligence analysis, systems integration for large company acquisitions and the creation of a plan for the transition from mainframe applications to modern platforms from June 2003 until January 2004. Before his employment at C&S Wholesale Grocers, Mr. Kirk worked at General Motors, a global vehicle manufacturer, from February 1997 until May 2002. While at General Motors, he first served as Information Officer, Customer Experience with corporate responsibility for all customer facing systems, and then as General Manager, Enterprise Customer Management with responsibility for customer relations management for General Motors Automotive, where he created and implemented the first corporate-wide customer contact and support operation. Mr. Kirk has over 25 years of experience in the information technology industry.

        Alex Leivici became our Chief Executive Officer of Americas in January 2004. Before joining our company in 2004, Mr. Leivici was the Senior Vice President for the North East Region of Panalpina Group, a global freight forwarding and logistics company, where he worked from September 1978 until July 2003 and was primarily responsible for regionalizing its North American organization. Mr. Leivici has over 20 years of experience in the freight forwarding and logistics industry.

        Karl Nutzinger became our Chief Executive Officer of Europe/Middle East/Africa Region in April 2003. Before joining our company in 2003, Mr. Nutzinger was the Regional Director and Chief Executive Officer, Central Europe at Schenker AG, Essen, an international freight forwarding company, where he worked from January 2000 until March 2003. At Schenker AG, Essen, Mr. Nutzinger introduced gate and HUB-systems in air, sea and land freight, participated in the restructuring of that company and implemented cost-cutting programs in the region. Mr. Nutzinger was also in charge of operations in several countries, including the U.K., Ireland, France, Italy and Spain. Before his employment at Schenker AG, Essen, Mr. Nutzinger served as the General Manager, Berlin and Eastern Germany at Schenker BTL, where he created a Logistics Consulting Division and implemented e-commerce, benchmarking concepts and quality management between 1995 and 1999. Mr. Nutzinger has over 20 years of experience in the freight forwarding and logistics industry.

        Robert D. Denious has served as a director of our company since November 2001. Mr. Denious is a Director of Questor Management Company, LLC, which manages the day-to-day operations of Questor Partners, where he is responsible for leading transactions, arranging financing and working closely with management teams of portfolio companies to design, implement and drive operational improvements. Before joining Questor Management in 1999, Mr. Denious was a lawyer in the corporate and securities group at Drinker Biddle & Reath LLP from September 1988 until March 1999, where he was a partner from 1996.

        Malcolm T. Hopkins has served as a director of our company since November 2001. Mr. Hopkins is an independent consultant in corporate governance to distressed debt and private equity investment firms. Before becoming an independent consultant, Mr. Hopkins served in various senior executive capacities, including Vice Chairman and Chief Financial Officer, of the St. Regis Corporation, a diversified multinational forest products company, from May 1976 until November 1984. Mr. Hopkins has extensive experience providing oversight and advice to bankrupt and distressed companies. Mr. Hopkins has served as a non-employee chairman of the board of directors and a lead director, as well as a chairman of the audit, compensation and executive committees of various companies.

        John A. Janitz has served as a director of our company since December 2003. Mr. Janitz is a Managing Director of Questor Management Company, LLC and has served as Chairman of Teksid Aluminum, a global producer of aluminum castings for the automotive industry since February 2003. Before joining Questor Management in 2003, Mr. Janitz was the President and Chief Operating Officer of Textron Inc., a multi-industry company, from March 1999 until October 2001.

        Michael D. Madden has served as a director of our company since November 2001. Mr. Madden is a Managing Director of Questor Management Company, LLC. Before joining Questor Management in

1999, Mr. Madden was Chairman of Hanover Capital, a merger-advisory firm, and a partner of Beacon Group Holdings, L.L.C., a major merchant banking organization, where he was Vice Chairman and a member of the board of directors. Mr. Madden has also served as a member of the board of directors and executive committee of Lehman Brothers, as a member of the board of directors of Kidder, Peabody & Co., and he currently serves as a member of the board of directors and audit committee of Stratus Properties, Inc., a real estate investment and development company.

        Kevin Prokop has served as a director of our company since November 2001. Mr. Prokop is a Vice President of Questor Management Company, LLC. Before joining Questor Management in 1998, Mr. Prokop was Associate and Engagement Manager at McKinsey & Company, a management consulting firm. Before his employment at McKinsey & Company, Mr. Prokop worked at Kleinwort Benson, Ltd., as well as at First Chicago-NBD Capital Markets, where he focused on buyouts and middle-market mergers and acquisitions.

        Dominick J. Schiano has served as a director of our company since December 2003. Mr. Schiano is a Director of Questor Management Company, LLC. Before joining Questor Management in 2003, Mr. Schiano held various executive positions at Textron Inc. from September 1997 until May 2003, including Executive Vice President, General Manager and Chief Financial Officer of the threaded fastener, fastening systems and automotive business segments.

Board of Directors and Committees

        Our business and affairs are managed under the direction of our board of directors. Upon completion of this offering, our board of directors will be comprised of seven directors, and our certificate of incorporation will divide our board of directors into three classes. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. Upon completion of this offering, the classes will be comprised as follows:

  •
  Michael D. Madden and Kevin Prokop will be Class A directors whose terms will expire at the 2006 annual meeting of stockholders,

  •
  Malcolm T. Hopkins and John A. Janitz will be Class B directors whose terms will expire at the 2007 annual meeting of stockholders, and

  •
  Robert D. Denious, William J. Flynn and Dominick J. Schiano will be Class C directors whose terms will expire at the 2008 annual meeting of stockholders.

        The board of directors will distribute any additional directorships resulting from an increase in the number of directors among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification may have the effect of delaying or preventing changes in control of our company.

        Because Questor Partners will own more than 50% of the voting power of our company after giving effect to this offering, we are considered a "controlled company" for the purposes of The Nasdaq National Market listing requirements. As a result, we are exempt from certain of the Nasdaq's corporate governance requirements, including requirements that (1) a majority of our board of directors consist of independent directors, (2) compensation of our officers be determined or recommended to our board of directors by a majority of independent directors or by a compensation committee consisting of independent directors and (3) our director nominees be selected or recommended for selection by a majority of independent directors or by a nominating committee consisting of independent directors. Following this offering, we intend to utilize these exemptions, so our board of directors will not have a majority of independent directors and our compensation and nominating and corporate governance committees will not consist entirely of independent directors. Accordingly, you may not have certain protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of The Nasdaq National Market, and the approval of certain significant corporate decisions could be determined by directors who are not independent.

        Our board of directors has established three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee.

        Audit Committee.    The audit committee of the board of directors consists of Malcolm T. Hopkins, Kevin Prokop and Dominick J. Schiano. The audit committee is responsible for, among other things:

  •
  selecting our independent registered public accounting firm,

  •
  overseeing management's maintenance of the reliability and integrity of our accounting policies and our financial reporting and disclosure practices,

  •
  overseeing management's establishment and maintenance of processes to assure that an adequate system of internal controls is functioning,

  •
  assisting management in establishing and monitoring processes to assure our compliance with legal and regulatory requirements,

  •
  reviewing our annual and quarterly financial statements and discussing those financial statements with management and the independent registered public accounting firm, and

  •
  reviewing the performance and qualifications of our independent registered public accounting firm, approving the scope of its audit and preapproving the audit and non-audit services it proposes to perform.

        Our board of directors has determined that Mr. Hopkins is independent in accordance with the rules of the Securities Exchange Act of 1934, as amended, and The Nasdaq National Market.

        Compensation Committee.    The compensation committee of the board of directors consists of Robert D. Denious, John A. Janitz and Michael D. Madden. The compensation committee is responsible for, among other things:

  •
  reviewing key employee compensation policies, plans and programs,

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  reviewing and approving compensation for our executive officers and any employment contracts or other similar arrangements between us and our executive officers,

  •
  administering our stock option and other employee benefits plans, and

  •
  preparing recommendations and periodic reports to the board of directors and stockholders concerning these matters.

        Nominating and Corporate Governance Committee.    The nominating and corporate governance committee of the board of directors consists of William J. Flynn, John A. Janitz and Michael D. Madden. The nominating and corporate governance committee is responsible for, among other things:

  •
  assisting the board of directors in identifying individuals qualified to become board members,

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  recommending nominees for election as directors and as members of committees of the board of directors,

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  assessing the performance of our directors and our board of directors, and

  •
  developing, recommending to the board of directors and reviewing our corporate governance principles.

Board Compensation

        In 2004, Malcolm T. Hopkins, a non-employee director, was entitled to receive fees totaling $20,000 for his service on our board of directors. No additional compensation was paid for committee participation or special assignments. Our other non-employee directors, Robert D. Denious, John A. Janitz, Michael D. Madden, Kevin Prokop and Dominick J. Schiano, who are affiliated with Questor Management Company, LLC ("Questor Management"), did not directly receive fees from us for their service as directors. Instead, Questor Management received an annual fee of $1.5 million for 2004 from us related, among other things, to the service of those individuals on our board of directors.

        Following the completion of this offering, we will provide the following compensation to our non-employee directors:

        Cash Compensation.    Each non-employee director will receive an annual fee of $              for his or her service as a director and an additional annual fee of $              will be paid to the chair of each committee of our board of directors. Each of these directors will also receive $               for each board meeting attended in person and $              for each board meeting attended by telephone. Each director who is also a member of a committee will receive $              for each committee meeting attended in person and $              for each committee meeting attended by telephone, provided that such committee meeting is held on a day when there is not also a board meeting. We also will provide reimbursements for travel, lodging and other related expenses incurred in attending board meetings.

        Equity Compensation.    Each non-employee director will be granted an option to acquire              shares of our common stock upon completion of this offering. Thereafter, upon first being elected or appointed as a non-employee director, an individual will be granted an option to acquire               shares of our common stock. In addition, on the day of each annual meeting of stockholders, each non-employee director in office immediately following the meeting will be granted option to acquire              shares of common stock, unless that director had received an initial option grant less than six months before the date of the annual meeting. The directors affiliated with Questor Management have advised us that they are required, under their arrangements with Questor Management, to assign all of their interests in and to these options to Questor Management.

        Each initial option and annual option will vest and become exercisable in              equal installments beginning on the first anniversary of the grant date. The exercise price per share of these options will equal the fair market value of our common stock on the date of grant. The number of shares underlying these options is subject to adjustment for stock dividends, combinations, splits and similar events.

Compensation Committee Interlocks and Insider Participation

        None of the members of the compensation committee is or was during 2004 an employee, or is or has ever been an officer, of our company or our subsidiaries. None of our executive officers serves or has served as a member of the board of directors or compensation committee of another company that has at least one executive officer serving as a member of our board of directors or compensation committee. No interlocking relationships exist between our board of directors or compensation committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.

Executive Compensation

        The following table summarizes compensation paid to, awarded to or earned by our President and Chief Executive Officer and each of our four other most highly compensated executive officers during the fiscal year ended December 31, 2004 (collectively, the "named executive officers").

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options (#)	Payouts LTIP ($)	All Other Compensation(1) ($)
William J. Flynn President and CEO	2004
Wolfgang Hollermann CEO of Asia Pacific Region	2004
Alex Leivici CEO of Americas Region	2004
Karl Nutzinger CEO of Europe/Middle East/Africa Region	2004
Stephen P. Bishop Executive Vice President and CFO	2004

(1)
Excludes certain perquisites and other personal benefits received by the named executive officers that do not exceed the lesser of $50,000 or 10% of the named executive officer's salary and bonus disclosed in the table.

        Under the 2002 Plan, certain of our employees, including the named executive officers, have been granted EAUs in amounts determined by our board of directors or compensation committee. See "—Executive Compensation Plans—2002 Equity Appreciation Rights Plan" for additional information. Information regarding EAUs granted to the named executive officers during the year ended December 31, 2004 is set forth in the table below.

Long-Term Incentive Plans—Awards in Last Fiscal Year

Estimated Future Payouts Under Non-Stock Price Based Plans(1)
Performance or Other Period Until Maturation or Payout (#)
Number of Shares, Units or Other Rights (1) (#)
Name				Threshold ($ or #)	Target ($ or #)	Maximum ($ or #)
William J. Flynn	—		—	—	—	—
Wolfgang Hollermann	—		—	—	—	—
Alex Leivici	—		—	—	—	—
Karl Nutzinger	—		—	—	—	—
Stephen P. Bishop	100	(2)	—	(3)	(3)	(3)

(1)
Does not reflect 350, 140, 100 and 130 EAUs held by Messrs. Flynn, Hollermann, Leivici and Nutzinger, respectively, as of December 31, 2004. Upon the occurrence of a terminal event as defined in the 2002 Plan, each EAU entitles the holder to receive a payment, in cash or other property, equal to 0.00005 times the excess of the "aggregate equity value" over approximately $             million (subject to adjustment for certain new equity investments in our company), plus an additional amount equal to 0.00005 times the excess of the aggregate equity value over approximately $             million (subject to adjustment for certain new equity investments in our company). The 2002 Plan defines the "aggregate equity value" as the amounts received by all holders of all classes of our equity securities, plus all amounts required to be paid by us under the 2002 Plan and any similar plans that we adopt, in connection with any terminal event. See "—Executive Compensation Plans—2002 Equity Appreciation Rights Plan" for additional information.

(2)
Represent 100 special EAUs that vest in four equal annual installments beginning on July 15, 2005 granted to Mr. Bishop in connection with his joining our company.

(3)
Upon the occurrence of a terminal event, for each special EAU held, Mr. Bishop is entitled to receive a payment, in cash or other property, equal to 0.00005 times the excess of the aggregate equity value over approximately $             million (subject to adjustment for certain new equity investments in our company), plus an additional amount equal to 0.00005 times the excess of the aggregate equity value over approximatly $             million (subject to adjustment for certain new equity investments in our company).

        Immediately before completion of this offering, we will terminate the 2002 Plan and all outstanding EAUs will be exchanged for a combination of restricted and unrestricted shares of our common stock and options to acquire shares of our common stock at an exercise price equal to the initial public offering price per share in this offering. Assuming the initial public offering price of our shares of common stock will be the midpoint of the price range set forth on the front cover of this prospectus, our named executive officers will receive the following in connection with the termination of their EAUs:

Name	Unrestricted Shares of Common Stock (#)	Restricted Shares of Common Stock(1) (#)	Shares of Common Stock Underlying Options(2) (#)
William J. Flynn(3)
Wolfgang Hollermann(4)
Alex Leivici(5)
Karl Nutzinger(6)
Stephen P. Bishop(7)

(1)
The restricted shares will vest in              equal annual installments beginning on the first anniversary of the grant date.

(2)
The options will vest in              equal annual installments beginning on the first anniversary of the grant date. The exercise price of the options will be equal to the initial public offering price per share in this offering.

(3)
Immediately before the completion of the offering, Mr. Flynn held 350 EAUs.

(4)
Immediately before the completion of the offering, Mr. Hollermann held 140 EAUs.

(5)
Immediately before the completion of the offering, Mr. Leivici held 100 EAUs.

(6)
Immediately before the completion of the offering, Mr. Nutzinger held 130 EAUs.

(7)
Immediately before the completion of the offering, Mr. Bishop held 100 special EAUs.

Stock Options

        No stock options were granted to our named executive officers during the year ended December 31, 2004.

Executive Compensation Plans

        2002 Equity Appreciation Rights Plan.    The 2002 Plan was originally adopted by our board of directors on July 24, 2002. The 2002 Plan, as amended and restated, is intended to provide certain of our employees with incentives for attaining long-term growth and to align the interests of our employees with those of our stockholders. Under the terms of the 2002 Plan, the board of directors or the compensation committee selects employees to participate in the 2002 Plan. Participants are granted EAUs in amounts that our board of directors or compensation committee determines. Employees also may be granted special EAUs that have different payout values upon a terminal event than the payout values provided for in the 2002 Plan. Each EAU entitles the holder to receive a payment, in cash or other property, based upon the amounts received by all holders of all classes of our equity securities, plus all amounts required to be paid by us under the 2002 Plan and any similar plans that we adopt, in connection with one of the following events, which are referred to as "terminal events" in the 2002 Plan: (i) a sale or transfer of all beneficial interest in all or substantially all of our issued and outstanding common stock, other than certain transfers for the purpose of effecting a recapitalization, (ii) certain mergers or consolidations, (iii) any sale, lease, exchange or other transfer of all, or substantially all, of our assets other than to effect a reorganization or recapitalization, (iv) a liquidation or dissolution or (v) any other sale or similar transaction designated as a terminal event by our board of directors. EAUs vest in accordance with the vesting schedule established at the time of grant and automatically vest upon the occurrence of a terminal event. EAUs are also subject to forfeiture if we terminate the holder's employment for cause or breaches any non-competition obligation owed to us.

        The participants in the 2002 Plan have agreed that, immediately before completion of this offering, the 2002 Plan will be terminated and each participant's EAUs, including any special EAUs, will be exchanged for a combination of the following: (i) restricted shares of our common stock, (ii) unrestricted shares of our common stock, and (iii) options to acquire shares of our common stock at an exercise price equal to the initial offering price per share in this offering. Assuming the initial public offering price of our shares of common stock will be the midpoint of the price range set forth on the front cover of this prospectus, we expect to issue an aggregate             shares of restricted common stock,              shares of unrestricted common stock and options to acquire             shares of our common stock in connection with the termination of the 2002 Plan. The shares of restricted stock and stock options will vest over a              year period, subject to acceleration for certain events.

        If the initial public offering price of our shares of common stock does not equal the midpoint of the price range set forth on the front cover of this prospectus, the number of restricted and unrestricted shares of our common stock issued to the holders of the EAUs will change, but the number of options to be issued will not. For example, if the initial public offering price of our shares of common stock equals the high end of the price range set forth on the front cover of this prospectus,              restricted shares of our common stock and               unrestricted shares of our common stock will be issued to the holders of the EAUs. If the initial public offering price of our shares of common stock equals the low end of the price range set forth on the front cover of this prospectus,              restricted shares of our common stock and              unrestricted shares of our common stock will be issued to the holders of the EAUs. These changes will not affect the aggregate number of our shares of common stock that will be outstanding immediately before the completion of this offering.

        2005 Equity Incentive Plan.    In               2005, our board of directors and stockholders approved the 2005 Plan. Stock options, stock appreciation rights, restricted stock, restricted stock units and performance stock may be granted under the 2005 Plan. Options granted under the 2005 Plan may be either "incentive stock options," as defined under Section 422 of the Internal Revenue Code of 1986, as amended, or nonqualified stock options.

        Purpose.    The 2005 Plan is intended to make available incentives that will assist us to attract, retain and motivate employees, consultants and directors whose contributions are essential to our success. We may provide these incentives through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and performance stock.

        Shares Subject to the 2005 Plan Reserved.    We have reserved a total of             shares of our common stock, subject to adjustment, for issuance under the 2005 Plan. No participant in the 2005 Plan may be granted incentive stock options, nonqualified stock options and/or stock appreciation rights for more than            shares during any single fiscal year. Finally, the maximum number of shares covered by awards granted to any employee under the 2005 Plan in any single fiscal year under any award is            shares.

        Administration.    The compensation committee of our board of directors will administer the 2005 Plan, although the committee may delegate to one or more of our officers certain authority under the plan, subject to limitations specified by the plan and our board. Subject to the provisions of the plan, the administrator determines in its discretion the persons to whom and the times at which awards are granted, the types and sizes of such awards, and all of their terms and conditions. All awards must be evidenced by a written agreement between us and the participant. The administrator may amend, cancel or renew any award, waive any restrictions or conditions applicable to any award and accelerate, continue, extend or defer the vesting of any award. The administrator has the authority to construe and interpret the terms of the 2005 Plan and awards granted under it.

        Stock Options.    The administrator may grant nonqualified stock options or incentive stock options or any combination of these. The exercise price of each option may not be less than the fair market value of a share of our common stock on the date of grant. Any incentive stock option granted to a person who owns stock possessing more than 10% of the total combined voting power of all classes of our stock or of any parent or subsidiary corporation must have an exercise price equal to at least 110% of the fair market value of a share of our common stock on the date of grant and a term not exceeding five years. The term of all other options may not exceed ten years.

        Options vest and become exercisable at such times or upon such events and subject to such terms, conditions, performance criteria or restrictions as may be specified by the administrator. Unless a longer period is provided by the administrator, an option generally will remain exercisable for three months after the termination of the participant's service, except that, if service terminates as a result of the participant's death or disability, the option generally will remain exercisable for twelve months, but in any event not beyond the expiration of its term.

        Eligibility.    Awards may be granted under the 2005 Plan to our employees (including officers), directors or consultants. While we grant incentive stock options only to employees, we may grant nonqualified stock options, stock appreciation rights, restricted stock awards, restricted stock units and performance stock to any eligible participant.

        Automatic Grant of Non-Employee Director Stock Options.    Only members of the board of directors who are not employees at the time of grant may participate in the non-employee director stock option component of the 2005 Plan. Upon completion of this offering, each non-employee director will be granted an option to acquire               shares of our common stock. Thereafter, upon first being elected or appointed as a non-employee director, each non-employee director will be granted an option to acquire               shares of our common stock on the day of his or her initial election or appointment. In addition, on the day of each annual meeting of stockholders, each non-employee director in office immediately following the meeting will be granted an option for               shares of common stock, unless that director had received an initial option grant less than six months before the date of the annual meeting.

        The per-share exercise price under each option will be equal to the fair market value of a share of our common stock on the date of grant. Generally, the fair market value of our common stock will be the closing price per share on the date of grant on The Nasdaq National Market. Options that will be issued upon completion of this offering under the 2005 Plan will have an exercise price equal to the intial public offering price per share in this offering.

        Each initial option and annual option will vest and become exercisable in        equal annual installments starting on the first anniversary of the grant date. Unless earlier terminated under the terms of the 2005 Plan, each option will remain exercisable for up to ten years after grant. An option generally will remain exercisable for              months following the non-employee director's termination of service, provided that if service terminates as a result of the participant's death or disability, the option generally will remain exercisable for                months, but in any event not beyond the expiration of its term. All other terms and conditions of non-employee director options are substantially equivalent to those described above for options generally.

        Stock Appreciation Rights.    A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of our common stock between the date of grant of the award and the date of its vesting. We may pay the appreciation either in cash or in shares of our common stock. We may make this payment in a lump sum, or we may defer payment in accordance with the terms of the participant's award agreement. Stock appreciation rights vest at the times and on the terms established by the administrator. The maximum term of any stock appreciation right granted under the 2005 Plan is ten years.

        Restricted Stock Awards.    The administrator may grant awards of restricted stock under the 2005 Plan, subject to vesting conditions based on service or subject to the attainment of the performance goals described below in connection with performance stock. The shares acquired may not be transferred by the participant until vested. Unless otherwise determined by the administrator, a participant will forfeit any unvested shares upon voluntary or involuntary termination of service with us for any reason, including death or disability. Participants holding restricted stock will have the right to vote the shares and to receive any dividends paid, except that dividends or other distributions paid in shares will be subject to the same restrictions as the original award.

        Restricted Stock Units.    The administrator may grant awards of restricted stock units under the 2005 Plan, which represent a right to receive shares of our common stock at a future date determined in accordance with the participant's award agreement. The administrator may grant restricted stock unit awards subject to the attainment of performance goals similar to those described below in connection with performance stock, or may make the awards subject to vesting conditions based on service. Participants have no voting rights or rights to receive dividends with respect to restricted stock unit awards until shares of common stock are issued in settlement of such awards. However, the administrator may grant restricted stock units that entitle their holders to receive dividend equivalents, which are rights to receive additional restricted stock units for a number of shares with a value equal to any cash dividends we pay. Payments may be made in lump sum or on a deferred basis. If payments are to be made on a deferred basis, the administrator may provide for the payment of dividend equivalents during the deferral period.

        Performance Stock.    The administrator may grant awards of performance stock under the 2005 Plan, which will result in payment to a participant only if specified performance goals are achieved during the specified performance period. Performance stock awards are denominated in shares of our common stock. In granting a performance stock award, the administrator establishes the applicable performance goals based on one or more measures of business performance. In creating these measures, the administrator will use one or more of the following business criteria: return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of common stock, economic value added, total stockholder return, net income, EBITDA, pre-tax income, earnings per share, operating profit margin, net income margin, sales margin, cash flow, market share, inventory turnover, net revenue growth, capacity utilization, revenue per shipment, increase in customer base, environmental health and safety, diversity, quality and/or such other objective criteria. These business criteria may be expressed in absolute terms or relative to the performance of other companies or an index. To the extent earned, performance stock awards may be settled in cash, shares of our common stock or any combination of these. Payments may be made in lump sum or on a deferred basis. If payments are to be made on a deferred basis, the administrator may provide for the payment of dividend equivalents during the deferral period. Unless otherwise determined by the administrator, if a participant's service terminates due to death or disability before completion of the applicable performance period, the final award value is determined at the end of the period on the basis of the performance goals attained during the entire period, but payment is prorated for the portion of the period during which the participant remained in service. Except as otherwise provided by the 2005 Plan, if a participant's service terminates for any other reason, the participant's performance stock is forfeited.

        Change in Control.    The 2005 Plan provides that in the event of a change in control:

  •
  all outstanding options will become fully exercisable,

  •
  all outstanding stock appreciation rights will fully vest,

  •
  all restrictions on any outstanding awards of restricted stock or restricted stock units will lapse, and

  •
  all performance stock will become fully vested and will be paid out as if the date of the change in control were the last day of the applicable performance period and "target" performance levels had been attained.

        In addition, the 2005 Plan provides that the surviving entity following a change in control will assume each outstanding award or grant a replacement award in its place (if the participant will be employed by or providing services to the surviving entity following the change in control). However, in the event of a proposed change in control, the administrator may terminate all or a portion of any outstanding award, effective upon the closing of the change in control, if it determines that such termination is in our best interests. If outstanding options are to be terminated, the administrator will provide each participant holding an option not less than 14 days' advance notice of the termination, and any option that is to be so terminated may be exercised up to, and including the date immediately preceding, the date of termination.

        Amendment and Termination.    The 2005 Plan will continue in effect until terminated by our board of directors, except that no incentive stock options may be granted under the 2005 Plan after                        , 20              . Our board of directors may amend, suspend or terminate the 2005 Plan at any time, provided that without stockholder approval, the plan may not be amended to increase the number of shares authorized or the number of shares authorized for incentive stock options, change the class of persons eligible to receive incentive stock options, reprice any outstanding stock option or stock appreciation right, extend the duration of the plan with respect to incentive stock options or effect any other change that would require stockholder approval under any applicable law or listing rule. Amendment, suspension or termination of the 2005 Plan may not adversely affect any outstanding award without the consent of the participant, unless such amendment, suspension or termination is necessary to comply with applicable law.

Employment Agreements

        We entered into an employment agreement with our President and Chief Executive Officer, William J. Flynn, on August 1, 2002. The agreement expires on July 31, 2005 and does not provide for any automatic renewal or extension. Under this agreement, Mr. Flynn is entitled to receive an annual salary, as well as an annual bonus based on a percentage of his salary upon the achievement of certain performance-based goals. Also under the agreement, Mr. Flynn is entitled to reimbursement of business related expenses and to certain benefits and perquisites, including a $1,000,000 term life insurance policy and health insurance and other benefit plans we maintain from time to time. If we terminate Mr. Flynn's employment without cause or if he resigns for good reason, he is entitled to receive all accrued but unpaid amounts due under the agreement, monthly severance payments at a rate equal to his base salary for a period of 12 months and a pro rata portion of any bonus earned. If Mr. Flynn's employment is terminated due to his death or incapacity, he (or his estate or beneficiaries) is entitled to receive a pro rata portion of any bonus earned. Mr. Flynn's employment agreement restricts his ability to compete with our business, to engage in any businesses in which we are engaged and to recruit any of our employees, in each case, for 12 months after his termination for cause or resignation without good reason, or for any period in which we make severance payments to him if he is terminated for any other reason.

        We entered into an employment agreement with Karl Nutzinger, the Chief Executive Officer of our Europe/Middle East/Africa Region, on April 1, 2003. The agreement expires on April 1, 2008 and does not provide for any automatic renewal or extension. Under this agreement, Mr. Nutzinger is entitled to receive an annual salary, as well as an annual bonus based on a percentage of his base salary upon the achievement of certain performance-based goals. Also under the agreement, Mr. Nutzinger is entitled to reimbursement of business related expenses and to certain benefits and perquisites, including an automobile allowance and health insurance and life insurance benefits we maintain from time to time. Upon termination of Mr. Nutzinger's employment due to death or disability, he (or his estate or beneficiaries) is entitled to receive a pro rata portion of any bonus earned. If we terminate Mr. Nutzinger's employment before April 1, 2006 without cause, we must pay his full salary and make monthly payments to him equal to our cost of providing his benefits under any benefit plan until the earlier of April 1, 2006 or when he becomes employed in another position. If we terminate Mr. Nutzinger's employment after April 1, 2006 but before April 1, 2008 without cause, we must pay his full salary and make monthly payments to him equal to our cost of providing his benefits under any benefit plan until the earlier of April 1, 2008 or when he becomes employed in another position. The agreement restricts Mr. Nutzinger from competing with our business or soliciting our customers for the sale of freight forwarding services following the termination of his employment during any period in which we make severance payments to him, unless he is terminated for cause, in which case he may not compete with our business or solicit our customers for the longer of six months after his termination or the duration of any severance period. The agreement also restricts Mr. Nutzinger from soliciting our employees away from our company for 12 months following any termination of his employment.

        We entered into an employment agreement with Wolfgang Hollermann, Chief Executive Officer of our Asia Pacific Region, on June 25, 2002. The agreement expires on December 31, 2005, but will automatically renew for separate one year terms ending December 31, 2006 and December 31, 2007 unless earlier terminated at the election of either party. Under this agreement, Mr. Hollermann is entitled to receive an annual salary, as well as an annual bonus based on a percentage of his base salary upon achieving certain performance-based goals. Also under the agreement, Mr. Hollermann is entitled to reimbursement of business related expenses and to certain benefits and perquisites, including an automobile, a housing allowance and health insurance and life insurance benefits we maintain from time to time. If Mr. Hollermann's employment is terminated without cause or we substantially diminish his employment responsibilities or we commit a material breach of our covenants under the agreement, we are obligated to make severance payments to him in an aggregate amount equal to all salary payments that would have been payable to him pursuant to the agreement until the later of one year from the date of termination or the expiration of the then current term. The agreement restricts Mr. Hollermann from competing with our business, from soliciting our customers for the sale of freight forwarding services and from soliciting our employees away from the company following the termination of his employment during any period in which we make severance payments to him.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth information known to us regarding the beneficial ownership of our common stock as of            , 2005, after giving effect to the Recapitalization Transactions and the issuance of the Additional Pre-Offering Shares as described under "Recent Developments," and the expected sale of common stock in this offering by (i) each stockholder known by us to own beneficially more than 5% of our common stock, (ii) each of the named executive officers, (iii) each of our directors, (iv) each other stockholder selling in this offering and (v) all of our directors and executive officers as a group. Information as to the percentage of shares beneficially owned is calculated based on              shares of common stock outstanding on            , 2005. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares voting power or investment power. We have determined beneficial ownership in accordance with Rule 13d-3 of the Exchange Act and therefore have included in our calculations of beneficial ownership shares of common stock that may become beneficially owned within 60 days after                        , 2005, including shares that may be acquired through the exercise of any option, warrant or right. Except as otherwise indicated in the footnotes below, each beneficial owner, to our knowledge, has sole voting and investment power with respect to the shares of common stock reported below and the address of each beneficial owner is c/o GeoLogistics Corporation, 1251 East Dyer Road, Suite 200, Santa Ana, California 92705.

Shares Beneficially Owned After this Offering (1)
Number of Shares Being Sold in this Offering (2)
	Shares Beneficially Owned Before this Offering (1)			Without Over-Allotment Exercise		With Over-Allotment Exercise
Name of Beneficial Owner
	Number	Percent	Number	Number	Percent	Number	Percent
Questor Partners(3)
OCM Principal Opportunities Fund, L.P.(4)
TCW Special Credits Fund V—The Principal Fund(5)
Logistical Simon L.L.C.(6)
William J. Flynn(7)
Wolfgang Hollermann(8)
Karl Nutzinger(9)
Alex Leivici(10)
Stephen P. Bishop(11)
Robert D. Denious(3)
Malcolm T. Hopkins
John A. Janitz(3)
Michael D. Madden(3)
Kevin Prokop(3)
Dominick J. Schiano(3)
Directors and executive officers as a group (12 total persons)

*
Less than 1%.

(1)
Assumes the initial public offering price of our shares of common stock will be $              , the midpoint of the price range set forth on the front cover of this prospectus.

(2)
Reflects maximum number of shares that will be sold if the underwriters exercise their over-allotment option.

(3)
The security holders are Questor Partners Fund II, L.P. ("QP Fund II"), Questor Side-by-Side Partners II, L.P. ("Side-by-Side II") and Questor Side-by-Side Partners II 3(c)(1), L.P. ("Side-by-Side 3"). Questor Principals II, Inc. ("Principals") is the general partner of Questor General Partner II, L.P. ("GP"), which in turn, is the general partner of QP Fund II. Principals also is the general partner of Side-by-Side II and Side-by-Side 3. Pursuant to a management agreement, Questor Management Company, LLC ("Questor Management") controls the day-to-day management of Questor Partners. As a result, each of Principals, GP and Questor Management may be deemed to beneficially own the shares held by QP Fund II, and each of Principals and Questor Management may be deemed to beneficially own the shares held Side-by-Side II and Side-by-Side 3. Questor Partners, Questor Management and Principals are controlled by Jay Alix. John A. Janitz and Michael D. Madden are Managing Directors of Questor Management, Robert D. Denious and Dominick J. Schiano are Directors of Questor Management and Kevin Prokop is a Vice President of Questor Management. Messrs. Janitz, Madden, Denious, Schiano and Prokop disclaim beneficial ownership of the shares reported in this table as owned by Questor Partners. The address of each of the security holders is 103 Springer Building, 3411 Silverside Road, Wilmington, DE 19810.

(4)
Includes             shares of common stock issuable upon the cashless exercise of warrants immediately before completion of the offering. The address of OCM Principal Opportunities Fund, L.P. is 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(5)
Includes             shares of common stock issuable upon the cashless exercise of warrants immediately before completion of the offering. The address of TCW Special Credits Fund V—The Principal Fund ("TCW") is c/o Oaktree Capital Management, LLC, 333 S. Grand Ave., 28th Floor, Los Angeles, CA 90071. TCW Asset Management Company is the General Partner of TCW and may be deemed the beneficial owner of these shares. TCW Asset Management Company disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein.

(6)
Includes             shares of common stock issuable upon the cashless exercise of warrants immediately before completion of the offering. The principal office of Logistical Simon L.L.C. is located at 310 South Street, Morristown, NJ 07962.

(7)
Includes             shares of common stock and             shares of restricted common stock to be issued in exchange for EAUs held by Mr. Flynn immediately before completion of this offering. Excludes             shares of common stock subject to unvested options to be issued in exchange for EAUs held by Mr. Flynn immediately before completion of this offering.

(8)
Includes             shares of common stock and             shares of restricted common stock to be issued in exchange for EAUs held by Mr. Hollermann immediately before completion of this offering. Excludes             shares of common stock subject to unvested options to be issued in exchange for EAUs held by Mr. Hollermann immediately before completion of this offering.

(9)
Includes             shares of common stock and             shares of restricted common stock to be issued in exchange for EAUs held by Mr. Nutzinger immediately before completion of this offering. Excludes             shares of common stock subject to unvested options to be issued in exchange for EAUs held by Mr. Nutzinger immediately before completion of this offering.

(10)
Includes             shares of common stock and             shares of restricted common stock to be issued in exchange for EAUs held by Mr. Leivici immediately before completion of this offering. Excludes             shares of common stock subject to unvested options to be issued in exchange for EAUs held by Mr. Leivici immediately before completion of this offering.

(11)
Includes             shares of common stock and             shares of restricted common stock to be issued in exchange for special EAUs held by Mr. Bishop immediately before completion of this offering. Excludes             shares of common stock subject to unvested options to be issued in exchange for special EAUs held by Mr. Bishop immediately before completion of this offering.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Stockholders

        We have entered into agreements with Questor Management, William E. Simon & Sons, L.L.C. ("Simon & Sons"), Oaktree Capital Management, LLC ("Oaktree"), TCW Special Credits Fund V—The Principal Fund ("TCW") and Triton Partners ("Triton"), under which we pay fees and provide expense reimbursements for management, financial advisory and other services. Robert D. Denious, Director of Questor Management, John A. Janitz, Managing Director of Questor Management, Michael D. Madden, Managing Director of Questor Management, Kevin Prokop, Vice President of Questor Management and Dominick J. Schiano, Director of Questor Management, serve on our board of directors. Former members of our board of directors were affiliated with Simon & Sons; Oaktree, which serves as the manager of TCW pursuant to a subadvisory agreement with the general partner of TCW; and Triton.

        Questor Management received an annual management fee of $1,500,000 for 2004, which was paid in 2004 and the first quarter of 2005. In addition, we accrued $1,500,000 and $1,497,289 of annual management fees owed to Questor Management for 2003 and 2002, respectively, which collectively accrued interest of $331,121 as of December 31, 2004. We paid $2,071,959 of these accrued management fees and $228,896 of accrued interest as of December 31, 2004.

        In 2004, we paid annual management fees to Simon & Sons, Oaktree, TCW and Triton in the amounts of $367,956, $342,199, $25,757 and $147,182, respectively. We accrued $375,000, $348,750, $26,250 and $150,000 of annual management fees owed to Simon & Sons, Oaktree, TCW and Triton, respectively, for 2003. In addition, we paid Simon & Sons, Oaktree, TCW and Triton amounts of $93,750, $87,188, $6,563 and $37,500, respectively, in respect of a portion of their 2002 annual management fees and accrued $281,250, $261,563, $19,688 and $112,500, respectively, for the remainder of those management fees. The aggregate unpaid fees accrued interest of $66,533, $61,876, $4,657 and $26,613, respectively, as of December 31, 2004. We paid $453,651, $421,895, $31,756 and $181,460 of the accrued management fees and $45,993, $42,773, $3,220 and $18,397 of accrued interest to Simon & Sons, Oaktree, TCW and Triton, respectively, as of December 31, 2004.

        In conjunction with the offering, approximately $                will be used to pay accrued and other fees under the management agreements described above, which will be terminated upon completion of this offering. Of this amount, $            will be paid to Questor Management.

        During each of the years ended December 31, 2004, 2003 and 2002, we paid cash fees of approximately $2,059,098, $1,013,616 and $851,569, respectively, to AlixPartners, LLC, an affiliate of Questor Management and Questor Partners, for consulting services related to organizational restructuring, information systems and business process reengineering activities. At September 30, 2004, we owed Alix Partners approximately $500,000 in additional fees.

        We entered into an agreement dated December 24, 2003 with Questor Partners, pursuant to which Questor Partners agreed to lend us $25,000,000. Pursuant to this agreement, we issued promissory notes to Questor Partners for $4,000,000 in December 2003 and $21,000,000 in January 2004 at an interest rate of 16% per annum through January 14, 2005, 18% per annum from January 15, 2005 through January 14, 2006 and 20% per annum thereafter. As of December 31, 2003, accrued interest under the agreement was $12,444. In December 2004, the promissory notes were exchanged for shares of our new Series A Preferred Stock, as described below under "—Recapitalization Transactions."

Recapitalization Transactions

        In December 2004, we entered into the Recapitalization Transactions to simplify our capital structure. In these transactions:

  •
  Our existing common stock was combined on a ten-for-one basis.

  •
  Recapitalization Warrants covering 6,534,956 shares of our common stock were issued to holders of our then existing Series A and Series B Preferred Stock.

  •
  All of our issued and outstanding shares of our then existing Series A, Series C and Series D Preferred Stock (and all accrued and unpaid dividends on these shares) were converted into an aggregate of 9,900,346 shares of our common stock.

  •
  Our Series B Preferred Stock was cancelled.

  •
  26,491.635 shares of new Series A Preferred Stock were issued to Questor Partners. The new Series A Preferred Stock, which has an initial aggregate liquidation preference of approximately $26.5 million, was issued in exchange for approximately $26.5 million of debt and accrued interest owed by us to Questor Partners.

        The Recapitalization Warrants may be exercised only on a cashless basis and only if they are in-the-money upon the closing of an initial public offering of our common stock or upon the sale of all or substantially all of the equity or assets of our company. The Recapitalization Warrants will be cancelled if they are out-of-the-money upon the closing of any such transaction. We expect the Recapitalization Warrants will be in-the-money and therefore will be exercised immediately before the completion of this offering. In addition, immediately before completion of this offering, we will terminate the 2002 Plan as discussed below and will issue to each of its participants holding EAUs, each of whom is a current or former employee of ours, a combination of restricted and unrestricted shares of our common stock and options to acquire our common stock at an exercise price equal to the initial public offering price per share in this offering. As a result of these transactions and a stock dividend we intend to declare on our shares of common stock,             shares of our common stock will be outstanding immediately before the completion of this offering. While the initial public offering price per share in this offering will affect how the outstanding shares of our common stock will be allocated among holders of the Recapitalization Warrants, holders of EAUs and our other stockholders, it will not affect the aggregate number of our shares that will be outstanding immediately before the completion of this offering.

        The new Series A Preferred Stock has a cumulative cash dividend at the rate of 16% per annum of the liquidation preference through January 14, 2005, 18% per annum of the liquidation preference from January 15, 2005 through January 14, 2006 and 20% per annum of the liquidation preference thereafter. In each case, a dividend at a rate of 12% per annum of the liquidation preference will be payable quarterly in cash. The remaining portion of the dividend is payable only upon the occurrence of certain specified liquidation events or a redemption of the new Series A Preferred Stock, and it will bear interest in arrears at the current dividend rate, compounding on each dividend payment date. We have the right to, and Questor Partners, as the holders of the new Series A Preferred Stock, have the right to cause us to, redeem the stock at the earlier to occur of January 15, 2007, the closing of an initial public offering of our common stock or the sale of all or substantially all of the equity or assets or our company. We intend to use a portion of the net proceeds from this offering to redeem the new Series A Preferred Stock and to pay the accrued and unpaid dividends thereon.

Equity Appreciation Rights Plan

        The participants in the 2002 Plan have agreed that, immediately before completion of this offering, the 2002 Plan will be terminated and each participant's EAUs will be exchanged for a combination of the following: (i) restricted shares of our common stock, (ii) unrestricted shares of our common stock, and (iii) options to acquire shares of our common stock at an exercise price equal to the initial offering price per share in this offering. Assuming the initial public offering price of our shares of common stock will be the midpoint of the price range set forth on the front cover of this prospectus, we expect to issue an aggregate            shares of restricted common stock,             shares of unrestricted common stock and options to acquire            shares of our common stock in connection with the termination of the 2002 Plan. The shares of restricted stock and stock options will vest over a               year period, subject to acceleration for certain events.

        If the initial public offering price of our shares of common stock does not equal the midpoint of the price range set forth on the front cover of this prospectus, the number of restricted and unrestricted shares of our common stock issued to the holders of the EAUs will change, but the number of options to be issued will not. For example, if the intial public offering price of our shares of common stock equals the high end of the price range set forth on the front cover of this prospectus,              restricted shares of our common stock and               unrestricted shares of our common stock will be issued to the holders of the EAUs. If the initial public offering price of our shares of common stock equals the low end of the price range set forth on the front cover of this prospectus,              restricted shares of our common stock and              unrestricted shares of our common stock will be issued to the holders of the EAUs. These changes will not affect the aggregate number of our shares of common stock that will be outstanding immediately before the completion of this offering.

Securityholders Agreement

        In connection with the Recapitalization Transactions, we and certain of our stockholders and their affiliates, including Questor Partners, OCM Principal Opportunities Fund, L.P. ("OCM"), TCW and Simon & Sons, each of which is a selling stockholder in this offering, entered into a securityholders agreement defining the various rights of the stockholders that are parties to the agreement related to their ownership of common stock. The securityholders agreement replaced an existing stockholders agreement, and, among other things, provides for the consent of the holders of a majority of the warrants issued to the former holders of our Series A and Series B Preferred Stock before certain corporate actions can be taken by our company, tag along and drag along rights, rights of first refusal and other restrictions on the transfer of our securities held by the parties to the agreement. In addition, the securityholders agreement provides that, so long as Questor Partners own a majority of our common stock, all parties to the agreement will vote their shares to elect as directors the persons designated by Questor Partners. The stockholders that are parties to the securityholders agreement were also granted registration rights, which are described under "Shares Eligible For Future Sale—Registration Rights." With the exception of these registration rights and certain information rights, the provisions of the securityholders agreement will terminate and be of no further force or effect upon the completion of the offering.

DESCRIPTION OF CAPITAL STOCK

        The following is a description of the material terms of our amended and restated certificate of incorporation and bylaws as each is anticipated to be in effect upon completion of this offering. We also refer you to our amended and restated certificate of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

General

        Our authorized capital stock consists of (i) 150,000,000 shares of common stock, par value $0.001 per share and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of which 30,000 shares have been designated as Series A Preferred Stock. Upon completion of this offering and after the net proceeds have been used as described above under "Use of Proceeds," we expect there to be            shares of common stock outstanding and        shares of common stock outstanding if the underwriters exercise their over-allotment option in full. We intend to redeem all outstanding shares of Series A Preferred Stock upon the closing of this offering.

Common Stock

        Voting Rights.    Holders of our common stock have the right to one vote per share of common stock on all matters to be voted upon by the common stockholders. The holders of common stock do not have cumulative voting rights in the election of directors.

        Dividend Rights.    Subject to the prior rights of holders of preferred stock, if any, holders of our common stock are entitled to receive dividends when and as declared by our board of directors or any authorized committee of our board of directors, out of any assets legally available for that purpose.

        Liquidation Rights.    Upon a voluntary or involuntary dissolution of the company, after payment in full of all amounts, if any, required to be paid to holders of any class or series of preferred stock ranking senior to the common stock in dissolution, the holders of our common stock are entitled to share ratably in all remaining assets of the company with any other class or series of capital stock ranking on a parity with the common stock.

        Other Matters.    Our common stock has no preemptive or conversion rights and is not subject to further calls or assessment by us. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

        Our amended and restated certificate of incorporation authorizes our board of directors to establish and issue one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

  •
  the number of shares of the series provided that the number of shares issued for all series of preferred stock and not cancelled does not exceed the total number of authorized shares of preferred stock,

  •
  whether the shares of the series are entitled to voting powers and if so, whether the voting powers are full or limited,

  •
  whether the shares of the series are subject to redemption and if so, the terms of the redemption,

  •
  whether dividends will be paid on shares of the series and if so, at what rate and whether they will be payable in preference to dividends payable on other classes or series of stock, and all other terms and conditions of such dividends,

  •
  rights upon a dissolution of, or distribution of assets of, the company,

  •
  whether shares of the series are convertible into or exchangeable for shares of another class or series of shares of the company and the terms and conditions of any such conversion or exchange,

  •
  whether shares of the series will be entitled to any sinking fund or similar requirements,

  •
  any rights that the holders of shares of the series may have to restrict our creation of indebtedness or our issuance of any additional shares or upon the payment of dividends or the making of other distributions on, or the purchase, redemption or other acquisition by the company or any of its subsidiaries of, any outstanding shares of the company, and

  •
  other relative, participating, optional or other special rights or qualification of, and limitations or restriction on, shares of the series.

        In the Recapitalization Transactions, we issued 26,491.635 shares of Series A Preferred Stock to Questor Partners, with a liquidation preference of $1,000 per share (as adjusted for any stock dividends, combinations or splits). The Series A Preferred Stock has a cumulative cash dividend at the rate of 16% per annum of the liquidation preference through January 14, 2005, 18% per annum of the liquidation preference from January 15, 2005 through January 14, 2006 and 20% per annum of the liquidation preference thereafter. In each case, a dividend at a rate of 12% per annum of the liquidation preference will be payable quarterly in cash. The remaining portion of the dividend is payable only upon the occurrence of certain specified liquidation events or a redemption of the Series A Preferred Stock, and it will bear interest in arrears at the current dividend rate, compounding on each dividend payment date. We have the right to, and Questor Partners, as the holders of the Series A Preferred Stock, have the right to cause us to, redeem stock at the earlier to occur of January 15, 2007, the closing of an initial public offering of our common stock or the sale of all or substantially all of the equity or assets of our company. We intend to use a portion of the net proceeds from this offering to redeem the Series A Preferred Stock upon the closing of this offering at a redemption price per share equal to the liquidation preference plus all accrued and unpaid dividends thereon and a premium of $250,000.

        Our amended and restated certificate of incorporation provides holders of the Series A Preferred Stock with limited voting rights. Without the prior written consent of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock we cannot amend, modify or alter our certificate of incorporation if the effect would be:

  •
  to change the rights, preferences or privileges of the Series A Preferred Stock, or

  •
  detrimental or adverse with respect to the rights of the holders of the shares of Series A Preferred Stock.

        Without the prior written consent of the holders of at least two-thirds of the shares of the Series A Preferred Stock, we also cannot:

  •
  create or authorize the creation of any additional class or series of capital stock,

  •
  increase the authorized amount of any additional class or series of capital stock, or

  •
  create or authorize any obligation or security convertible into any class or series of stock,

unless in all cases the stock so authorized ranks junior to the Series A Preferred Stock in all respects. Holders of the Series A Preferred Stock have no voting rights other than those set forth above, except as required by the Delaware General Corporation Law.

        In addition to the Recapitalization Warrants, we have issued warrants to certain of our employees and stockholders granting them the right to purchase, in the aggregate, less than 50 shares of our common stock.

        Immediately before the Recapitalization Transactions, we issued the Recapitalization Warrants. The Recapitalization Warrants cover 6,534,956 shares of our common stock. The exercise price will increase at a specified rate beginning February 1, 2005. The exercise price of the Recapitalization Warrants and the number of shares of common stock issuable upon exercise of the Recapitalization Warrants are subject to certain antidilution protection provisions. The Recapitalization Warrants may be exercised only on a cashless basis and only if they are in-the-money upon the closing of an initial public offering of our common stock or the sale of all or substantially all of the equity or assets of our company. The Recapitalization Warrants will be cancelled if they are out-of-the money upon the closing of any such transaction. We expect the Recapitalization Warrants will be in-the-money and therefore will be exercised immediately before completion of this offering.

Delaware Anti-Takeover Law and Certain Restrictive Provisions of our Amended and Restated Certificate of Incorporation

        Upon completion of this offering, we will be subject to the provisions of Section 203 of the Delaware General Corporation Law. This provision may have the effect of delaying, deterring or preventing a change in control of us without further actions by our stockholders. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the time that the stockholder became an interested stockholder unless: (i) before such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        A "business combination" includes a merger, asset or stock sale and certain other transactions with the interested stockholder. An "interested stockholder" generally is a person who owns 15% or more of the outstanding voting stock or who is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the three-year period immediately before the date on which it is sought to be determined whether such person is an interested stockholder. Because Questor Partners owned more than 15% of our common stock before we became a public company in this offering, Section 203 by its terms is not applicable to business combinations with Questor Partners even though Questor Partners owns 15% or more of our outstanding common stock.

        Some provisions of our amended and restated certificate of incorporation and bylaws may have the effect of delaying, deterring or preventing a change in control of us in the event of an extraordinary corporate transaction, such as a merger, reorganization, tender offer or sale of or transfer of all or substantially all of our assets. For example, our amended and restated certificate of incorporation and our bylaws contain certain provisions that:

  •
  classify our board of directors into three classes, each of which serves for a term of three years, with one class being elected each year,

  •
  permit the board of directors to issue "blank check" preferred stock without stockholder approval, as described above,

  •
  require at least 90 days (but not more than 120 days) advance notice by stockholders to the company regarding any director nomination or stockholder proposal to be voted upon by stockholders at any stockholder meeting (measured, with certain exceptions, from the first anniversary of the date of our last annual meeting or, in the case of our first annual meeting after the consummation of this offering),

  •
  prohibit stockholders from acting by written consent or calling a special meeting of stockholders, and

  •
  provide the board of directors with the sole power to fill vacancies on the board of directors.

        Because our board of directors is classified and our amended and restated certificate of incorporation and amended and restated bylaws do not otherwise provide, Section 141 of the Delaware General Corporation Law permits the removal of any member of the board of directors only for cause.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is            .

Listing

        We intend to apply for listing of our common stock on The Nasdaq National Market under the symbol "GEOL."

SHARES ELIGIBLE FOR FUTURE SALE

        Before this offering, there has been no public market for our common stock. Upon completion of this offering, we will have            shares of common stock outstanding and an additional            shares of common stock will be issuable upon the exercise of outstanding options and warrants. These amounts reflect: (i) the issuance of the Additional Pre-Offering Shares and (ii) the issuance of            options to purchase additional shares of our common stock. All of the shares to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. All of the remaining            shares of common stock held by our existing stockholders were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if the transaction qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, as described below. These shares of common stock are "restricted securities" as that term is defined in Rule 144. Subject to such restrictions and applicable law, as well as to the terms of the lock-up agreements discussed below, the holders of            shares of our common stock will be free to sell any shares of common stock they beneficially own commencing    days after the date of this prospectus and             at various times commencing 90 days after the date of this prospectus. Additional shares may be sold upon the exercise of outstanding stock options or warrants. See "Stock Options" below.

        We cannot make any predictions as to the number of shares that may be sold in the future or the effect, if any, that sales of these shares, or the availability of these shares for future sale, will have on the prevailing market prices of our common stock. Sales of a significant number of shares of our common stock in the public market, or the perception that these sales could occur, could adversely affect prevailing market prices of our common stock and could impair our ability to raise equity capital in the future.

Lock-Up Agreements

        Our executive officers, directors and all of the selling stockholders, who collectively will own substantially all of our outstanding common stock immediately before this offering, and we have agreed that, subject to limited exceptions, each will not, for a period of    days after the date of this prospectus, directly or indirectly:

  •
  offer, sell, agree to offer or sell any common stock except as part of this offering,

  •
  sell any option to purchase any common stock,

  •
  purchase any option to sell any common stock,

  •
  grant any option, right or warrant for the sale of any common stock,

  •
  lend or otherwise dispose of or transfer any common stock, or

  •
  request or demand that we file a registration statement related to the common stock without the prior written consent of Bear, Stearns & Co. Inc. and Citigroup Global Markets Inc. Bear, Stearns & Co. Inc. and Citigroup Global Markets Inc. may release all or a portion of the shares subject to the lock-up agreements at any time without prior notice. Bear, Stearns & Co. Inc. and Citigroup Global Markets Inc. do not have any current intention to release any portion of the securities subject to lock-up agreements.

        Notwithstanding anything contained in the lock-up agreements, we may grant options to acquire shares of our common stock and may issue and sell, and register under the Securities Act, common stock pursuant to any stock option plan in effect at the time of the pricing of this offering or upon conversion of securities outstanding at the time of pricing of this offering. Individuals may transfer securities subject to the lock-up agreements as bona fide gifts or to a trust for the direct or indirect benefit of such individual or his or her "immediate family," provided that the recipient agrees to the restrictions in the lock-up agreements.

Rule 144

        In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a person or persons whose shares are aggregated, including an affiliate, who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding, which will equal approximately            shares immediately after this offering, or

  •
  the average weekly trading volume of the common stock on The Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

        Rule 701, as currently in effect, permits resales of shares in reliance upon Rule 144 without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any of our employees, officers, directors or consultants who acquired shares from us in connection with a written compensatory plan or written employment agreement may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell their shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares.

Stock Options

        We intend to file one or more registration statements on Form S-8 under the Securities Act to register shares of our common stock subject to outstanding options or reserved for future issuance under the 2005 Plan. Upon completion of this offering, we expect options to purchase a total of            shares of our common stock to be outstanding and            shares to be reserved for future equity awards under the plan. Once a registration statement on Form S-8 is filed, our common stock issued upon exercise of outstanding options may be immediately resold in the open market, subject to the vesting restrictions of those options and the lock-up restrictions described above. None of the options granted under the 2005 Plan vest before                        .

Registration Rights

        Pursuant to a securityholders agreement, the other terms of which are described under "Certain Relationships and Related Transactions—Securityholders Agreement," we have granted registration rights to our stockholders that are parties to that agreement.

        Demand Registrations.    As a result of these registration rights, after we have completed this offering and upon the expiration or earlier waiver of the lock-up period imposed by the underwriters, some of our stockholders may require us to effect additional registration statements, or "demand registrations," registering the registrable securities held by the stockholder for sale under the Securities Act. Under the agreement, our stockholders and certain of their affiliates, including Questor Partners, OCM and Simon & Sons, may each request three demand registrations, so long as they then own at least 50% of the shares of common stock they owned as of December 20, 2004. After completion of this offering and the issuance of the Additional Pre-Offering Shares, these stockholders will beneficially own an aggregate            shares of our common stock, assuming the initial public offering price equals the midpoint of the price range set forth on the front cover of this prospectus. If a demand registration is underwritten and the managing underwriter advises us that marketing factors require a limitation on the number of shares to be underwritten, priority of inclusion in the demand registration generally is such that the stockholder initiating the demand registration receives first priority.

        Incidental Registrations.    In addition to our obligations with respect to demand registrations, if we propose to register any of our securities, other than a registration relating to our employee benefit plans or a corporate reorganization or other transaction under Rule 145 of the Securities Act, whether or not the registration is for our own account, we are required to give each of our stockholders that is party to the securityholders' agreement the opportunity to participate, or "piggyback," in the registration. If an incidental registration is underwritten and the managing underwriter advises us that marketing factors require a limitation on the number of shares to be underwritten, priority of inclusion in the demand registration generally is such that securityholders with piggyback rights will not have first priority with respect to the shares to be included in the registration.

        Other Registration Provisions.    The registration rights are subject to conditions and limitations, among them the right of the underwriters of an offering subject to the registration to limit the number of shares included in the offering. We generally are required to pay the registration expenses in connection with both demand and incidental registrations. Securities held by our stockholders will cease to be registrable securities under the agreement when, among other things, the stockholder may sell such shares without restriction under Rule 144(k) of the Securities Act. For additional information regarding sales under Rule 144(k), see the description above under the heading "Rule 144(k)."

U.S. FEDERAL INCOME TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS

        The following is a general discussion of the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our common stock by a non-U.S. holder. In general, a non-U.S. holder is a person or entity that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation or a foreign estate or trust. The test for whether an individual is a resident of the United States for federal estate tax purposes differs from the test used for federal income tax purposes. Some individuals, therefore, may be non-U.S. holders for purposes of the federal income tax discussion below, but not for purposes of the federal estate tax discussion, and vice versa.

        This discussion is based on the United States Internal Revenue Code of 1986, as amended (the "Code"), judicial decisions, administrative regulations and interpretations in effect as of the date of this prospectus, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances (including, without limitation, non-U.S. holders who are pass-through entities or who hold their common stock through pass-through entities) and does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction. Prospective holders should consult their own tax advisors with respect to the federal income and estate tax consequences of holding and disposing of our common stock in light of their particular situations and any consequences to them arising under the laws of any state, local or non-U.S. jurisdiction.

Dividends

        Subject to the discussion below, distributions, if any, made to a non-U.S. Holder of our common stock out of our current or accumulated earnings and profits generally will constitute dividends for U.S. tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be provided by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a non-U.S. holder generally must provide us with a properly-executed IRS Form W-8BEN certifying the non-U.S. holder's entitlement to benefits under that treaty. If such distributions exceed our current and accumulated earnings and profits for U.S. tax purposes, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock.

        There will be no withholding tax on dividends paid to a non-U.S. holder that are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States if a properly-executed IRS Form W-8ECI, stating that the dividends are so connected, is provided to us. Instead, the effectively connected dividends will be subject to regular U.S. income tax, generally in the same manner as if the non-U.S. holder were a U.S. citizen or resident alien or a domestic corporation, as the case may be, unless a specific treaty exemption applies. A corporate non-U.S. holder receiving effectively connected dividends may also be subject to an additional "branch profits tax," which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of the corporate non-U.S. holder's effectively connected earnings and profits, subject to certain adjustments. If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may obtain a refund of any excess amounts currently withheld if you file an appropriate claim for refund with the United States Internal Revenue Service.

Gain on Disposition of Common Stock

        A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of our common stock unless: (i) the gain is effectively connected with a trade or business of such holder in the United States and a specific treaty exemption does not apply to eliminate the tax, (ii) if a tax treaty would otherwise apply to eliminate the tax, the gain is attributable to a permanent establishment of the non-U.S. holder in the United States, (iii) in the case of non-U.S. holders who are nonresident alien individuals and hold our common stock as a capital asset, such individuals are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, (iv) the non-U.S. holder is subject to tax pursuant to the provisions of the Code regarding the taxation of U.S. expatriates or (v) we are or have been a "United States real property holding corporation" within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation. If we are treated as a U.S. real property holding corporation, gain realized by a non-U.S. holder on a disposition of our common stock will not be subject to U.S. federal income tax so long as: (a) the non-U.S. holder owned, directly or indirectly, no more than five percent of our common stock at all times within the shorter of (x) the five year period preceding the disposition or (y) the holder's holding period and (b) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will, or will continue to, qualify as being regularly traded on an established securities market.

Information Reporting Requirements and Backup Withholding

        Generally, we must report to the United States Internal Revenue Service the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. We send a similar report to the holder. Pursuant to tax treaties or certain other agreements, the United States Internal Revenue Service may make its reports available to tax authorities in the recipient's country of residence.

        Backup withholding will generally not apply to payments of dividends made by us or our paying agents to a non-U.S. holder if the holder has provided its federal taxpayer identification number, if any, or the required certification that it is not a U.S. person (which is generally provided by furnishing a properly-executed IRS Form W-8BEN), unless the payor otherwise has knowledge or reason to know that the payee is a United States person.

        Under current U.S. federal income tax law, information reporting and backup withholding will apply to the proceeds of a disposition of our common stock effected by or through a United States office of a broker unless the disposing holder certifies as to its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds where the transaction is effected outside the United States under certain circumstances. Backup withholding will apply to a payment of disposition proceeds if the broker has actual knowledge that the holder is a United States person.

        Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished timely to the United States Internal Revenue Service.

Federal Estate Tax

        The estates of nonresident alien individuals are subject to U.S. federal estate tax on property with a United States situs. Because we are a U.S. corporation, our common stock will be United States situs property and therefore will be included in the taxable estate of a nonresident alien decedent. This U.S.

federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent's country of residence.

        THE PRECEDING DISCUSSION OF UNITED STATES FEDERAL TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE HOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK.

UNDERWRITING

        Bear, Stearns & Co. Inc. and Citigroup Global Markets Inc. are acting as joint book-running managers of this offering, and, together with                         , are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we and the selling stockholders have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

Underwriter	Number of Shares
Bear, Stearns & Co. Inc.
Citigroup Global Markets Inc.

Total

        The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

        The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the front cover of this prospectus and some of the shares to dealers at the public offering price less a concession not to exceed $            per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $            per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us and the selling stockholders that the underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of shares of our common stock offered by them.

        The selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to            additional shares of common stock at the initial public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

        Our executive officers, directors and all of the selling stockholders, who collectively will own substantially all of our outstanding common stock immediately before this offering, and we have agreed that, subject to certain exceptions, for a period of            days from the date of this prospectus, each will not, directly or indirectly, without the prior written consent of Bear, Stearns & Co. Inc. and Citigroup Global Markets Inc. on behalf of the underwriters dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Bear, Stearns & Co. Inc. and Citigroup Global Markets Inc. in their sole discretion may release any shares subject to these lock-up agreements at any time without notice.

        At our request, the underwriters have reserved up to            % of the shares of common stock for sale at the initial public offering price to persons who are directors, officers or employees, or who are otherwise associated with us through a directed share program. The number of shares of common stock available for sale to the general public will be reduced by the number of directed shares purchased by participants in the program. Any directed shares not purchased will be offered by the underwriters to the general public on the same basis as all other shares of common stock offered. We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the Securities Act, in connection with the sales of the directed shares.

        Each underwriter has represented, warranted and agreed that:

  •
  it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulation 1995,

  •
  it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any shares included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us,

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares included in this offering in, from or otherwise involving the United Kingdom, and

  •
  the offer in the Netherlands of the shares included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

        Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares was determined by negotiations among us, the selling stockholders and the representatives. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after this offering.

        We intend to apply to have our common stock included for quotation on The Nasdaq National Market under the symbol "GEOL."

        The following table shows the estimated underwriting discounts and commissions that we and the selling stockholders are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

	Paid by GeoLogistics		Paid by Selling Stockholders
	No Exercise	Full Exercise	No Exercise	Full Exercise
Per share	$	$	$	$
Total	$	$	$	$

        In connection with this offering, Citigroup Global Markets Inc., on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in this offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while this offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc. repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of our common stock. They may also cause the price of our common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on The Nasdaq National Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We and the selling stockholders estimate that our respective portions of the total offering expenses excluding estimated underwriting discounts and commissions of this offering will be $                              and $                  .

        Citigroup Global Markets Inc. and Bear, Stearns & Co. Inc. are joint lead arrangers and joint book-running managers under our new $10.0 million secured term loans, which had a weighted average interest rate of 9.05% as of December 31, 2004. Citicorp North America, Inc., an affiliate of Citigroup Global Markets Inc., is the administrative agent under our $10.0 million secured term loans. Bear Stearns Corporate Lending Inc., an affiliate of Bear, Stearns & Co. Inc., is the syndication agent under our $10.0 million secured term loans. We intend to use a portion of the net proceeds from this offering to repay the outstanding principal and accrued interest under these loans.

        The underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

        A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

        We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

        The validity of our common stock offered hereby will be passed upon for us by Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania. Certain legal matters will be passed upon for the underwriters by Cravath Swaine & Moore LLP, New York, New York. Drinker Biddle & Reath LLP acts as counsel to Questor Partners Fund II, L.P. and certain of its affiliates from time to time in certain matters.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements and schedule at December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, as set forth in their report. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act, including the exhibits with the registration statement, with respect to the offer and sale of the shares pursuant to this prospectus. This prospectus does not contain all the information contained in the registration statement. For further information with respect to us and shares to be sold in this offering, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document to which we make reference are not necessarily complete.

        You may read a copy or any portion of the registration statement or any reports, statements or other information we file at the SEC's Public Reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You can receive copies of these documents upon payment of a duplicating fee by writing to the SEC. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings, including the registration statement, will also be available to you on the SEC's internet site.

        We currently are not required to file reports with the SEC. Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance with the requirements of the Securities Exchange Act, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the regional offices, public reference facilities and internet site of the SEC referred to above.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets at December 31, 2002 and 2003 and September 30, 2004 (unaudited)	F-3
Consolidated Statements of Operations for the years ended December 31, 2001, 2002 and 2003 and the nine months ended September 30, 2003 (unaudited) and September 30, 2004 (unaudited)	F-4
Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2002 and 2003 and the nine months ended September 30, 2003 (unaudited) and September 30, 2004 (unaudited)	F-5
Consolidated Statements of Redeemable Preferred Stock and Stockholders' Equity (Deficit) for the years ended December 31, 2001, 2002 and 2003 and the nine months ended September 30, 2004 (unaudited)	F-6
Notes to Consolidated Financial Statements	F-7
Financial Statement Schedule—Valuation and Qualifying Accounts	S-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
GeoLogistics Corporation

        We have audited the accompanying consolidated balance sheets of GeoLogistics Corporation (the "Company") as of December 31, 2002 and 2003, and the related consolidated statements of operations, consolidated statements of cash flows and consolidated statements of redeemable preferred stock and stockholders' equity (deficit) for each of the three years in the period ended December 31, 2003. Our audits also include the financial statement schedule listed in the index to consolidated financial statements. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of GeoLogistics Corporation at December 31, 2002 and 2003, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

        As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and other intangible assets.

/s/ Ernst & Young LLP

Orange County, California
March 5, 2004,
except for the last paragraph of Note 11, as to which the date is
December 20, 2004

GEOLOGISTICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31,		September 30,
	2002	2003	2004
			(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$17,229	$18,821	$24,732
Accounts receivable:
Trade, net of allowance for doubtful account of $17,048, $17,378 and $9,336 as of December 31, 2002 and 2003 and September 30, 2004, respectively	221,215	269,028	280,314
Other	40	4,371	4,166
Deferred income taxes	72	511	507
Prepaid expenses	13,093	11,384	12,248
Other current assets	8,847	8,626	8,060

Total current assets	260,496	312,741	330,027
Net property and equipment, at cost	45,751	49,600	44,817
Deferred income taxes	1,137	470	470
Goodwill and indefinite lived intangible assets	28,039	28,092	28,209
Restricted cash	7,023	10,702	8,806
Other assets	24,210	27,865	28,567

	$366,656	$429,470	$440,896

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$192,593	$226,509	$221,642
Accrued employee related expenses	22,183	25,976	27,407
Income taxes payable	10,033	6,740	6,523
Other current liabilities	36,951	40,090	39,791
Current portion of long-term debt	8,155	18,248	24,900

Total current liabilities	269,915	317,563	320,263
Stockholder notes	—	4,000	25,781
Other long-term debt, less current portion	42,144	54,219	50,813
Employee benefit liabilities	23,880	32,098	32,054
Other noncurrent liabilities	11,528	10,237	8,437
Minority interests	2,980	6,578	5,710

Total liabilities	350,447	424,695	443,058
Commitments and contingencies
Redeemable Preferred Stock:
Series A Preferred Stock, liquidation preference of $1,000 per share, 36,107 shares authorized and 36,100 shares issued and outstanding at December 31, 2002 and 2003 and September 30, 2004 (unaudited)	42,417	46,027	48,734
Series B Preferred Stock, liquidation preference of $1,000 per share, 24,000 shares authorized, issued and outstanding at December 31, 2002 and 2003 and September 30, 2004 (unaudited)	29,040	31,920	34,080
Series C Preferred Stock, initial liquidation preference of $1,000 per share, 35,000 shares authorized, issued and outstanding at December 31, 2002 and 2003 and September 30, 2004 (unaudited)	64,893	75,338	83,951
Series D Preferred Stock, initial liquidation preference of $1,000 per share, 88,000 shares authorized and 52,500, 73,000 and 73,000 shares issued and outstanding at December 31, 2002 and 2003 and September 30, 2004 (unaudited), respectively	84,630	135,605	152,958

Total redeemable preferred stock	220,980	288,890	319,723
Stockholders' Equity (Deficit):
Common stock, $0.001 par value, 5,000,000 shares authorized and 99,964 shares issued and outstanding at December 31, 2002 and 2003 and September 30, 2004 (unaudited)	—	—	—
Additional paid-in capital	—	—	—
Accumulated deficit	(201,262)	(278,202)	(315,461)
Accumulated other comprehensive loss	(3,509)	(5,913)	(6,424)

Total stockholders' equity (deficit)	(204,771)	(284,115)	(321,885)

	$366,656	$429,470	$440,896

See notes to consolidated financial statements.

GEOLOGISTICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Year Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
				(unaudited)
Revenues	$1,191,822	$1,226,831	$1,375,361	$991,091	$1,135,510
Transportation and other direct costs	918,400	925,822	1,054,784	758,408	879,800

Net revenues	273,422	301,009	320,577	232,683	255,710
Selling, general and administrative expenses	295,567	305,616	314,526	232,392	241,028
Restructuring charges	1,519	8,626	10,702	6,901	2,348
Depreciation and amortization	13,044	11,542	9,962	7,660	7,054

Operating (loss) income	(36,708)	(24,775)	(14,613)	(14,270)	5,280
Interest expense, net	9,557	4,124	5,921	3,721	7,528
Other expense (income), net	859	(1,036)	74	41	(1,863)

Loss from continuing operations before income taxes and minority interests	(47,124)	(27,863)	(20,608)	(18,032)	(385)
Provision for income taxes	4,764	5,431	5,214	3,918	3,869

Loss from continuing operations before minority interests	(51,888)	(33,294)	(25,822)	(21,950)	(4,254)
Minority interests	2,375	3,331	3,708	2,975	2,172

Loss from continuing operations	(54,263)	(36,625)	(29,530)	(24,925)	(6,426)
Discontinued operations:
Loss from operations of discontinued business segment, net of taxes	4,531	—	—	—	—
Loss on sale of discontinued business segment, net of taxes	9,714	—	—	—	—

Net loss before extraordinary item	(68,508)	(36,625)	(29,530)	(24,925)	(6,426)
Extraordinary item—gain on debt restructuring	(77,505)	—	—	—	—

Net income (loss)	8,997	(36,625)	(29,530)	(24,925)	(6,426)
Preferred stock dividends/accretion	49,113	30,837	47,410	39,674	30,833

Net loss applicable to common shares	$(40,116)	$(67,462)	$(76,940)	$(64,599)	$(37,259)

Pro forma net loss per common share: (unaudited)
Basic	$(7.69)	$(3.73)

Diluted	$(7.69)	$(3.73)

Pro forma number of weighted-average shares used for per share calculations (unaudited):
Basic shares	10,000,310	10,000,310

Diluted shares	10,000,310	10,000,310

See notes to consolidated financial statements.

GEOLOGISTICS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
				(unaudited)
Cash Flows From Operating Activities:
Net income (loss)	$8,997	$(36,625)	$(29,530)	$(24,925)	$(6,426)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Gain on debt restructuring	(77,505)	—	—	—	—
Loss from discontinued business	14,245	—	—	—	—
Loss (gain) on sale of property and equipment	2,635	(1,035)	522	9	(1,597)
Depreciation and amortization	13,044	11,542	9,962	7,660	7,054
Amortization of deferred items	817	157	345	196	240
Deferred income taxes	525	(117)	(76)	1,062	65
Change in operating assets and liabilities:
Accounts receivable-trade, net	28,292	(21,425)	(24,262)	(8,865)	(12,606)
Prepaid expenses and other current assets	1,989	3,761	(701)	343	(321)
Accounts payable and accrued expenses	(24,022)	20,728	11,364	951	(2,765)
Other	(3,024)	(3,640)	3,942	3,657	893

Net cash used in operating activities	(34,007)	(26,654)	(28,434)	(19,912)	(15,463)
Cash Flows From Investing Activities:
Purchases of property and equipment, net	(7,182)	(8,471)	(11,772)	(7,502)	(4,450)
Proceeds from the sale of net assets	624	4,111	2,552	1,305	3,118

Net cash used in investing activities	(6,558)	(4,360)	(9,220)	(6,197)	(1,332)
Cash Flows From Financing Activities:
(Repayments of) proceeds from revolving lines of credit, net	(50,007)	19,627	20,554	9,456	3,920
Proceeds from short-term notes payable	10,000	—	—	—	—
Payments on short-term notes payable	(10,000)	—	—	—	—
Proceeds from stockholder notes	—	—	4,000	—	21,000
Repayments of other long-term debt, net	(4,944)	(2,282)	(3,636)	(797)	(1,027)
Debt issuance costs	370	—	(518)	(366)	—
Issuance of preferred stock	87,900	19,894	20,500	15,500	—
Repurchase of common stock	(1,061)	(800)	—	—	—
Other equity transactions	(281)	—	—	—	—
Change in restricted cash	47	(2,908)	(3,679)	(3,512)	1,896
Dividend payments to minority interests	(1,982)	(3,205)	(417)	(417)	(2,781)

Net cash provided by financing activities	30,042	30,326	36,804	19,864	23,008
Net cash provided by discontinued operations	6,817	—	—	—	—
Effect of exchange rate changes on cash and cash equivalents	1,506	(2,266)	2,442	155	(302)

Net (decrease) increase in cash and cash equivalents	(2,200)	(2,954)	1,592	(6,090)	5,911
Cash and cash equivalents, beginning of period	22,383	20,183	17,229	17,229	18,821

Cash and cash equivalents, end of period	$20,183	$17,229	$18,821	$11,139	$24,732

Supplemental Disclosures:
Interest paid	$6,604	$4,667	$6,130	$3,678	$5,788

Income taxes paid	$3,600	$4,550	$7,032	$4,000	$3,066

Noncash preferred stock and common stock transactions	$20,002	$—	$—	$—	$—

New capital leases	$1,722	$853	$267	$131	$526

See notes to consolidated financial statements.

GEOLOGISTICS CORPORATION

CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

(in thousands, except share data)

	Redeemable Preferred Stock
			Common Stock				Accumulated Other Comprehensive Income (Loss)
					Additional Paid-In Capital	Accumulated Deficit		Total Stockholders' (Deficit)	Other Comprehensive Income (Loss)	Total Comprehensive Income (Loss)
	Shares	Amount	Shares	Amount
Balance, December 31, 2000	15,000	$19,713	2,112	$—	$50,832	$(163,893)	$(3,606)	$(116,667)
Repurchase/cancellation of common stock	—	—	(38)	—	(1,061)	—	—	(1,061)
Conversion of preferred stock	(15,000)	(20,235)	4,651	—	20,790	—	—	20,790
Issuance of common stock	—	—	93,239	—	1,273	—	—	1,273
Issuance of Series A Preferred Stock	36,100	34,036	—	—	—	—	—	—
Issuance of Series B Preferred Stock	24,000	23,672	—	—	—	—	—	—
Issuance of Series C Preferred Stock	35,000	33,159	—	—	—	—	—	—
Issuance of Series D Preferred Stock	32,500	30,791	—	—	—	—	—	—
Other equity transactions	—	—	—	—	(694)	—	—	(694)
Net income	—	—	—	—	—	8,997	—	8,997	$660	$9,657

Preferred stock dividends/accretion	—	49,113	—	—	(49,113)	—	—	(49,113)
Minimum pension liability	—	—	—	—	—	—	(396)	(396)
Foreign currency translation adjustment	—	—	—	—	—	—	1,056	1,056

Balance, December 31, 2001	127,600	170,249	99,964	—	22,027	(154,896)	(2,946)	(135,815)
Issuance of Series D Preferred Stock	20,000	19,894	—	—	—	—	—	—
Repurchase of common stock warrants	—	—	—	—	(1,095)	—	—	(1,095)
Other equity transactions	—	—	—	—	164	—	—	164
Net loss	—	—	—	—	—	(36,625)	—	(36,625)	$(563)	$(37,188)

Preferred stock dividends/accretion	—	30,837	—	—	(21,096)	(9,741)	—	(30,837)
Minimum pension liability	—	—	—	—	—	—	206	206
Foreign currency translation adjustment	—	—	—	—	—	—	(769)	(769)

Balance, December 31, 2002	147,600	220,980	99,964	—	—	(201,262)	(3,509)	(204,771)
Issuance of Series D Preferred Stock	20,500	20,500	—	—	—	—	—	—
Net loss	—	—	—	—	—	(29,530)	—	(29,530)	$(2,404)	$(31,934)

Preferred stock dividends/accretion	—	47,410	—	—	—	(47,410)	—	(47,410)
Minimum pension liability	—	—	—	—	—	—	(135)	(135)
Foreign currency translation adjustment	—	—	—	—	—	—	(2,269)	(2,269)

Balance, December 31, 2003	168,100	288,890	99,964	—	—	(278,202)	(5,913)	(284,115)
Net loss (unaudited)	—	—	—	—	—	(6,426)	—	(6,426)	$(511)	$(6,937)

Preferred stock dividends/accretion (unaudited)	—	30,833	—	—	—	(30,833)	—	(30,833)
Foreign currency translation adjustment (unaudited)	—	—	—	—	—	—	(511)	(511)

Balance, September 30, 2004 (unaudited)	168,100	$319,723	99,964	$—	$—	$(315,461)	$(6,424)	$(321,885)

See notes to consolidated financial statements.

GEOLOGISTICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Information as of and for the nine month periods ended September 30, 2003 and 2004 is unaudited)
(in thousands, except share and per share data)

1.    BASIS OF PRESENTATION

        Organization and Operations.    GeoLogistics Corporation ("GeoLogistics" or the "Company") is a non-asset based international freight forwarder headquartered in the United States. The Company provides air and ocean freight forwarding and logistics and customs brokerage services to its customers on a global basis and overland freight forwarding services to its customers in Europe.

        Principles of Consolidation.    The accompanying consolidated financial statements include the accounts of GeoLogistics and its majority owned subsidiaries. The Company records its investment in each unconsolidated affiliated company (20 to 50 percent ownership) based on the equity method of accounting. Other investments (less than 20 percent ownership) are recorded at cost. Intercompany accounts and transactions have been eliminated.

        Use of Estimates.    The financial statements have been prepared in conformity with U.S. generally accepted accounting principles and, as such, include amounts based on informed estimates and judgments of management. Actual results could differ from those estimates. Accounts affected by significant estimates include accounts receivable and accruals for transportation and other direct costs, tax contingencies, insurance claims, cargo losses and damage claims.

        Foreign Currency Translation.    The financial statements of subsidiaries outside the United States are generally measured using the local currency as the functional currency. Assets, including intangible assets, and liabilities of these subsidiaries are translated at the rate of exchange at the balance sheet date. Income and expenses are translated at average monthly rates of exchange. Translation adjustments are included in accumulated other comprehensive income (loss) in the accompanying consolidated balance sheets. Gains and losses from foreign currency transactions are included in results of operations. Transaction gains (losses) for the years ended December 31, 2001, 2002 and 2003 and the nine month periods ended September 30, 2003 and 2004 were $2,761, ($110), $2,936, $1,217 and $1,985, respectively, and are included in selling, general and administrative expenses. Accumulated foreign currency translation adjustment included in accumulated other comprehensive income (loss) was ($3,319), ($5,588) and ($6,099) as of December 31, 2002, 2003 and September 30, 2004, respectively.

        Reclassifications.    Certain amounts for prior years have been reclassified to conform to the 2003 and 2004 financial statement presentation.

        Financial Condition.    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of its liabilities in the normal course of conducting business.

        Beginning in 2002, management implemented a series of significant strategic initiatives intended to improve the operating results of the Company, reduce the level of cash used by operating activities and position the Company for future growth. The Company's operating plan anticipates the effects of the benefits from these activities, as well as additional restructuring activities contemplated for the remainder of 2004. The Company has undertaken a number of liquidity initiatives to obtain additional liquidity pursuant to borrowing arrangements available to certain of the Company's foreign subsidiaries and explored opportunities to secure a global credit facility or other financing arrangements to replace its revolving credit facility prior to its maturity in January 2005 (which has been extended to April 2006 — see Note 14).

        If the Company is unable to generate sufficient cash flow to finance its operations, it could be required to borrow additional amounts under its existing credit facilities to fund such operations. If the Company's cash and credit facilities are not sufficient to fund ongoing operations, the Company could be required to adopt one or more alternatives, such as reducing or delaying planned expansion or capital expenditures, selling or leasing assets or obtaining additional debt or equity financing. The Company will also continue to investigate strategic alternatives to improve its financial position, including the sale of non-core assets or a public offering of its common stock. There can be no assurance that any of these alternatives could be effected on satisfactory terms or at all.

        As of December 31, 2003 and September 30, 2004, the Company has cash and cash equivalents of $18,821 and $24,732, respectively, as well as additional borrowing capacity under its various credit facilities of $8,456 and $11,907, respectively (see Note 7). The Company also executed a letter of agreement dated December 24, 2003 with certain stockholders providing for a loan to the Company by such stockholders in the amount of $25,000. The Company borrowed $4,000 in December 2003 under such arrangement and borrowed the balance, $21,000, in January 2004.

        As of September 30, 2004, the Company reported that it was not in compliance with the tangible net worth covenant required under the loan agreement governing its credit facility with Congress Financial Corporation (Western) ("Congress") for the reporting period ended September 30, 2004. At the time of the reported breach, the Company and Congress had already agreed to modify the financial covenants in the agreement (see Note 14). However, the financial covenant modifications did not become effective prior to the due date for the period's required compliance certificate and, as a result, the Company reported the breach and simultaneously obtained a waiver of the default. At September 30, 2004, the Company was in compliance with all covenants associated with its other credit facilities.

        The Company believes that net cash provided by operations, borrowings available under its credit facilities and additional sources of liquidity (see Note 14) will provide it with sufficient resources to meet working capital requirements and other cash needs through at least the next twelve months.

        Interim Financial Information (Unaudited). The accompanying consolidated financial statements as of September 30, 2004 and for the nine month periods ended September 30, 2003 and 2004 are unaudited. In the opinion of management, these consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements included herein and include all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of financial statements for the interim periods.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Cash and Cash Equivalents.    Cash and cash equivalents include cash on hand, demand deposits, and short-term investments with original maturities of three months or less when purchased.

        Restricted Cash.    Restricted cash reflects cash which is on deposit as collateral for outstanding letters of credit, bank guarantees and surety bonds. In January 2004, $2,500 of the $10,702 December 2003 balance was released as a result of a reduction of an outstanding surety bond.

        Accounts Receivable.    Accounts receivable are presented at the amount the Company expects to collect. In addition to billings related to transportation costs, accounts receivable include disbursements made on behalf of the Company's customers for value added taxes, customs duties and freight insurance. The billings to customers for these disbursements are not recorded as gross revenue or transportation and other costs in our statements of operations. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. Management considers the following factors when determining the collectibility of specific customer accounts: customer credit worthiness, past transaction history with the customer, current economic and industry trends and changes in customer payment terms. If the financial condition of the Company's customers were to deteriorate and adversely affect their ability to make payments, additional allowances would be required. Based on management's assessment, the Company provides for estimated uncollectible amounts through a charge to earnings and a credit to a valuation allowance. Balances that remain outstanding after the Company has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to accounts receivable. Bad debt expense was $4,389, $5,460, $3,661, $2,125 and $1,505 for the years ended December 31, 2001, 2002 and 2003 and the nine month periods ended September 30, 2003 and 2004, respectively.

        Credit Risk Considerations.    A significant amount of the Company's revenues and accounts receivable is derived from operations outside of the United States. Such operations outside of the United States are susceptible to certain economic uncertainties that may be experienced from time to time in those foreign entities. The Company's operations are widely dispersed among Asia, Europe and the Americas (see Note 13).

        Financial Instruments.    The carrying value of cash and cash equivalents, accounts receivable and accounts payable approximates fair value at December 31, 2002 and 2003 and September 30, 2004, due to their short-term nature; the carrying value of the Company's revolving and other debt approximates fair value due to their variable interest rates and other factors.

        Property and Equipment.    Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation of owned assets and amortization of capital lease assets is provided using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the life of the lease or the useful life of the asset on a straight-line basis. Major repairs, refurbishments and improvements that significantly extend the useful lives of the related assets are capitalized. Maintenance and repairs are expensed as incurred. Estimated useful lives are as follows:

Buildings and leasehold improvements	5–40 years
Operating equipment and other	3–10 years
Transportation equipment	4–8 years
Capitalized software	3–5 years

        The Company capitalizes certain external direct costs of materials and services incurred in developing or obtaining internal-use computer software, and payroll related costs for employees who are directly associated with a project to develop internal-use computer software. Training costs and maintenance fees are expensed as incurred or, if such costs are included in the price of the software, they are allocated over the term of the service provided.

        Goodwill and Indefinite Lived Intangible Assets.    Goodwill and indefinite lived intangible assets include goodwill and trademarks. Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired entities. Provision for amortization of goodwill and indefinite lived intangible assets had, prior to January 1, 2002, been made on the straight-line method based upon the estimated useful life of the intangible asset.

        In January 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. Under the new rules, goodwill is no longer amortized, but is subject to impairment tests on an annual basis or more frequently if impairment indicators exist. During 2002 and 2003, the Company performed its required annual impairment tests, and no impairment was identified (see Note 6). The estimated fair value calculated and referred to above is an estimate based upon a number of assumptions. The actual fair value may vary significantly from its estimated fair value.

        Long-Lived Asset Impairment.    The Company reviews long-lived assets for impairment when events or changes in the business conditions indicate that their full carrying value may not be recovered. The Company considers assets to be impaired and writes them down to the fair value if the expected associated undiscounted cash flows are less than the carrying amounts. Fair value is the present value of the expected associated cash flows.

        Revenue Recognition.    Revenues and freight consolidation costs are recognized at the time the freight departs the terminal of origin, one of the methods authorized by Emerging Issues Task Force ("EITF") Issue No. 91-9, Revenue and Expense Recognition for Freight Services in Process. This method generally results in recognition of revenues and gross profit earlier than methods that do not recognize revenues until a proof of delivery is received. Revenues related to customs brokerage and other services are recognized upon completion of the services. Revenues recognized as an indirect air carrier or an ocean freight consolidator include the direct carriers' charges to the Company for carrying the shipment. Revenues recognized in other capacities include only the commission and fees received. In January 2002, EITF Issue No. 01-14, Income Statement Characterization of Reimbursements Received for "Out of Pocket" Expenses Incurred was effective for the Company. This issue clarified certain provisions of EITF Issue No. 99-19, Reporting Revenue Gross as a Principal versus Net as an Agent, and among other things established when reimbursements are required to be shown gross as opposed to net. The Company reports the costs of certain reimbursed incidental activities on a gross basis in revenues and cost of transportation.

        The Company derives its revenues from international freight forwarding services using a wide range of transportation modes, including: air, ocean, truck and rail. The Company also provides supply chain management services, such as warehousing, inventory management, order fulfillment, pick-and-pack services, light assembly and customs brokerage services. As a non-asset based carrier, the Company does not own or lease aircraft, ships or heavy-duty trucks. Rather, the Company generates the major portion of its air and ocean freight forwarding revenues by purchasing transportation capacity from independent air, ocean and overland transportation providers and reselling that capacity to its customers.

        Customs brokerage and other services involves providing services at destination, such as helping customers clear shipments through customs by preparing required documentation, calculating and providing for payment of duties and other taxes on behalf of the customers, as well as arranging for any required inspections by governmental agencies and arranging for delivery. Revenues related to customs brokerage and other services are recognized upon completion of the services.

        Arranging international shipments is a complex task. Each actual movement can require multiple services. In some instances, the Company is asked to perform only one of these services. However, in most instances, the Company may perform multiple services. Each of these services has an associated fee, which is recognized as revenue upon completion of the service. Typically, the fees for each of these services are quoted as separate components. However, customers on occasion will request an all-inclusive rate for a set of services. This means that the customer is billed a single rate for all services from pickup at origin to delivery at destination. In these instances, the revenue for origin and destination services, as well as revenue that will be characterized as freight charges, is allocated to branches as set by preexisting Company policy, supplemented in some instances by customer specific negotiations between the offices involved. Each of the Company's branches are independent profit centers and are evaluated on an individual basis. When services are provided under an all-inclusive rate, they are quoted and billed in an objective manner on a fair value basis.

        Advertising Costs.    The Company expenses all advertising costs in the period incurred. Advertising expense was $1,471, $1,249, $1,327, $921 and $1,100 for the years ended December 31, 2001, 2002 and 2003 and the nine month periods ended September 30, 2003 and 2004, respectively.

        Income Taxes.    Deferred income taxes are provided for temporary differences between the financial reporting basis and tax basis of assets and liabilities at current tax rates. The deferred income tax provision or benefit generally reflects the net change in deferred income tax assets and liabilities during the year. The current income tax provision reflects the tax consequences of revenues and expenses currently taxable or deductible in income tax returns for the year reported. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

        Redeemable Preferred Stock.    Redeemable preferred stock is recorded at the date of issuance at its fair value and is classified as mezzanine equity as the ability to redeem the shares of preferred stock is outside the control of the Company. Since the holders of the preferred stock have the ability to trigger events that would require redemption of the shares of the preferred stock, the preferred stock is considered immediately redeemable on the date of issuance. As such, the difference between the redemption amount and the carrying value was accreted at the date of issuance. Further, the preferred stock is accreted as a deemed dividend to its redemption amount, including any accrued but unpaid dividends since dividends accumulate regardless of whether or not declared by the board of directors.

        Stock Based Compensation.    The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its warrants issued to employees. All warrants granted had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant and the related number of shares granted were fixed. As such, no compensation expense was recorded in the years ended December 31, 2001, 2002 or 2003 or in the nine month periods ended September 30, 2003 and 2004. The Company has adopted the disclosure-only provisions of SFAS No. 123 Accounting for Stock Based Compensation, for purposes of warrants issued to employees. Had compensation costs been determined based on the fair value of the warrants at their grant date consistent with the provisions of SFAS No. 123, the Company's net loss would not have materially changed. The Company used the minimum value method to determine fair value of such warrants.

        Pro Forma Earnings Per Share.    Pro forma basic earnings per share ("basic EPS") is computed by dividing pro forma net income (loss) available to common stockholders (the numerator) by the pro forma weighted-average number of shares of common stock outstanding (the denominator) during the period. The pro forma weighted-average number of shares is determined by giving effect to significant equity transactions (e.g., stock splits, stock dividends, recapitalization transactions) occurring subsequent to the date of the financial statements. The computation of pro forma diluted earnings per share ("diluted EPS") is similar to the computation of pro forma basic EPS except that the denominator is increased to include the number of additional shares of common stock that would have been outstanding if dilutive potential shares of common stock had been issued using the treasury stock method. Potential shares of common stock include outstanding stock options and warrants to purchase shares of common stock, which were antidilutive for all periods presented.

        Accumulated Other Comprehensive Income (Loss).    Other comprehensive income (loss) in the Company's financial statements represents foreign currency translation adjustments resulting from the conversion of the financial statements of foreign subsidiaries from local currency to U.S. dollars and a minimum pension liability related to the Company's defined benefit pension plans.

Recent Accounting Pronouncements

        In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation ("FIN") No. 46, Consolidation of Variable Interest Entities. FIN 46 provides guidance on how to identify a variable interest entity ("VIE") and determine when the assets, liabilities, non-controlling interests and results of operations of a VIE need to be included in a company's consolidated financial statements. FIN 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. In December 2003, the FASB issued a revision to FIN 46 (FIN 46R), which provided additional guidance on the definition of a VIE and delayed the effective date for privately held companies until the beginning of the first annual reporting period beginning after December 15, 2004, except for entities created after December 31, 2003, which must be accounted for under FIN 46 or FIN 46R upon the initial involvement with the entities. The Company has evaluated the effects of this Interpretation's provisions on its consolidated financial position and results of operations and concluded that there was no effect.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 addresses certain financial instruments that, under previous guidance, could be accounted for as equity, but now must be classified as liabilities in statements of financial position. These financial instruments include: (a) mandatory redeemable financial instruments, (b) obligations to repurchase the issuer's equity shares by transferring assets, and (c) obligations to issue a variable number of shares. With limited exceptions, SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective for the Company in fiscal 2004. The adoption of SFAS No. 150 did not have a material impact on the Company's consolidated financial statements.

        In December 2003, the FASB issued SFAS No. 132 (revised 2003), Employers' Disclosures about Pensions and Other Postretirement Benefits, which replaces the previously issued Statement. The revised Statement increases the existing disclosures for defined benefit pension plans and other defined benefit postretirement plans. However, it does not change the measurement or recognition of those plans as required under SFAS No. 87, Employers' Accounting for Pensions, SFAS No. 88, Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. Specifically, the revised Statement requires companies to provide additional disclosures about pension plan assets, benefit obligations, cash flows and benefit costs of defined benefit pension plans and other defined benefit postretirement plans. Also, companies are required to provide a breakdown of plan assets by category, such as debt, equity and real estate and to provide certain expected rates of return and target allocation percentages for these asset categories. The Company has adopted the disclosure provisions of this pronouncement and has concluded that the adoption has no material impact on its consolidated financial statements (see Note 10).

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment. Statement 123(R) will require that the compensation cost relating to share-based payment transactions be recognized in the Company's financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS No. 123(R) addresses share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans. SFAS No. 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. FASB Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the notes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities will be required to apply SFAS No. 123(R) as of the first interim or annual reporting period that begins after June 15, 2005. Presently, this Statement has no effect on the Company's consolidated financial statements.

3.    DISCONTINUED OPERATIONS AND DIVESTITURE

        During 2001, the Company disposed of the operations of The Bekins Company ("Bekins"), a business segment consisting of Bekins Worldwide Solutions, Inc. and Bekins Van Lines Co. This segment was a United States based operation and provided household goods hauling and storage; inventory management, distribution and specialized truck transportation; and transportation and warehouse services for manufacturers and distributors of high value products.

        The Company completed the sale of the stock of Bekins for nominal cash proceeds. A loss on disposal of $9,714 was recorded in the accompanying consolidated statements of operations for 2001. Bekins' revenues were $175,771 for 2001. Interest under the Company's joint credit facility, under which Bekins and certain other GeoLogistics subsidiaries were co-borrowers through November 7, 2001, was allocated to the Bekins entities based on an average daily balance in the amount of $1,364 in 2001. The Company's consolidated financial statements for 2001 present Bekins as a discontinued operation.

4.    RESTRUCTURING AND OTHER RELATED CHARGES

        Beginning in 2002, the Company implemented a series of significant strategic initiatives intended to improve operating results, to reduce the levels of cash used by operating activities and to position the Company for future growth. As part of this process, the Company implemented a series of cost reduction initiatives to streamline operations and increase operational effectiveness, primarily in the Americas and the Europe/Middle East/Africa region ("EMEA"). These cost reduction initiatives included reducing headcount, lowering overhead expenses, consolidating unprofitable branches and eliminating excess facilities. The Company also reduced information technology costs by outsourcing certain non-strategic technology activities and reduced transportation costs by achieving more efficient consolidation of shipments destined for a common location. In addition, the Company streamlined order processing, cross-trained personnel and redesigned workflows at some of its large branches and warehouses. Although these initiatives were intended to reduce costs and improve operating results, the Company has incurred significant restructuring costs charges to implement them.

        During the year ended December 31, 2001, the Company recorded restructuring charges of $1,519, which were for severance relating to the termination of 85 administrative and operational employees, of which the Company paid $630 in 2001.

        During the year ended December 31, 2002, the Company recorded restructuring charges of $8,626. These restructuring charges consisted of (a) severance of $7,559 relating to the termination of 262 administrative and operational employees of which the Company paid $4,632 in 2002; and (b) costs related to the exit from leases of $1,067.

        During the year ended December 31, 2003, the Company recorded restructuring charges of $10,702. These restructuring charges consisted of (a) severance of $7,066 relating to the termination of 344 administrative and operational employees of which the Company paid $4,453 in 2003; and (b) costs related to the exit from leases of $3,636.

        During the nine months ended September 30, 2004, the Company recorded restructuring charges of $2,348. These restructuring charges consisted of (a) severance of $2,279 relating to the termination of 122 administrative and operational employees of which the Company paid $1,655 in the nine months ended September 30, 2004; and (b) costs related to the exit from leases of $69.

        The following table presents a summary of restructuring charges activity during the three year period ended December 31, 2003 and the nine month period ended September 30, 2004:

	Severance	Leases, Net of Sublet Income	Total
December 31, 2000 balance	$1,485	$167	$1,652
Charges	1,519	—	1,519
Usage	(1,743)	(167)	(1,910)

December 31, 2001 balance	1,261	—	1,261
Charges	7,559	1,067	8,626
Usage	(5,732)	773	(4,959)

December 31, 2002 balance	3,088	1,840	4,928
Charges	7,066	3,636	10,702
Usage	(7,541)	(1,250)	(8,791)

December 31, 2003 balance	2,613	4,226	6,839
Charges (unaudited)	2,279	69	2,348
Usage (unaudited)	(3,010)	(1,786)	(4,796)

September 30, 2004 balance (unaudited)	$1,882	$2,509	$4,391

        In June 2002, SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities was issued which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullified EITF 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for costs associated with an exit or disposal activity (including restructurings) be initially recognized when the liability is incurred and be measured at fair value. This represents a significant change from the provisions of EITF 94-3 under which such costs were generally recognized in the period in which an entity committed to an exit plan or plan of disposal, and which did not require the initial liability to be measured at fair value. The Company adopted the provisions of SFAS No. 146 effective January 1, 2003. Adoption of SFAS No. 146 had no material impact on the Company's consolidated financial position or results of operations.

        At December 31, 2002 and 2003 and September 30, 2004, $3,232, $5,137 and $4,189, respectively, of accrued restructuring costs were expected to be paid within one year and are reflected in other current liabilities, and $1,696, $1,702 and $202, respectively, of accrued restructuring costs were included in other non-current liabilities in the accompanying consolidated balance sheets.

        At September 30, 2004, the remaining restructuring liability by year of occurrence was $173, $3,259 and $958 for 2002, 2003 and 2004, respectively.

        In conjunction with the implementation of these strategic initiatives, the Company incurred other related charges that are included in selling, general and administrative expenses. Such charges included (a) recruiting and other costs incurred to build a new management team to effect the restructuring of the Company; (b) consulting costs related to organizational restructuring and business process reengineering activities to restructure branch processes to improve operational effectiveness; and (c) other related charges to support these efforts. These costs totaled $3,730, $9,329, $4,449 and $2,079 for the years ended December 31, 2002 and 2003 and the nine month periods ended September 30, 2003 and 2004, respectively. No such charges were incurred for the year ended December 31, 2001.

        In conjunction with certain business acquisitions completed in prior years, the Company recorded acquisition reserves related to the closure of duplicate administrative and warehouse facilities, consolidation of redundant business systems and reduction of personnel performing duplicate tasks. The Company used $1,804, $970 and $1,012 related to the aforementioned accruals during 2002, 2003 and the first nine months of 2004, respectively. As of December 31, 2002 and 2003 and September 30, 2004, the remaining acquisition accruals of $4,170, $3,200 and $2,188, respectively, related primarily to lease termination costs. Of these accruals, $1,252, $873 and $621 are included in other current liabilities at December 31, 2002 and 2003 and September 30, 2004, while the remainder of the balances are included in other noncurrent liabilities.

5.    PROPERTY AND EQUIPMENT

        Property and equipment (including in-process costs for assets not yet placed in service) and accumulated depreciation at December 31, 2002 and 2003 and September 30, 2004 consisted of the following:

	December 31,		September 30,
	2002	2003	2004
			(unaudited)
Land	$2,019	$2,608	$2,213
Buildings and leasehold improvements	32,451	40,163	37,722
Operating equipment and other	15,620	27,139	29,489
Transportation equipment	1,074	696	673
Capitalized software	18,233	18,844	20,462

	69,397	89,450	90,559
Less accumulated depreciation and amortization	(23,646)	(39,850)	(45,742)

Property and equipment, net	$45,751	$49,600	$44,817

        Depreciation expense was $11,307, $11,521, $9,975, $7,572 and $7,070 for the years ended December 31, 2001, 2002 and 2003 and the nine month periods ended September 30, 2003 and 2004, respectively.

6.    GOODWILL AND INDEFINITE LIVED INTANGIBLE ASSETS

        The following summarizes the pro forma effect of not amortizing goodwill and indefinite lived intangible assets for the year ended December 31, 2001 as if SFAS No. 142 non-amortization of goodwill provisions occurred for the year ended December 31, 2001.

December 31, 2001
Net loss before extraordinary item, as reported	$(68,508)
Amortization of goodwill and trademark	1,572

Net loss before extraordinary item, as adjusted	$(66,936)

Net income, as reported	$8,997
Amortization of goodwill and trademark	1,572

Net income, as adjusted	$10,569

        Goodwill amounted to $26,472 at December 31, 2002 and 2003 and at September 30, 2004. Indefinite lived intangible assets primarily consist of the Company's trademarks and amounted to $1,567, $1,620 and $1,737 at December 31, 2002 and 2003 and at September 30, 2004, respectively.

7.    LONG-TERM DEBT

        Long-term debt consists of the following:

		December 31,
	Interest Rates at December 31, 2003			September 30,
		2002	2003	2004
				(unaudited)
Revolving credit facility	4.50% - 6.84%	$40,071	$45,761	$47,784
Textron receivables based credit facility	6.00%	—	6,907	8,669
Other receivables based credit facilities	5.05% - 12.93%	743	8,700	8,463
Capital lease obligations, due in various installments	4.25% - 22.00%	1,394	639	834
Stockholder notes	16.00%	—	4,000	25,781
Other overdraft and credit facilities, primarily secured and subject to annual renewal	2.53% - 11.50%	8,091	10,460	9,963

		50,299	76,467	101,494
Less current portion		(8,155)	(18,248)	(24,900)

		$42,144	$58,219	$76,594

        The assets under capital leases represent primarily computer equipment included in property and equipment with a net book value as follows (see Note 14):

	December 31,
	2002	2003
Cost	$4,997	$3,172
Accumulated amortization	(3,481)	(1,989)

Net book value	$1,516	$1,183

        Future minimum payments of the Company's long-term debt (exclusive of payments for maintenance, insurance, taxes and other expenses related to capital leases) as of December 31, 2003 are as follows (see Note 14):

	Capital Leases	Debt	Total
2004	$370	$17,927	$18,297
2005	185	57,866	58,051
2006	101	28	129
2007	63	4	67
2008	6	2	8
Thereafter	6	1	7

	731	75,828	76,559
Less amounts representing interest	(92)	—	(92)

	$639	$75,828	$76,467

        Revolving Credit Facility (see Note 14).    The Company has a Loan and Security Agreement (the "Revolver") with Congress and its former United Kingdom affiliate, Burdale Financial Limited ("Burdale"). The Revolver was originally comprised of separate agreements, with different operating subsidiaries of the Company in the United States, Canada and the United Kingdom, with individual limitations on maximum borrowings and a letter of credit sub-limit. The Revolver is secured by liens on accounts receivable and general and specific liens on other assets of the Company. In addition, the Revolver places certain restrictions on the Company and the borrower subsidiaries, including limitations on asset sales, additional liens, incurrence of additional indebtedness, payment of dividends and limitations on affiliate transactions.

        The Revolver is tied to a borrowing base which allows the Company to borrow up to 85% of eligible billed receivables and 65% of eligible unbilled or accrued receivables (billed and unbilled receivables are defined in the agreements). Letters of credit reduce amounts available to borrow by 100% of the face value of letters of credit. Applicable interest rate spreads on the United States facilities are 0.5% above prime rate borrowings or 3.0% above the Eurodollar rate. The interest rate on the United Kingdom facility is variable and is calculated based on 3.0% above British pound LIBOR.

        In November 2001, in conjunction with an investment by Questor Partners Fund II, L.P. and certain related investment funds (see Note 11), and in order to facilitate the Bekins sale (see Note 3), the Company and Congress agreed to amend and split the United States facility into two separate facilities. As part of this amendment, the Company reduced the maximum credit limit on the Matrix International Logistics and GeoLogistics Americas, Inc. credit line to $30,000, eliminated the Canadian borrowing facility, extended the maturity of the Revolver to April 30, 2004 and revised the requirements under the existing financial covenants. In addition, the interest rate (which is subject to change upon the occurrence of certain events) under the United States facilities was reduced to 0.50% above the prime rate and the Company was granted the option to incur borrowings indexed to the Eurodollar rate.

        The aforementioned United States and United Kingdom facilities, with maximum credit limits of $30,000 and £17,000, respectively, were also amended to allow for a collective or individual increase or decrease to the maximum credit of either by $5,000, so long as the United States and United Kingdom facilities do not exceed $55,000 in aggregate. The letter of credit sub-limit is $12,000. The maturity of the United Kingdom tranche of the Revolver was extended to April 30, 2004 at that time. In August 2003, the maturity of the United States and United Kingdom tranches of the Revolver were extended to January 31, 2005. In November 2004, the maturity dates of the United Kingdom and United States tranches of the Revolver were extended to April 30, 2006.

        As of December 31, 2002 and 2003 and September 30, 2004, there were borrowings under the Revolver of $40,071, $45,761 and $47,784, respectively, and letters of credit outstanding under the Revolver of $4,327, $3,394 and $3,504, respectively. As of December 31, 2002 and 2003 and September 30, 2004, the Company had approximately $3,250, $1,068 and $0, respectively, of additional borrowing capacity under the Revolver and the related overdraft facility.

        Textron Receivables Based Credit Facility (see Note 14).    On March 26, 2003, the Company entered into a receivables sale agreement ("RSA") with Textron Financial Canada Limited (the "Purchaser"). Under the terms of the facility, the Purchaser agrees to purchase up to the Canadian dollar equivalent of $9,500 U.S. dollars of eligible accounts receivable offered for sale by the Company. The purchase price will be paid to the Company either in cash or in the form of letters of credit, issued by the Purchaser on behalf of the Company. Purchased receivables paid in cash will accrue a program fee at an annual rate equal to the Canadian prime rate plus 1.5%, while outstanding letters of credit will be subject to an annual fee of 3.25%. The Company will also pay servicing, accounting and other fees in connection with the RSA. The facility will expire on March 26, 2006, unless both parties consent to extend the facility.

        Other.    During 2003, the Company also obtained additional financing in a number of countries through credit facilities that allow for additional flexibility and use of existing resources. In aggregate, the committed line related to these additional credit facilities totaled approximately $33,849 and $33,751 as of December 31, 2003 and September 30, 2004, respectively. The additional borrowing capacity of all credit facilities (excluding the Revolver) at December 31, 2003 and September 30, 2004, was $7,388 and $11,907, respectively.

        At December 31, 2003, the Company was in compliance with covenants associated with its credit facilities. As of September 30, 2004, the Company was not in compliance with the tangible net worth covenant required under the loan agreement governing the credit facility with Congress. The loan agreement required a minimum tangible net worth of ($30,000) as of September 30, 2004, while the Company's tangible net worth, as calculated per the terms of the loan agreement, was ($30,386). At the time of the breach, the Company and Congress had already agreed to modify the financial covenants required under the loan agreement, including the tangible net worth covenant, and the execution of an amendment to the loan agreement making the modifications effective for the period ended September 30, 2004 was imminent. However, the financial covenant modifications did not become effective prior to the due date for the period's required compliance certificate and, as a result, the Company reported the breach in its compliance certificate and simultaneously executed a waiver of the default created by the breach and an amendment modifying the financial covenants, including the tangible net worth covenant, for all future reporting periods beginning October 31, 2004. The Company has been and continues to be current in its payments of principal and interest under the credit facility. At September 30, 2004, the Company was in compliance with all covenants associated with its other credit facilities.

        Stockholder Notes (see Note 14).    The Company signed a Letter of Agreement dated December 24, 2003 under which certain stockholders agreed to lend $25,000 to the Company. Pursuant to this agreement, the Company borrowed $4,000 in December 2003 and $21,000 in January 2004. These borrowings accrue interest from the date each loan is made until January 15, 2005 at the rate of sixteen percent (16.0%) per year and thereafter, at the rate of eighteen percent (18.0%) per annum. Interest is payable in cash at the rate of twelve percent (12.0%) per annum on the 15th day of each January, April, July and October, with the first such payment due April 15, 2004 and the remaining interest is added to principal on each interest payment date. The Letter of Agreement has a maturity date of June 2005.

        Debt Restructuring.    In March 2001, the Company exchanged its 9.75% Senior Notes (the "Notes") due October 15, 2007, in aggregate principal amount of $110,000, for 69,239 shares of common stock and 36,100 shares of Series A Preferred Stock (the "Exchange Offer"). Consents were received from holders of the Notes in order to (i) delete substantially all restrictive covenants and certain events of default under the Indenture dated as of October 29, 1997 (the "Indenture"), (ii) waive existing defaults under the Indenture, and (iii) release all claims arising under the Notes, including accumulated and unpaid interest.

        Terms of Exchange Offer.    Holders of Notes that were also stockholders of the Company, or affiliates thereof, received 12,077 shares of Series A (Class 1) Preferred Stock and 29,237 shares of common stock in exchange for all of the Notes held by such holders. Other holders of Notes received either 11,926 shares of Series A (Class 2) Preferred Stock or 12,097 shares of Series A (Class 3) Preferred Stock, plus 40,002 shares of common stock in exchange for all of the Notes held by such other holders. The Exchange Offer resulted in the issuance of 12,077, 11,926 and 12,097 shares of Series A (Class 1, 2 and 3) Preferred Stock, respectively, plus 69,239 shares of common stock.

        The Exchange Offer was accounted for as a "troubled debt restructuring." As such, the common stock and Series A Preferred Stock were recorded at their estimated aggregate common stock fair value of $34,982. The carrying value of the Notes ($110,000) plus accumulated interest thereon of $10,278 were discharged, the remaining unamortized debt issue costs of $4,536 were written off and an extraordinary gain on debt restructuring of $77,505 was recognized for the difference, net of direct transaction costs of $3,255.

8.    INCOME TAXES

        The Company and its United States ("U.S.") subsidiaries file a consolidated federal income tax return. Net operating loss carryforwards (which may be subject to the limitations imposed by Section 382 of the Internal Revenue Code and similar foreign laws) are as follows:

December 31, 2003
Domestic	$94,124
Foreign	152,854

Total	$246,978

        The domestic losses expire between 2011 through 2023. Approximately $144,000 of the foreign losses have an indefinite life, and the remainder of the losses expire between 2004 and 2012. Management believes that the realization of the entire net deferred tax assets related principally to such carryforwards is uncertain and has established a valuation allowance. The availability of the losses to offset future taxable income, both domestic and foreign, may be subject to various legal limitations such as those imposed under certain change of ownership rules and new legislative enactments that restrict the amounts of losses that can be applied against taxable income. Accordingly, the losses set forth above do not reflect all the potential limitations on a global basis which may reduce the amount of losses which can be carried forward.

        A U.S. income tax provision was not made for accumulated earnings for certain overseas subsidiaries because it is expected that such earnings will be reinvested overseas indefinitely. Determination of the amount of potential deferred tax liability is not practical.

        Sources of pretax income (loss) from continuing operations are summarized as follows:

	December 31,
	2001	2002	2003
Domestic	$(49,255)	$(28,355)	$(23,823)
Foreign	2,131	492	3,215

Total	$(47,124)	$(27,863)	$(20,608)

        The components of the net deferred income tax asset consist of:

	December 31,
	2002	2003
Deferred tax assets:
Net operating loss carry-forwards	$70,538	$98,208
Insurance reserves	1,089	494
Allowance for doubtful accounts	2,827	2,840
Property and equipment	10,361	10,389
Other assets	19,551	21,903

Gross deferred tax assets	104,366	133,834

Deferred tax liabilities:
Property and equipment	9,493	8,611
Other intangible assets	4,252	4,278
Other liabilities	5,387	7,758

Gross deferred tax liabilities	19,132	20,647
Valuation allowance	(84,025)	(112,206)

Net deferred tax assets	$1,209	$981

        The increase in the valuation allowance for 2003 of $28,181 is attributable to the increase in deferred tax assets, primarily due to the increase of net operating loss carry forwards. For 2002, the valuation allowance increased $18,288 primarily due to an increase in net operating loss carryforwards. For 2001, the valuation allowance decreased $40,310 primarily as a result of the reduction of net operating loss carryforwards as a result of the debt restructuring.

        Income tax provision (benefit) consisted of:

	December 31,
	2001	2002	2003
Current
Federal	$—	$—	$(62)
State	142	52	—
Foreign	4,097	5,496	5,352

Total current tax provision	4,239	5,548	5,290
Deferred
Federal	(208)	(82)	—
State	—	—	—
Foreign	733	(35)	(76)

Total deferred tax provision (benefit)	525	(117)	(76)

Provision for income taxes	$4,764	$5,431	$5,214

        A reconciliation of income tax provision (benefit) to the statutory corporate federal tax rate of 35% is as follows:

	December 31,
	2001	2002	2003
Statutory Tax Benefit	$(16,493)	$(9,752)	$(7,213)
Effects of:
Permanent differences	4,126	3,816	4,208
Foreign income taxed at various rates	546	2,526	(812)
State income taxes, net of federal benefit	142	52	(874)
Increase in valuation allowance	16,443	11,215	9,832
Foreign tax credit	—	(2,462)	—
Other, net	—	36	73

Total tax provision	$4,764	$5,431	$5,214

        Income tax provision for the nine months ended September 30, 2003 and 2004 included provisions primarily for the Company's foreign income taxes. As the Company does not expect to utilize any of its net operating losses ("NOL'S") generated in the nine months ended September 30, 2003 and 2004, a full valuation allowance has been established against these NOL'S. As the Company is in a net loss position with respect to federal income taxes in the United States, it did not pay any U.S. federal income taxes for those periods. Income tax expense has been provided for during the nine month periods ended September 30, 2004 based on estimated income tax rates for fiscal 2004 in applicable foreign countries.

9.    COMMITMENTS AND CONTINGENCIES

        Factoring of Accounts Receivable.    During 2001, one of the Company's foreign affiliates entered into a factoring agreement with its principal lender under which eligible accounts receivable are assigned on a pre-approved basis. At December 31, 2002 and 2003, the factoring charge amounted to approximately 1.7% and 3.1%, respectively, of the receivables assigned. Pursuant to the terms of the agreement, the foreign affiliate is required to maintain specified levels of working capital and meet specified financial capital requirements. As of December 31, 2003 and September 30, 2004, the foreign affiliate was in compliance with these covenants.

        During 2003, two of the Company's foreign affiliates entered into factoring agreements. At December 31, 2003, the factoring charge amounted to 1.0% of the receivables assigned. Pursuant to the terms of one of the agreements, the Company's foreign affiliate is required to maintain specified levels of total tangible net worth at no less than $6,400. As of December 31, 2003 and September 30, 2004, the foreign affiliate was in compliance with the covenant.

        Accounts receivable of the foreign affiliates was comprised of the following:

	December 31,
	2002	2003
Receivables assigned to factor	$2,494	$14,541
Advances from factor	—	(2,673)

Amounts due from factor	2,494	11,868
Unfactored accounts receivable	10,523	27,056
Allowance for doubtful accounts	(1,514)	(2,930)

	$11,503	$35,994

        Operating Leases.    The Company leases facilities and equipment under non-cancelable operating leases, which expire at various dates through 2026. Certain of these leases are subject to escalation clauses. Net rental expense for the years ended December 31, 2001, 2002 and 2003 was approximately $31,072, $31,179 and $31,473, respectively.

        Future minimum rental payments due (net of future sublet income and including amounts in restructuring) under non-cancelable operating leases at December 31, 2003 were as follows:

2004	$31,620
2005	23,039
2006	15,597
2007	11,331
2008	9,949
Thereafter	40,954

Total	$132,490

        Litigation and Contingent Liabilities.    The Company and its subsidiaries are also defendants in legal proceedings arising in the ordinary course of business and are subject to certain claims. The Company believes it has established adequate reserves for the total alleged liabilities. Although the outcome of the proceedings cannot be determined, it is the opinion of management that the resolution of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

        Insurance Claims.    Certain of the Company's insurance programs, primarily workers' compensation, public liability and property damage, and cargo loss and damage, are subject to substantial deductibles or retrospective adjustments. Accruals for insurance claims, except for cargo claims, are estimated for the ultimate cost of unresolved and unreported claims. Cargo claims are accrued for based on the Company's historical claims experience and management's judgment.

        Guarantee Arrangements.    At December 31, 2002 and 2003, the Company had standby letters of credit outstanding of approximately $46,700 and $35,200, respectively. These letters of credit collateralize the Company's obligations to third parties as part of the normal ongoing operations.

10.    PENSION PLAN AND OTHER BENEFITS

        Defined Benefit Plans.    The Company has a number of defined benefit pension plans that cover a substantial number of foreign employees. Retirement benefits are provided based on compensation as defined in the plans. The Company's policy is to fund these plans in accordance with local practice and contributions are made in accordance with actuarial valuations. The Company uses a December 31 measurement date for these plans. At December 31, 2003, each of the plans included in the aggregate table below has a projected benefit obligation which is in excess of the related fair value of the plan assets.

        The change in benefit obligation, change in plan assets and funded status of the plans are as follows:

	Year Ended December 31,
	2002	2003
Change in Benefit Obligation:
Projected benefit obligation at beginning of year	$92,221	$107,908
Service cost	2,485	2,599
Interest cost	5,935	6,072
Participant contributions	817	809
Actuarial losses	860	7,188
Benefits paid	(5,557)	(5,881)
Foreign exchange	11,147	14,373

Projected benefit obligation at end of year	$107,908	$133,068

        The increase in actuarial losses to $7,188 for 2003 was primarily the result of changing actuarial assumptions related to inflation and its effect on salary growth and pension expectations.

	December 31,
	2002	2003
Change in Plan Assets:
Fair value of plan assets at beginning of year	$81,594	$79,290
Actual return on plan assets	(8,897)	12,248
Company contributions	3,516	3,559
Benefits paid	(5,557)	(5,881)
Foreign exchange	8,634	9,506

Fair value of plan assets at end of year	$79,290	$98,722

Funded status of the plan	$(28,618)	$(34,344)
Unrecognized net actuarial loss	22,504	24,011
Unrecognized prior service cost	399	404
Unrecognized net transition obligation	86	90

Accrued benefit cost, net	$(5,629)	$(9,839)

Amounts recognized in the balance sheets consist of:
Prepaid pension cost included with other assets	$16,106	$19,320
Accrued pension cost included with accrued liabilities	(22,011)	(29,574)
Intangible assets	86	90
Accumulated other comprehensive loss	190	325

Net amount recognized at end of year	$(5,629)	$(9,839)

        The components of net periodic pension cost and the significant assumptions for the plans were as follows:

	Year Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
				(unaudited)
Service cost	$2,687	$2,530	$2,575	$1,931	$2,284
Interest cost	5,197	5,848	6,084	4,563	5,525
Expected return on plan assets	(6,245)	(6,132)	(5,888)	(4,416)	(5,525)
Net amortization and deferral	(19)	650	1,660	1,245	1,309

Net periodic pension cost	$1,620	$2,896	$4,431	$3,323	$3,593

        The following are the weighted-average assumptions used to determine net periodic benefit cost:

	December 31,
	2001	2002	2003
Discount rate	5.98%	5.74%	5.50%
Expected return on plan assets	6.93	6.91	7.39
Rate of compensation increase	3.79	2.79	2.80

        The following are the weighted-average assumptions used to determine the benefit obligations:

	December 31,
	2002	2003
Discount rate	5.50%	5.49%
Rate of compensation increase	2.79	3.18

        The Company's pension plan weighted-average asset allocations at December 31, 2002 and 2003, respectively, by asset category are as follows:

	Plan Assets at December 31,
	2002	2003
Asset Category:
Equity securities	53%	56%
Debt securities	41	38
Other	6	6

Total	100%	100%

        The following pension benefit payments, which reflect expected future service, as apporpriate, are expected to be paid:

2004	$5,455
2005	5,359
2006	5,387
2007	5,776
2008	5,835
Years 2009 through 2013	38,447

Total	$66,259

        Pension Plan Investment Policy.    Plan assets are managed to long-term strategic allocation targets. Those targets are developed by analyzing a variety of diversified asset class combinations, in conjunction with the projected liability, costs and liability duration of the pension plans. Periodic asset allocation studies are conducted and the targets are reviewed to determine if they require adjustment. Once allocation percentages are established, the portfolio is periodically rebalanced to those targets in a manner that maintains the target allocation and seeks to minimize trading costs. The pension plans seek to mitigate investment risk by investing across and within asset classes. The pension plans do not use market timing strategies, nor do they currently use financial derivative instruments to manage risk. Expected long-term rate of return assumptions are created using long-term historical returns and current market expectations for forecasts of inflation, interest rates and economic growth. The pension plans' investment managers are prohibited from short selling, trading on margin, trading warrants or trading derivatives. Limited hedging of currencies is allowed.

        Other Benefit Plans.    Retirement savings plans are available to substantially all North American salaried and nonunion hourly employees, which allow eligible employees to contribute a portion of their annual salaries to the plans. Matching contributions are made at the discretion of each subsidiary. Participants are immediately vested in their voluntary contributions plus actual earnings thereon. In the beginning of 2003, the Company announced that it was no longer matching contributions under the existing plan. In the prior years, the matching contributions were subject to various vesting schedules, ranging from immediate to seven years. Matching contributions were approximately $565, $627 and $156, respectively, for the years ended December 31, 2001, 2002 and 2003.

11.    REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

Redeemable Preferred Stock

        Impact of Debt Restructuring to Existing Stockholders.    Concurrent with the debt restructuring described in Note 7, "Long-Term Debt," the Company effected a 1 for 100 reverse stock split of the Company's pre-restructuring common stock and all of the pre-restructuring preferred stock shares were converted into 46,511 shares of common stock. As part of the Exchange Offer, the Company issued (a) 36,100 shares of Series A Preferred Stock and 69,239 shares of common stock in connection with the cancellation of $110,000 of Notes (together with accumulated interest thereon of $10,278) and (b) 24,000 shares of Series B Preferred Stock and 24,000 shares of common stock for $24,000. In November 2001, the Company sold 35,000 shares of Series C Preferred Stock and 32,500 shares of Series D Preferred Stock for $67,500. Both the Series A and Series B Preferred Stock were amended and restated due to the issuance of the Series C and D Preferred Stock.

        Terms of Amended and Restated Series A (Class 1, 2 and 3) Preferred Stock (see Note 14). The Exchange Offer resulted in the issuance of 1,208, 1,193 and 1,210 shares of Series A (Class 1, 2 and 3) Preferred Stock, respectively, plus 69,239 shares of common stock. Each class of Series A Preferred Stock is entitled to vote for one Class II member of the Board of Directors of the Company. No other voting rights exist.

        Each share of Series A Preferred Stock has a liquidation preference equal to one thousand dollars per share, ranks junior to the Series C Preferred Stock and the Series D Preferred Stock (collectively "Designated Preferred Stock"), but senior to the liquidation preference of any other capital stock of the Company. Holders of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, cumulative dividends equal to 10% per annum of the liquidation preference payable semi-annually. Beginning on April 2, 2006, dividends on the Series A Preferred Stock will become payable at a rate of 12% per annum. At December 31, 2002 and 2003, the aggregate amount of unpaid dividends on Series A Preferred Stock was $6,317 and $9,928, respectively.

        The Series A Preferred Stock restricts the payment of dividends on common stock until all shares of Series A Preferred Stock are redeemed, including the accumulated dividends. Holders of Series A Preferred Stock are not entitled to any preemptive or subscription rights and such shares are not subject to mandatory redemption other than in connection with a sale of the Company or the consummation of a registered public offering of debt or equity securities. Upon the sale of 5% of the common stock held by certain existing equity holders (other than Questor Partners Fund II, L.P., Questor Side-by-Side Partners II, L.P. and Questor Side-by-Side Partners II 3(c)(1), L.P. ("Questor")) to a third party at a purchase price greater than twenty five dollars per share, the holders of the Series A Preferred Stock have the option to redeem their shares, provided that no such redemption is permitted as long as any shares of Series C or Series D Preferred Stock are outstanding. The Company may redeem all or any portion of the Series A Preferred Stock at any time at a redemption price equal to the liquidation preference plus accrued and unpaid dividends, provided that all of the Series C and Series D Preferred Stock has previously been redeemed in full.

        Series B Preferred Stock.    Concurrently with the consummation of the Exchange Offer, the Company entered into a Unit Sale under which it sold an aggregate of 24,000 shares of common stock and 24,000 shares of Series B Preferred Stock to certain affiliates for aggregate cash consideration of $24,000. The Company used the proceeds of the Unit Sale to reduce its outstanding indebtedness under the United States tranche of the Revolver. Concurrently with such repayment, the Lender under the Revolver released $24,000 of letters of credit provided by affiliates of stockholders and permanently reduced the borrowing ability under the Revolver by $24,000.

        Terms of Amended and Restated Series B Preferred Stock (see Note 14).    The holders of Series B Preferred Stock are entitled to vote for one Class II member of the Board of Directors of the Company until such time as the Series B Preferred Stock has been redeemed in full.

        Each share of Series B Preferred Stock has a liquidation preference equal to one thousand dollars per share, ranks junior to the Designated Preferred Stock and the Series A Preferred Stock, but senior to common stock. Holders of Series B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, cumulative dividends equal to 12% per annum payable semi-annually. No such dividends have been declared. At December 31, 2002 and 2003, the aggregate amount of unpaid dividends on Series B Preferred Stock was $5,040 and $7,920, respectively.

        The Series B Preferred Stock restricts the payment of dividends on common stock until all shares of Series B Preferred Stock are redeemed, including the accumulated dividends. Holders of Series B

Preferred Stock are not entitled to any preemptive or subscription rights and such shares are not subject to mandatory redemption other than in connection with a sale of the Company, consummation of a registered public offering of debt or equity securities pursuant to which the Company receives net proceeds in excess of $5,000, provided that no such redemption is permitted as long as any shares of Series C or Series D Preferred Stock are outstanding. The Company may redeem all or any portion of the Series B Preferred Stock at any time, at a redemption price equal to the liquidation preference plus accrued and unpaid dividends, provided that all of the Series A, Series C and Series D Preferred Stock has been redeemed in full.

        Series C and Series D Preferred Stock (see Note 14).    In November 2001, the Company issued 35,000 shares of Series C Preferred Stock and 32,500 shares of Series D Preferred Stock to Questor for aggregate consideration of $67,500. The proceeds from the transaction were primarily used to pay down trade payables, accrued expenses and outstanding debt (see Note 7). In addition to the terms described below, the holders of the Series C and Series D Preferred Stock are entitled to collectively appoint all five Class I Directors until all such shares are redeemed in full.

        Each share of Series C Preferred Stock has an initial liquidation preference equal to one thousand dollars per share and has preferential rights equal to the Series D Preferred Stock, but senior to all other capital stock. The investment value ("Series C Investment Value") of the Series C Preferred shares immediately following their issuance was one thousand six hundred dollars per share, which amount increases at a 13% annual rate compounded semi-annually until the second anniversary of their issuance at which point the deemed investment value will be two thousand one hundred dollars per share. After the second anniversary, the Investment Value increases at a rate of 15% per annum compounded semi-annually. The Series C Investment Value represents the value due to the holders of the Series C Preferred Stock upon a sale of the Company (the "Series C Sale Preference Amount"). In addition, the Series C and Series D Preferred Stock is collectively entitled to participate in a portion of value attributable to the Company's shares of common stock over a specific amount (the "Participation Right").

        The Series C Preferred Stock restricts the payment of dividends on common stock and on Series A and Series B Preferred Stock until all Series C Preferred Stock are redeemed, including accumulated dividends. Holders of Series C Preferred Stock are not entitled to any preemptive or subscription rights. At any time after the first anniversary of the issuance date, the Company has the option to redeem not less than 50% of the originally issued Series C Preferred shares at a redemption price equal to a percentage of the Series C Sale Preference Amount declining from 120% to 100% between the first and the fourth anniversaries of issuance plus warrants to acquire shares of common stock of the Company having economic terms that mirror the Participation Right. At December 31, 2002 and 2003, the aggregate amount of unpaid dividends on the Series C Preferred Stock was $6,458 and $12,910, respectively.

        Each share of Series D Preferred Stock has an initial liquidation preference equal to one thousand dollars per share and has preferential rights equal to the Series C Preferred Stock, but senior to all other capital stock. The investment value ("Series D Investment Value") of the Series D Preferred shares immediately following their issuance was one thousand four hundred and fifty dollars per share, which amount increases at a 12% rate compounded semi-annually until the second anniversary of their issuance at which point the deemed investment value will be two thousand one hundred dollars per share. After the second anniversary, the Series D Investment Value increases at a rate of 15% per annum compounded semi-annually. The Series D Investment Value represents the value due to the holders of Series D Preferred Stock upon a sale of the Company (the "Series D Sale Preference Amount"). At December 31, 2002 and 2003, the aggregate amount of unpaid dividends on Series D Preferred Stock was $5,997 and $11,988, respectively.

        The Series D Preferred Stock restricts the payment of dividends on common stock and on Series A and Series B Preferred Stock until all Series D Preferred Stock are redeemed, including accumulated dividends. Holders of Series D Preferred Stock are not entitled to any preemptive or subscription rights. At any time after the first anniversary of the issuance date, the Company has the option to redeem not less than 50% of the originally issued Series D Preferred shares at a redemption price equal to a percentage of the Series D Sale Preference Amount declining from 120% to 100% between the first and the fourth anniversaries of issuance plus warrants to acquire shares of common stock of the Company having economic terms that mirror the Participation Right.

        In each of March 2002 and November 2002, the Company authorized and issued an additional 10,000 shares of Series D Preferred Stock to Questor at a purchase price of one thousand dollars per share for an aggregate purchase price of $10,000. In connection with these transactions (which in the aggregate raised $20,000 of proceeds that were used to fund operations), the prior options granted to Questor to purchase additional shares of Series D Preferred Stock of the Company provided for under the Series C and Series D Preferred Stock Purchase Agreement, dated as of October 2001, were terminated and new options were granted to Questor to purchase additional shares of Series D Preferred Stock at any time an availability deficiency or covenant default exists. Under this agreement, after November 1, 2002 and prior to December 31, 2004 (the "option period"), Questor will have an option (but not the obligation) to require the Company to sell an additional 5,000 shares of Series D Preferred Stock for an aggregate purchase price of $5,000 (or one thousand dollars per share).

        During 2003, the Company authorized and issued in aggregate an additional 20,500 shares of Series D Preferred Stock to Questor at a purchase price of one thousand dollars per share for an aggregate purchase price of $20,500.

Stockholders' Equity (Deficit)

        Accounting for Stock Based Compensation.    The Company issued warrants to purchase common stock to certain employees. These warrants generally vest ratably over one to four years. However, warrants issued prior to January 1, 1997 fully vest upon a registered public offering. The warrants expire in seven to ten years from the date of issuance. The Company has computed the valuation of the warrants using the minimum value method and has determined the value was not significant. The Company also issued warrants to purchase common stock to certain non-employees in connection with a financing and acquisition that occurred in 1996 that vested immediately.

        The following table presents the warrant activity for each of the years in the three year period ended December 31, 2003 and the nine month period ended September 30, 2004:

	Warrants	Weighted- Average Exercise Price
Outstanding at December 31, 2000	302	$33,440
Canceled/forfeited in 2001	(15)	42,670

Outstanding at December 31, 2001	287	32,960
Canceled/forfeited in 2002	(37)	45,000

Outstanding at December 31, 2002	250	31,200
Canceled/forfeited in 2003	(202)	28,020

Outstanding at December 31, 2003	48	47,230
Canceled/forfeited in 2004	(27)	45,740

Outstanding at September 30, 2004 (unaudited)	21	$49,130

Exercisable at:
September 30, 2004	21	$49,130

        As of December 31, 2003 and September 30, 2004, outstanding warrants have a remaining exercisable life ranging from one to four years. The exercise prices of the warrants range from four thousand to six thousand dollars per share.

        During the years ended December 31, 2001 and 2002, the Company repurchased 38 shares for $1,061 and 37 warrants for $1,095, respectively. There was no such activity for the year ended December 31, 2003 or the nine months ended September 30, 2004.

        Reservation of Shares of Common Stock for Preferred Shareholders.    89,997 shares of common stock have been reserved for issuance upon exercise of any warrants that may be issued upon redemption of the Series C and Series D Preferred Stock as described above.

        Dividends.    The Company's ability to pay cash dividends depends, in part, on the ability of its subsidiaries to pay cash dividends. The Company's subsidiaries are subject to certain legal restrictions under the laws of the jurisdictions in which they operate, and in some cases, restrictions under credit facilities, that limit their ability to declare and pay cash dividends.

        Equity Appreciation Rights Plan.    During 2002, the Company established an Equity Appreciation Rights plan to provide certain employees of the Company and related corporations the opportunity to participate in future equity distributions through Equity Appreciation Units ("Units") based on the occurrence of certain terminal events, as defined. Related corporations refers to any entity in which the Company maintains any equity interest, directly or indirectly, which is designated a related corporation by resolution of the Board of Directors. Units vest over a period of time specified in each unit award. As of December 31, 2003 and September 30, 2004, 445 and 1,199 of the Units were vested, respectively. Upon the occurrence of certain terminal events, the Company will pay the award participants the amounts as defined in the agreement, which are based on the Company's aggregate equity value, subject to a minimum threshold, as defined. No compensation expense will be recognized until the time that the specific events occur.

        Stock Options Issued Under an Exit Agreement.    During 2002, the Company issued stock options to a former employee to acquire; (a) 900 shares of common stock of the Company which were immediately vested and exercisable with an exercise price of ten cents per share and (b) 900 shares of common stock of the Company, which were also immediately vested and exercisable at an exercise price of $860.00 per share. These options remain exercisable until June 30, 2007, unless forfeited by breach of contract. The estimated fair value of these options at the date of grant was not material to the consolidated financial statements.

        Common Stock.    On December 20, 2004, the Company executed a reverse stock split on the existing common stock on a one-for-ten basis, whereby each ten shares of common stock were combined into one share of common stock. This transaction had an insignificant effect on the dollar value of amounts reported on the consolidated balance sheet, but decreased the Company's outstanding shares of common stock to 99,694 immediately following the transaction. The effects of the reverse stock split have been retroactively reflected for all periods presented.

12.   RELATED PARTY TRANSACTIONS

        The Company has entered into agreements with certain stockholders or their affiliates, under which the Company pays fees and provides expense reimbursements for management, financial advisory and other services. Management fees amounted to approximately $2,400 per annum. Cash paid for current and prior year management fees was $525, $668, $0, $0 and $1,200 for the years ended December 31, 2001, 2002 and 2003, and the nine month periods ended September 30, 2003 and 2004, respectively. As of December 31, 2002 and 2003, and the nine month period ended September 30, 2004, accrued management fees payable were $2,172, $4,855 and $5,603, respectively, and were included in other current liabilities on the Company's balance sheet.

        Other consulting fee and expense reimbursement payments associated with the above mentioned agreements amounted to $49, $851, $1,014, $894 and $1,458 for the years ended December 31, 2001, 2002 and 2003, and the nine month periods ended September 30, 2003 and 2004, respectively. As of December 31, 2002 and 2003, and the nine month period ended September 30, 2004, accrued fees payable were $488, $2,402 and $777, respectively, and were included in other current liabilities on the Company's balance sheet.

13.    BUSINESS SEGMENTS

        The Company operates in one reportable business segment of freight forwarding and operates in three primary geographic areas comprised of the Americas, EMEA and Asia Pacific. The Company provides its services through a global network of Company owned branches and independent agents. For purposes of evaluating its operating results, the Company's management considers the revenues, net revenues and operating (loss) income of the three geographic areas.

        Accounting policies for each geographic area are the same as those described in Note 2, "Summary of Significant Accounting Policies." Corporate expenses are comprised primarily of marketing costs, incremental information technology costs and other general and administrative expenses, which are separately managed. Geographic area assets exclude corporate assets. Corporate assets include cash and cash equivalents, capitalized software development costs and intangible assets. Information regarding the Company's operations by reportable business segment and geographic area is summarized below:

	Freight Forwarding
	Americas	EMEA	Asia Pacific	Freight Forwarding Total	Corporate & Eliminations	Total
Year Ended December 31, 2001
Revenues from external customers	$307,472	$598,736	$285,614	$1,191,822	$—	$1,191,822
Transactions between segments	38,791	64,065	57,196	160,052	(160,052)	—
Total revenues	346,263	662,801	342,810	1,351,874	(160,052)	1,191,822
Net revenues	66,148	140,098	67,176	273,422	—	273,422
Depreciation and amortization	5,639	3,606	1,997	11,242	1,802	13,044
Operating (loss) income	(39,511)	(3,251)	8,628	(34,134)	(2,574)	(36,708)
Identifiable assets	107,739	267,898	117,614	493,251	(146,767)	346,484
Year Ended December 31, 2002
Revenues from external customers	$294,021	$605,984	$326,826	$1,226,831	$—	$1,226,831
Transactions between segments	37,332	47,778	62,233	147,343	(147,343)	—
Total revenues	331,353	653,762	389,059	1,374,174	(147,343)	1,226,831
Net revenues	75,702	147,744	77,563	301,009	—	301,009
Depreciation and amortization	3,252	4,083	2,166	9,501	2,041	11,542
Operating (loss) income	(25,363)	(14,040)	16,065	(23,338)	(1,437)	(24,775)
Identifiable assets	93,234	299,063	137,335	529,632	(162,976)	366,656
Year Ended December 31, 2003
Revenues from external customers	$272,417	$724,576	$378,368	$1,375,361	$—	$1,375,361
Transactions between segments	36,942	56,053	85,145	178,140	(178,140)	—
Total revenues	309,359	780,629	463,513	1,553,501	(178,140)	1,375,361
Net revenues	71,529	168,981	80,067	320,577	—	320,577
Depreciation and amortization	2,155	4,234	2,146	8,535	1,427	9,962
Operating (loss) income	(17,193)	(8,602)	15,601	(10,194)	(4,419)	(14,613)
Identifiable assets	103,200	341,010	157,685	601,895	(172,425)	429,470
Nine Months Ended September 30, 2003 (Unaudited)
Revenues from external customers	$199,097	$528,521	$263,473	$991,091	$—	$991,091
Transactions between segments	26,295	40,747	56,841	123,883	(123,883)	—
Total revenues	225,392	569,268	320,314	1,114,974	(123,883)	991,091
Net revenues	51,863	124,390	56,430	232,683	—	232,683
Depreciation and amortization	1,753	3,288	1,597	6,638	1,022	7,660
Operating (loss) income	(14,909)	(6,701)	9,707	(11,903)	(2,367)	(14,270)
Identifiable assets	103,573	313,577	146,422	563,572	(175,322)	388,250
Nine Months Ended September 30, 2004 (Unaudited)
Revenues from external customers	$208,070	$590,557	$336,883	$1,135,510	$—	$1,135,510
Transactions between segments	31,043	49,485	55,465	135,993	(135,993)	—
Total revenues	239,113	640,042	392,348	1,271,503	(135,993)	1,135,510
Net revenues	51,695	139,120	64,895	255,710	—	255,710
Depreciation and amortization	883	3,120	1,727	5,730	1,324	7,054
Operating (loss) income	(4,699)	(2,700)	14,882	7,483	(2,203)	5,280
Identifiable assets	102,684	336,027	163,206	601,917	(161,021)	440,896

14.    SUBSEQUENT EVENTS (unaudited)

        Revolving Credit Facilities (see Note 7).    In November, the termination dates of the Burdale and Congress facility were extended from January 2005 to April 2006. In addition, Congress amended certain financial covenants and agreed to provide a temporary seasonal increase of $5,000 in total borrowing capacity, bringing Congress' total commitment to $35,000 until December 31, 2004 when it will be reduced to the originally agreed $30,000.

        Textron Receivables Based Credit Facility (see Note 7).    On December 3, 2004, a temporary seasonal increase of $950 under the credit facility provided to the Company's Canadian operating subsidiary by Textron Financial Canada Limited expired, reducing Textron's total commitment from $10,450 to the originally agreed $9,500.

        Secured Term Loans.    On December 28, 2004, the Company and certain of its U.S. and U.K. subsidiaries entered into secured term loans totaling $10,000 with Citicorp North America, Inc., Bear Stearns Corporate Lending, Inc. and their respective U.K. affiliates. The loans are secured by second liens on the collateral pledged under the Company's senior credit facilities, as well as certain other assets. Interest rates on the loans are variable and increase the longer the loans are outstanding. The initial interest rate on the U.K. loan is the adjusted U.S. dollar LIBOR rate plus a margin of 650 basis points. The initial interest rate on the U.S. loan is at the Company's option either the base rate plus a margin of 550 basis points or the adjusted U.S. dollar LIBOR rate plus a margin of 650 basis points. At December 31, 2004, the weighted average interest rate on these loans was 9.05%. Net proceeds from the loans were used for working capital and general corporate purposes. The term loans mature on the earlier of the maturity of the Congress and Burdale facilities (currently, April 30, 2006) or June 28, 2006.

        Other Debt (see Note 7).    On October 1, 2004, the £1,820 overdraft facility provided to the Company's U.K. operating subsidiary was reduced to £1,300. The reduction reflects a combination of both the sale of and decline in appraised value of certain real estate securing the facility.

        On October 14, 2004, the Company's Hong Kong operating subsidiary agreed to make certain changes to its existing banking facilities with The Bank of East Asia, Limited including the establishment of a new cash overdraft facility totaling HK$5,000.

        On December 15, 2004, the €1,200 one year term loan provided by Banco Commercial Portuguese to the Company's Portuguese operating subsidiary matured and was repaid. Also in December 2004, the Company's Portuguese operating subsidiary entered into a new loan agreement with Banco Santander Portugal for a one year unsecured term loan of €1,500 with a maturity of March 14, 2007. The loan requires the Company's Portuguese operating subsidiary to meet certain financial covenants and carries a variable interest rate based on the three month euro interbank offered rate plus one percent.

        Series A, C, and D Preferred Stock Conversion to Common Stock and Series B Cancellation (see Note 11). On December 20, 2004, all of the Company's issued and outstanding shares of Series A, Series C and Series D Preferred Stock (and all accrued and unpaid dividends on these shares) were converted into an aggregate of 9,900,346 shares of common stock. In addition, the Company's 24,000 shares of Series B Preferred Stock were cancelled.

        Conversion of Stockholder's Debt to New Series A Preferred Stock (see Note 7).    On December 20, 2004, 26,491.635 shares of new Series A Preferred Stock were issued to Questor. The new Series A Preferred Stock has an initial aggregate liquidation preference of approximately $26,492 ($1,000 per share), which was the amount of principal and accrued interest on debt owed by the Company that was surrendered in exchange for the new Series A Preferred Stock. The Series A Preferred Stock has a cumulative cash dividend at the rate of 16% per annum through January 14, 2005, 18% per annum from January 15, 2005 through January 14, 2006 and 20% per annum of the liquidation preference thereafter. In each case, a dividend at a rate of 12% per annum of the liquidation preference is payable quarterly in cash and the remaining portion of the dividend not paid in cash will bear interest in arrears at the current dividend rate, compounding on each dividend payment date. The Company has the right to, and Questor, as the holder of the new Series A Preferred Stock, has the right to cause the Company to, redeem the stock at the earlier to occur of January 15, 2007, the closing of an initial public offering of the Company's common stock or the sale of all or substantially all of the equity or assets or the Company.

        Warrants Covering Common Stock (see Note 11).    On December 20, 2004, immediately before the effectiveness of the conversion of the Series A and Series B Preferred Stock discussed above, the Company declared and paid as a dividend (a) on the Series A Preferred Stock warrants covering an aggregate of 1,306,991 notional shares of common stock and (b) on the Series B Preferred Stock warrants covering an aggregate of 5,227,965 notional shares of common stock. The warrants may be exercised only a cashless basis and are exercisable only if they are in-the-money upon the closing of an initial public offering of the Company's common stock or the sale of all or substantially all of the equity or assets of the Company. The warrants will be cancelled if they are out-of-the-money upon the closing of any such transaction.

        The following unaudited pro forma condensed consolidated balance sheet describes the effects of the (a) receipt of the secured term loans, (b) the Series A, Series C and Series D Preferred Stock conversion to common stock and the Series B cancellation, (c) the conversion of stockholder notes to new Series A Preferred Stock and (d) the issuance of warrants covering common stock, as if the transactions had occurred at September 30, 2004:

	Actual	Pro Forma Adjustments		Pro Forma
ASSETS
Current Assets:
Cash and cash equivalents	$24,732	$10,000	(a)	$34,732
Accounts receivable:
Trade, net	280,314			280,314
Other	4,166			4,166
Deferred income taxes	507			507
Prepaid expenses	12,248			12,248
Other current assets	8,060			8,060

Total current assets	330,027	10,000		340,027
Net property and equipment, at cost	44,817			44,817
Deferred income taxes	470			470
Goodwill and indefinite lived intangible assets	28,209			28,209
Restricted cash	8,806			8,806
Other assets	28,567			28,567

	$440,896	$10,000		$450,896

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$221,642			$221,642
Accrued employee related expenses	27,407			27,407
Income taxes payable	6,523			6,523
Other current liabilities	39,791	(711)	(b)	39,080
Current portion of long-term debt	24,900			24,900

Total current liabilities	320,263	(711)		319,552

Stockholder notes	25,781	(25,781)	(b)	0
Other long-term debt, less current portion	50,813	10,000	(a)	60,813
Employee benefit liabilities	32,054			32,054
Other noncurrent liabilities	8,437			8,437
Minority interests	5,710			5,710

Total liabilities	443,058	(16,492)		426,566

Commitments and contingencies
Redeemable Preferred Stock:
Series A Preferred Stock, liquidation preference of $1,000 per share, 36,107 shares authorized and 36,100 shares issued and outstanding at September 30, 2004, no pro forma shares authorized, issued and outstanding	48,734	(48,734)	(c)	—
Series B Preferred Stock, liquidation preference of $1,000 per share, 24,000 shares authorized, issued and outstanding at September 30, 2004, no pro forma shares authorized, issued and outstanding	34,080	(34,080)	(c)	—
Series C Preferred Stock, initial liquidation preference of $1,000 per share, 35,000 shares authorized, issued and outstanding at September 30, 2004, no pro forma shares authorized, issued and outstanding	83,951	(83,951)	(c)	—
Series D Preferred Stock, initial liquidation preference of $1,000 per share, 88,000 shares authorized and 73,000 shares issued and outstanding at September 30, 2004, no pro forma shares authorized, issued and outstanding	152,958	(152,958)	(c)	—
New Series A Preferred Stock, liquidation preference of $1,000 per share, no shares authorized, issued and outstanding at September 30, 2004, 30,000 pro forma shares authorized and 26,492 pro forma shares issued and outstanding	—	26,492	(b)	26,492

Total redeemable preferred stock	319,723	(293,231)		26,492
Stockholders' Equity (Deficit):
Common stock, $0.001 par value, 5,000,000 shares authorized and 99,964 shares issued and outstanding at September 30, 2004, 50,000,000 pro forma shares authorized and 10,000,310 pro forma shares issued and outstanding	—	10	(c)	10
Additional paid-in capital	—	319,713	(c)	319,713
Accumulated deficit	(315,461)			(315,461)
Accumulated other comprehensive loss	(6,424)			(6,424)

Total stockholders' equity (deficit)	(321,885)	319,723		(2,162)

	$440,896	$10,000		$450,896

(a)
Reflects cash proceeds from the funding of the secured term loans and the related incremental indebtedness.

(b)
Reflects elimination of principal and accrued interest due to Questor in connection with the cancellation of the stockholder notes held by them and the issuance of the new Series A Preferred Stock as consideration for that cancellation.

(c)
Reflects conversion of Series A, Series C and Series D Preferred Stock to common stock and cancellation of the Series B Preferred Stock.

        The following unaudited pro forma condensed consolidated statements of operations describe the effects of the (a) receipt of the secured term loans, (b) the Series A, Series C and Series D Preferred Stock conversion to common stock and the Series B cancellation, (c) the conversion of stockholder notes to new Series A Preferred Stock and (d) the issuance of warrants covering common stock, as if the transactions had occurred as of January 1, 2003:

	Year Ended December 31, 2003
	Actual	Pro Forma Adjustments			Pro Forma
Revenues	$1,375,361	$			$1,375,361
Transportation and other direct costs	1,054,784				1,054,784

Net revenues	320,577				320,577
Selling, general and administrative expenses	314,526				314,526
Restructuring charges	10,702				10,702
Depreciation and amortization	9,962				9,962

Operating loss	(14,613)				(14,613)
Interest expense, net	5,921		893	(a)	6,814
Other expense, net	74				74

Loss before income taxes and minority interests	(20,608)		(893)		(21,501)
Provision for income taxes	5,214				5,214
Minority interests	3,708				3,708

Net loss	(29,530)		(893)		(30,423)
Preferred stock dividends/accretion	47,410		(43,171)	(b)	4,239

Net loss applicable to common shares	$(76,940)		$42,278		$(34,662)

Basic net loss per common share	$(769.68)				$(3.47)

Diluted net loss per common share	$(769.68)				$(3.47)

Number of weighted-average shares used for per share calculations:
Basic shares	99,964		9,900,346	(c)	10,000,310
Diluted shares	99,964		9,900,346	(c)	10,000,310

(a)
Reflects $905 of additional interest expense on the secured term loans, which had a weighted-average interest rate as of December 31, 2004 of 9.05%, net of $12 of interest eliminated in connection with the exchange of the stockholder notes held by Questor for new Series A Preferred Stock.

(b)
Reflects $47,410 of eliminated preferred stock dividend accretion on Series A, B, C and D Preferred Stock, net of additional preferred stock accretion of $4,239 on the new Series A Preferred Stock, which bears an initial cumulative dividend rate of 16.0% and has an initial liquidation preference of $26,492.

(c)
Reflects the conversion of the existing Series A, Series C and Series D Preferred Stock into an aggregate of 9,900,346 shares of common stock.

        The Company has certain common stock options and warrants to purchase common stock that are not included in the calculation of pro forma diluted net loss per share because the effects are antidilutive. The stock options and warrants are described in Note 11.

	Nine Months Ended September 30, 2004
	Actual	Pro Forma Adjustments			Pro Forma
Revenues	$1,135,510	$			$1,135,510
Transportation and other direct costs	879,800				879,800

Net revenues	255,710				255,710
Selling, general and administrative expenses	241,028				241,028
Restructuring charges	2,348				2,348
Depreciation and amortization	7,054				7,054

Operating income	5,280				5,280
Interest expense, net	7,528		(2,263)	(a)	5,265
Other (income), net	(1,863)				(1,863)

(Loss) Income before income taxes and minority interests	(385)		2,263		1,878
Provision for income taxes	3,869				3,869
Minority interests	2,172				2,172

Net loss	(6,426)		2,263		(4,163)
Preferred stock dividends/accretion	30,833		(27,654)	(b)	3,179

Net loss applicable to common shares	$(37,259)		$29,917		$(7,342)

Basic net loss per common share	$(372.72)				$(0.73)

Diluted net loss per common share	$(372.72)				$(0.73)

Number of weighted-average shares used for per share calculations:
Basic shares	99,964		9,900,348	(c)	10,000,310
Diluted shares	99,964		9,900,348	(c)	10,000,310

(a)
Reflects three quarters, or approximately $679, of additional interest on the secured term loans, which had a weighted-average interest rate as of December 31, 2004 of 9.05%, net of three quarters, or approximately $2,942, of interest eliminated in connection with the exchange of the stockholder notes held by Questor for new Series A Preferred Stock.

(b)
Reflects $30,833 of eliminated preferred stock dividend accretion on Series A, B, C and D Preferred Stock, net of additional preferred stock accretion of $3,179 on the new Series A Preferred Stock, which bears an initial cumulative dividend rate of 16.0% and has an initial liquidation preference of $26,492.

(c)
Reflects the conversion of the existing Series A, Series C and Series D Preferred Stock into an aggregate of 9,900,346 shares of common stock.

        The Company has certain common stock options and warrants to purchase common stock that are not included in the calculation of pro forma diluted net loss per share because the effects are antidilutive. The stock options and warrants are described in Note 11.

GEOLOGISTICS CORPORATION

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Year	Charges to Costs and Expenses	Amounts Charged off (Net of Recoveries)	Other*	Balance at End of Year
Allowance for doubtful accounts
Year ended December 31, 2001	$15,987	$4,389	$(4,594)	$(738)	$15,044
Year ended December 31, 2002	15,044	5,460	(4,677)	1,221	17,048
Year ended December 31, 2003	17,048	3,661	(4,877)	1,546	17,378

*  Includes adjustments attributed to foreign exchange fluctuations.

S-1

Shares

Common Stock

PROSPECTUS

                        , 2005

Joint Book-Running Managers

Bear, Stearns & Co. Inc.	Citigroup

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the costs, other than estimated underwriting discounts and commissions, payable in connection with the sale of the common stock being registered. All amounts, except the SEC registration fee, The Nasdaq National Market listing fee and the NASD filing fee, are estimates.

Expenses	Amount
SEC registration fee		$20,598
NASD filing fee		18,000
Nasdaq National Market listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Transfer agent and registrar fees		*
Accounting fees and expenses		*
Blue Sky fees and expenses		*
Miscellaneous		*

Total	$	*

      *
      To be furnished by amendment.

Item 14.    Indemnification of Officers and Directors.

        Section 102 of the Delaware General Corporation Law allows a corporation to eliminate or limit the personal liability of its directors to the corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

        Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) that he or she actually and reasonably incurred in connection therewith.

        Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred in any such capacity, arising out of such person's status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145. All of our directors and officers are covered by insurance policies maintained by us against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

        Our amended and restated certificate of incorporation provides that each of our directors will have no personal liability to us or to our stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law; or

  •
  for any transaction from which the director derived any improper personal benefit.

        If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then, under our amended and restated certificate of incorporation, the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by law.

        Article VIII of our amended and restated certificate of incorporation provides that any person who was or is a party or a witness, or is threatened to be made a party or a witness, in any threatened, pending or completed action, suit or proceeding (including without limitation actions by or in the right of the corporation), whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director or officer of our company, or is or was serving, while a director or officer of our company, at our request as a director, officer, employee, agent, fiduciary or other representative of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, must be indemnified by us against all liabilities, expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement in connection with such action, suit or proceeding to the full extent not prohibited under Delaware law. Article VIII also provides that any person who is claiming indemnification under our amended and restated certificate of incorporation is automatically entitled to advances from us for the payment of expenses incurred by such person upon receipt of an undertaking by or on behalf of the person to repay such advances if it is ultimately determined that the person is not entitled to indemnification by us.

        In addition to these provisions in our amended and restated certificate of incorporation, we have entered into indemnification agreements with each of our executive officers and directors, a form of which will be filed as Exhibit 10.16 hereto. The indemnification agreements provide our directors and executive officers with further indemnification to the maximum extent not prohibited by the Delaware General Corporation Law.

        The form of Underwriting Agreement to be filed as Exhibit 1.1 hereto provides for indemnification by the underwriters of us and our officers and directors for certain liabilities, including matters arising under the Securities Act.

Item 15.    Recent Sales of Unregistered Securities.

        In the past three years, we have issued unregistered securities to a limited number of persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 3(a)(9) or 4(2) thereof.

        In March 2002, we sold 10,000 shares of Series D Preferred Stock to Questor Partners for $10.0 million. The stock was sold pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

        In November 2002, we sold 10,000 shares of Series D Preferred Stock to Questor Partners for $10.0 million. The stock was sold pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

        In connection with the March 2002 and November 2002 sales of Series D Preferred Stock, we issued to Questor Partners an option to purchase 15,000 shares of our Series D Preferred Stock. The option was issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

        During 2002, we issued a stock option to purchase 9,000 shares of our common stock at an exercise price of $0.01 per share and a stock option to purchase 9,000 shares of our common stock at an exercise price of $86.00 per share to a former employee. The options were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act. Following the Recapitalization Transactions, each of these options are exercisable for 900 shares of our common stock. The exercise prices of the options were also adjusted to $0.10 and $860.00 per share, respectively, as a result of the Recapitalization Transactions.

        During 2003, we sold 20,500 shares of Series D Preferred Stock to Questor Partners in a series of transactions for an aggregate purchase price of $20.5 million. The stock was sold pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

        In December 2004, we issued an aggregate of 9,900,346 shares of our common stock to certain holders of our then existing Series A, Series C and Series D Preferred Stock in exchange for their shares of such Preferred Stock. The common stock was issued pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act.

        In December 2004, we issued 26,491.635 shares of our new Series A Preferred Stock, which has an aggregate liquidation preference of approximately $26.5 million, to Questor Partners in exchange for approximately $26.5 million of debt and accrued interest owed by us to Questor Partners. The new Series A Preferred Stock was issued pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits.

Exhibit No.	Description
1.1	Form of Underwriting Agreement.*
3.1	Restated Certificate of Incorporation of GeoLogistics Corporation.
3.2	Bylaws of GeoLogistics Corporation.
3.3	Form of Amended and Restated Certificate of Incorporation of GeoLogistics Corporation.*
3.4	Form of Bylaws of GeoLogistics Corporation.*
4.1	Specimen common stock certificate.*
4.2	Warrant to Purchase Common Stock, dated as of September 30, 1997, issued to Ronald Jackson.
4.3	Warrant to Purchase Common Stock, dated as of September 30, 1997, issued to Ronald Jackson.
4.4	Warrant to Purchase Common Stock, dated as of September 30, 1997, issued to Ronald Jackson.
4.5	Warrant to Purchase Common Stock, dated as of December 18, 1997, issued to Hera Ventures Limited.
4.6	Warrant to Purchase Common Stock, dated as of December 18, 1997, issued to Cotech Company, Inc.
4.7	Warrant to Purchase Common Stock, dated as of December 31, 1997, issued to Abe Ranish.
4.8	Form of Warrant to Purchase Common Stock, dated as of December 16, 2004.
4.9
Recapitalization Agreement dated December 16, 2004, by and between GeoLogistics Corporation, Questor Partners Fund II, L.P., Questor Side-by-Side Partners II, L.P., Questor Side-by-Side Partner II 3(c)(1), L.P., TCW Special Credits Fund V — The Principal Fund, OCM Principal Opportunities Fund, L.P., William E. Simon & Sons, LLC, Logistical Simon, LLC, WESTINVEST, Inc., et al.*
4.10
Securityholders Agreement dated December 16, 2004 by and between GeoLogistics Corporation, Questor Partners Fund II, L.P., Questor Side-by-Side Partners II, L.P., Questor Side-by-Side Partner II 3(c)(1), L.P., TCW Special Credits Fund V — The Principal Fund, OCM Principal Opportunities Fund, L.P., William E. Simon & Sons, LLC, Logistical Simon, LLC, WESTINVEST, Inc., et al*
4.11
Second Lien Facility Agreement, dated as of December 28, 2004, between GeoLogistics Limited, Citigroup Global Markets Inc., Bear, Stearns & Co. Inc., Citicorp North America, Inc. and Bear Stearns Corporate Lending, Inc.
4.12
Second Lien Credit Agreement, dated as of December 28, 2004, between GeoLogistics Corporation, Citicorp North America, Inc., Bear Stearns Corporate Lending, Inc., Citigroup Global Markets Inc., Bear, Stearns & Co. Inc. and the Lenders party thereto.
4.13
Amended and Restated Loan and Security Agreement dated November 7, 2001 by and among Congress Financial Corporation (Western) and Matrix International Logistics, Inc., GeoLogistics Americas Inc., Airfreight Consolidators International, Inc. and LEP Fairs, Inc.

4.14
Amendment dated December 31, 2001 to Amended and Restated Loan and Security Agreement dated November 7, 2001 by and among Congress Financial Corporation (Western) and Matrix International Logistics, Inc., GeoLogistics Americas Inc., Airfreight Consolidators International, Inc. and LEP Fairs, Inc.
4.15
Second Amendment to Amended and Restated Loan and Security Agreement and Waiver dated November 7, 2001 by and among Congress Financial Corporation (Western) and Matrix International Logistics, Inc., GeoLogistics Americas Inc., Airfreight Consolidators International, Inc. and GeoLogistics Expo Services, LLC.
4.16
Third Amendment to Amended and Restated Loan and Security Agreement dated November 7, 2001 by and among Congress Financial Corporation (Western) and Matrix International Logistics, Inc., GeoLogistics Americas Inc., Airfreight Consolidators International, Inc. and GeoLogistics Expo Services, LLC.
4.17
Fourth Amendment dated November 4, 2004 to Amended and Restated Loan and Security Agreement and Waiver dated November 7, 2001 by and among Congress Financial Corporation (Western) and Matrix International Logistics, Inc., GeoLogistics Americas Inc., and GeoLogistics Expo Services, LLC.
4.18
Fifth Amendent to Amended and Restated Loan and Security Agreement dated November 7, 2001 by and among Congress Financial Corporation (Western) and Matrix International Logistics, Inc., GeoLogistics Americas Inc. and GeoLogistics Expo Services, LLC.
4.19	Amended and Restated Guaranty and Security Agreement dated November 7, 2001 by and between Congress Financial Corporation (Western) and GeoLogistics Corporation.
4.20	Amendment dated November 4, 2004 to Amended and Restated Guaranty and Security Agreement dated November 7, 2001 by and between Congress Financial Corporation (Western) and GeoLogistics Corporation.
4.21	Receivables Finance Facility dated March 31, 2000 between GeoLogistics Limited and Burdale Financial Limited.
4.22	Amendment dated March 28, 2001 to Receivables Finance Facility between GeoLogistics Limited and Burdale Financial Limited.
4.23	Amendment dated April 4, 2001 to Receivables Finance Facility between GeoLogistics Limited and Burdale Financial Limited.
4.24	Amendment dated April 9, 2001 to Receivables Finance Facility between GeoLogistics Limited and Burdale Financial Limited.
4.25	Amendment dated June 28, 2001 to Receivables Finance Facility between GeoLogistics Limited and Burdale Financial Limited.
4.26	Amendment dated November 7, 2001 to Receivables Finance Facility between GeoLogistics Limited and Burdale Financial Limited.
4.27	Amendment dated August 2003, to Receivables Finance Facility between GeoLogistics Limited and Burdale Financial Limited.
4.28	Guarantee and Debenture dated March 31, 2000 between GeoLogistics Limited, ACI Inc. Limited, LEP Transport Limited, GeoLogistics Expo Services Limited and Burdale Financial Limited.

Certain instruments defining the rights of holders of debt of the registrant have been omitted from this exhibit index because the amount of debt authorized under any such instrument does not exceed 10% of the total assets of the registrant and its subsidiaries. The registrant agrees to furnish a copy of any such instrument to the Securities and Exchange Commission upon request.
5.1	Opinion of Drinker Biddle & Reath LLP.*
10.1	Employment Agreement by and between GeoLogistics Corporation and William J. Flynn, dated August 1, 2002.*
10.2	Employment Agreement by and between GeoLogistics Corporation and Karl Nutzinger, dated April 1, 2003.*
10.3	Employment Agreement by and between LEP International Worldwide Limited and Wolfgang Hollermann, dated June 25, 2002.*
10.4	GeoLogistics Corporation 2002 Equity Appreciation Rights Plan.*
10.5	GeoLogistics Corporation 2005 Equity Incentive Plan.*
10.6	Management Services Agreement dated as of November 7, 2001 by and between GeoLogistics Corporation and Questor Management Company, LLC.*
10.7	Amendment dated December 16, 2004 to Management Services Agreement dated as of November 7, 2001 by and between GeoLogistics Corporation and Questor Management Company, LLC.*
10.8	Executive Management Agreement dated November 7, 2001 by and between GeoLogistics Corporation and Triton Partners (Restructuring) LLC.*
10.9	Amendment dated December 16, 2004 to Executive Management Agreement dated November 7, 2001 by and between GeoLogistics Corporation and Triton Partners (Restructuring) LLC.*
10.10	Executive Management Agreement dated as of October 31, 1996 by and between GeoLogistics Corporation and William E. Simon & Sons, L.L.C.*
10.11	Amendment dated November 7, 2001 to Executive Management Agreement dated as of October 31, 1996 by and between GeoLogistics Corporation and William E. Simon & Sons, L.L.C.*
10.12	Amendment dated December 16, 2004 to Executive Management Agreement dated as of October 31, 1996 by and between GeoLogistics Corporation and William E. Simon & Sons, L.L.C.*
10.13	Executive Management Agreement dated November 1, 1997 by and between GeoLogistics Corporation and TCW Special Credits Fund V — The Principal Fund and Oaktree Capital Management, LLC.*
10.14
Amendment dated November 7, 2001 to Executive Management Agreement dated November 1, 1997 by and between GeoLogistics Corporation and TCW Special Credits Fund V—The Principal Fund and Oaktree Capital Management, LLC.*
10.15
Amendment dated December 16, 2004 to Executive Management Agreement dated November 1, 1997 by and between GeoLogistics Corporation and TCW Special Credits Fund V—The Principal Fund and Oaktree Capital Management, LLC.*

10.16	Form of Director Indemnification Agreement.*
21.1	Subsidiaries of GeoLogistics Corporation.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.1).*
24.1	Power of Attorney (included on signature page).

*
To be filed by amendment.

(b)
Financial Statement Schedules.

        All schedules have been omitted because they are either inapplicable or the required information has been given in the consolidated financial statements or accompanying notes.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Ana, California on January 18, 2005.

GEOLOGISTICS CORPORATION
/s/ WILLIAM J. FLYNN
Name:	William J. Flynn
Title:	President and Chief Executive Officer

Power of Attorney

        KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned directors and officers of GeoLogistics Corporation hereby severally constitutes and appoints William J. Flynn and Stephen P. Bishop, and each of them, as his or her true and lawful attorney-in-fact and agent, each with full power of substitution for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-1 (including post-effective amendments) and any subsequent registration statement filed by GeoLogistics Corporation pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact, or any substitute, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIAM J. FLYNN William J. Flynn	President, Chief Executive Officer and Director	January 18, 2005
/s/ STEPHEN P. BISHOP Stephen P. Bishop	Executive Vice President and Chief Financial Officer	January 18, 2005
/s/ ROBERT D. DENIOUS Robert D. Denious	Director	January 18, 2005
/s/ MALCOLM T. HOPKINS Malcolm Hopkins	Director	January 18, 2005

/s/ JOHN A. JANITZ John A. Janitz	Director	January 18, 2005
/s/ MICHAEL D. MADDEN Michael D. Madden	Director	January 18, 2005
/s/ KEVIN PROKOP Kevin Prokop	Director	January 18, 2005
/s/ DOMINICK J. SCHIANO Dominick J. Schiano	Director	January 18, 2005

Exhibit Index

Exhibit No.	Description
1.1	Form of Underwriting Agreement.*
3.1	Restated Certificate of Incorporation of GeoLogistics Corporation.
3.2	Bylaws of GeoLogistics Corporation.
3.3	Form of Amended and Restated Certificate of Incorporation of GeoLogistics Corporation.*
3.4	Form of Bylaws of GeoLogistics Corporation.*
4.1	Specimen common stock certificate.*
4.2	Warrant to Purchase Common Stock, dated as of September 30, 1997, issued to Ronald Jackson.
4.3	Warrant to Purchase Common Stock, dated as of September 30, 1997, issued to Ronald Jackson.
4.4	Warrant to Purchase Common Stock, dated as of September 30, 1997, issued to Ronald Jackson.
4.5	Warrant to Purchase Common Stock, dated as of December 18, 1997, issued to Hera Ventures Limited.
4.6	Warrant to Purchase Common Stock, dated as of December 18, 1997, issued to Cotech Company, Inc.
4.7	Warrant to Purchase Common Stock, dated as of December 31, 1997, issued to Abe Ranish.
4.8	Form of Warrant to Purchase Common Stock, dated as of December 16, 2004.
4.9
Recapitalization Agreement dated December 16, 2004, by and between GeoLogistics Corporation, Questor Partners Fund II, L.P., Questor Side-by-Side Partners II, L.P., Questor Side-by-Side Partner II 3(c)(1), L.P., TCW Special Credits Fund V — The Principal Fund, OCM Principal Opportunities Fund, L.P., William E. Simon & Sons, LLC, Logistical Simon, LLC, WESTINVEST, Inc., et al.*
4.10
Securityholders Agreement dated December 16, 2004 by and between GeoLogistics Corporation, Questor Partners Fund II, L.P., Questor Side-by-Side Partners II, L.P., Questor Side-by-Side Partner II 3(c)(1), L.P., TCW Special Credits Fund V — The Principal Fund, OCM Principal Opportunities Fund, L.P., William E. Simon & Sons, LLC, Logistical Simon, LLC, WESTINVEST, Inc., et al*
4.11
Second Lien Facility Agreement, dated as of December 28, 2004, between GeoLogistics Limited, Citigroup Global Markets Inc., Bear, Stearns & Co. Inc., Citicorp North America, Inc. and Bear Stearns Corporate Lending, Inc.
4.12
Second Lien Credit Agreement, dated as of December 28, 2004, between GeoLogistics Corporation, Citicorp North America, Inc., Bear Stearns Corporate Lending, Inc., Citigroup Global Markets Inc., Bear, Stearns & Co. Inc. and the Lenders party thereto.
4.13
Amended and Restated Loan and Security Agreement dated November 7, 2001 by and among Congress Financial Corporation (Western) and Matrix International Logistics, Inc., GeoLogistics Americas Inc., Airfreight Consolidators International, Inc. and LEP Fairs, Inc.
4.14
Amendment dated December 31, 2001 to Amended and Restated Loan and Security Agreement dated November 7, 2001 by and among Congress Financial Corporation (Western) and Matrix International Logistics, Inc., GeoLogistics Americas Inc., Airfreight Consolidators International, Inc. and LEP Fairs, Inc.

4.15
Second Amendment to Amended and Restated Loan and Security Agreement and Waiver dated November 7, 2001 by and among Congress Financial Corporation (Western) and Matrix International Logistics, Inc., GeoLogistics Americas Inc., Airfreight Consolidators International, Inc. and GeoLogistics Expo Services, LLC.
4.16
Third Amendment to Amended and Restated Loan and Security Agreement dated November 7, 2001 by and among Congress Financial Corporation (Western) and Matrix International Logistics, Inc., GeoLogistics Americas Inc., Airfreight Consolidators International, Inc. and GeoLogistics Expo Services, LLC.
4.17
Fourth Amendment dated November 4, 2004 to Amended and Restated Loan and Security Agreement and Waiver dated November 7, 2001 by and among Congress Financial Corporation (Western) and Matrix International Logistics, Inc., GeoLogistics Americas Inc., and GeoLogistics Expo Services, LLC.
4.18
Fifth Amendent to Amended and Restated Loan and Security Agreement dated November 7, 2001 by and among Congress Financial Corporation (Western) and Matrix International Logistics, Inc., GeoLogistics Americas Inc. and GeoLogistics Expo Services, LLC.
4.19	Amended and Restated Guaranty and Security Agreement dated November 7, 2001 by and between Congress Financial Corporation (Western) and GeoLogistics Corporation.
4.20	Amendment dated November 4, 2004 to Amended and Restated Guaranty and Security Agreement dated November 7, 2001 by and between Congress Financial Corporation (Western) and GeoLogistics Corporation.
4.21	Receivables Finance Facility dated March 31, 2000 between GeoLogistics Limited and Burdale Financial Limited.
4.22	Amendment dated March 28, 2001 to Receivables Finance Facility between GeoLogistics Limited and Burdale Financial Limited.
4.23	Amendment dated April 4, 2001 to Receivables Finance Facility between GeoLogistics Limited and Burdale Financial Limited.
4.24	Amendment dated April 9, 2001 to Receivables Finance Facility between GeoLogistics Limited and Burdale Financial Limited.
4.25	Amendment dated June 28, 2001 to Receivables Finance Facility between GeoLogistics Limited and Burdale Financial Limited.
4.26	Amendment dated November 7, 2001 to Receivables Finance Facility between GeoLogistics Limited and Burdale Financial Limited.
4.27	Amendment dated August 2003, to Receivables Finance Facility between GeoLogistics Limited and Burdale Financial Limited.
4.28	Guarantee and Debenture dated March 31, 2000 between GeoLogistics Limited, ACI Inc. Limited, LEP Transport Limited, GeoLogistics Expo Services Limited and Burdale Financial Limited.

Certain instruments defining the rights of holders of debt of the registrant have been omitted from this exhibit index because the amount of debt authorized under any such instrument does not exceed 10% of the total assets of the registrant and its subsidiaries. The registrant agrees to furnish a copy of any such instrument to the Securities and Exchange Commission upon request.
5.1	Opinion of Drinker Biddle & Reath LLP.*

10.1	Employment Agreement by and between GeoLogistics Corporation and William J. Flynn, dated August 1, 2002.*
10.2	Employment Agreement by and between GeoLogistics Corporation and Karl Nutzinger, dated April 1, 2003.*
10.3	Employment Agreement by and between LEP International Worldwide Limited and Wolfgang Hollermann, dated June 25, 2002.*
10.4	GeoLogistics Corporation 2002 Equity Appreciation Rights Plan.*
10.5	GeoLogistics Corporation 2005 Equity Incentive Plan.*
10.6	Management Services Agreement dated as of November 7, 2001 by and between GeoLogistics Corporation and Questor Management Company, LLC.*
10.7	Amendment dated December 16, 2004 to Management Services Agreement dated as of November 7, 2001 by and between GeoLogistics Corporation and Questor Management Company, LLC.*
10.8	Executive Management Agreement dated November 7, 2001 by and between GeoLogistics Corporation and Triton Partners (Restructuring) LLC.*
10.9	Amendment dated December 16, 2004 to Executive Management Agreement dated November 7, 2001 by and between GeoLogistics Corporation and Triton Partners (Restructuring) LLC.*
10.10	Executive Management Agreement dated as of October 31, 1996 by and between GeoLogistics Corporation and William E. Simon & Sons, L.L.C.*
10.11	Amendment dated November 7, 2001 to Executive Management Agreement dated as of October 31, 1996 by and between GeoLogistics Corporation and William E. Simon & Sons, L.L.C.*
10.12	Amendment dated December 16, 2004 to Executive Management Agreement dated as of October 31, 1996 by and between GeoLogistics Corporation and William E. Simon & Sons, L.L.C.*
10.13	Executive Management Agreement dated November 1, 1997 by and between GeoLogistics Corporation and TCW Special Credits Fund V — The Principal Fund and Oaktree Capital Management, LLC.*
10.14
Amendment dated November 7, 2001 to Executive Management Agreement dated November 1, 1997 by and between GeoLogistics Corporation and TCW Special Credits Fund V—The Principal Fund and Oaktree Capital Management, LLC.*
10.15
Amendment dated December 16, 2004 to Executive Management Agreement dated November 1, 1997 by and between GeoLogistics Corporation and TCW Special Credits Fund V—The Principal Fund and Oaktree Capital Management, LLC.*
10.16	Form of Director Indemnification Agreement.*
21.1	Subsidiaries of GeoLogistics Corporation.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Drinker Biddle & Reath LLP (included in Exhibit 5.1).*
24.1	Power of Attorney (included on signature page).

*
To be filed by amendment.

QuickLinks

GeoLogistics Corporation Map of Locations
TABLE OF CONTENTS
PROSPECTUS SUMMARY
The Offering
Summary Consolidated Financial Data
RISK FACTORS
Risks Related to Our Business and Industry
Risks Related to this Offering and Ownership of Our Common Stock
FORWARD-LOOKING STATEMENTS
RECENT DEVELOPMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
Unaudited Pro Forma Condensed Consolidated Balance Sheet As of September 30, 2004 (in thousands, except share data)
Unaudited Pro Forma Condensed Consolidated Statement of Operations Year Ended December 31, 2003 (in thousands, except share data)
Unaudited Pro Forma Condensed Consolidated Statement of Operations Nine Months Ended September 30, 2004 (in thousands, except share data)
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OUR INDUSTRY
BUSINESS
Distribution of Net Revenue by Trade Lane — Air and Ocean(1)
Net Revenue by Geographic Region
Net Revenue by Industry
MANAGEMENT
Summary Compensation Table
Long-Term Incentive Plans—Awards in Last Fiscal Year
PRINCIPAL AND SELLING STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
GEOLOGISTICS CORPORATION CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
GEOLOGISTICS CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except share and per share data)
GEOLOGISTICS CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
GEOLOGISTICS CORPORATION NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Information as of and for the nine month periods ended September 30, 2003 and 2004 is unaudited) (in thousands, except share and per share data)
GEOLOGISTICS CORPORATION
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
Power of Attorney
Exhibit Index